AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 24, 2000
                                           REGISTRATION STATEMENT NO. 333-33822
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                AMENDMENT NO. 2
                                       TO

                                   FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                               ANDRX CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                ---------------

              FLORIDA                    65-0366879
  (STATE OR OTHER JURISDICTION OF     (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)   IDENTIFICATION NO.)

                          DR. ELLIOT F. HAHN, PRESIDENT
                                ANDRX CORPORATION
                           4001 SOUTHWEST 47TH AVENUE
                         FORT LAUDERDALE, FLORIDA 33314
                                 (954) 584-0300
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES AND AGENTS FOR
                               SERVICE OF PROCESS)
                                 ---------------
                          COPIES OF COMMUNICATIONS TO:

             DALE S. BERGMAN, P.A.
            MICHAEL D. KARSCH, P.A.                 JONATHAN I. MARK, ESQ.
                BROAD AND CASSEL                    CAHILL GORDON & REINDEL
            201 SOUTH BISCAYNE BOULEVARD                80 PINE STREET
              MIAMI, FLORIDA 33131                 NEW YORK, NEW YORK 10005
           TELEPHONE: (305) 373-9400               TELEPHONE: (212) 701-3000
           TELECOPIER: (305) 373-9443             TELECOPIER: (212) 269-5420
                                     ---------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                ---------------

================================================================================

                                6,350,000 SHARES


                            [ANDRX CORPORATION LOGO]

                                 COMMON STOCK

                               ----------------

     Andrx Corporation is offering 5,185,128 shares of common stock and a selling shareholder is offering 1,164,872 shares of our common stock in a firmly underwritten offering. We will not receive any proceeds from the sale of shares of common stock by the selling shareholder.

                               ----------------

     Our common stock is quoted on the Nasdaq National Market under the symbol "ADRX." The last reported sale price of our common stock on the Nasdaq National Market on May 23, 2000, was $50.00 per share.


                               ----------------

     INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 5.

                                                Per Share     Total
                                               -----------   ------
Offering Price                                 $48.00        $304,800,000
Discounts and Commissions to Underwriters      $ 2.34        $ 14,859,000
Offering Proceeds to Andrx                     $45.66        $236,752,944
Offering Proceeds to a Selling Shareholder     $45.66        $ 53,188,056

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


     Some selling shareholders have granted the underwriters the right to purchase up to 952,500 additional shares of common stock to cover any over-allotments. The underwriters can exercise this right at any time within 30 days after the offering. The underwriters expect to deliver the shares of common stock to investors on May 30, 2000.


                          JOINT BOOK-RUNNING MANAGERS

BANC OF AMERICA SECURITIES LLC                          BEAR, STEARNS & CO. INC.

                               ----------------

CIBC WORLD MARKETS                                              UBS WARBURG LLC

                               ----------------

                                  May 24, 2000

                               TABLE OF CONTENTS


                                                                                          PAGE
                                                                                         -----
Note Regarding Forward-Looking Statements ............................................     ii
Prospectus Summary ...................................................................     1
Risk Factors .........................................................................     5
Use of Proceeds ......................................................................    12
Price Range of Common Stock and Dividend Policy ......................................    13
Capitalization .......................................................................    14
Selected Consolidated Financial Data .................................................    15
Unaudited Pro Forma Condensed Consolidated Financial Data ............................    16
Management's Discussion and Analysis of Financial Condition and Results of Operations     23
Business .............................................................................    32
Management ...........................................................................    50
Selling Shareholders .................................................................    52
Description of Capital Stock .........................................................    53
Shares Eligible for Future Sale ......................................................    55
Underwriting .........................................................................    56
Legal Matters ........................................................................    58
Experts ..............................................................................    58
Where You Can Find More Information ..................................................    58
Index to Financial Statements ........................................................    F-1


                               ----------------
     As used in this prospectus, the terms "we," "us," "our," the "Company" and "Andrx" mean Andrx Corporation and its subsidiaries and the term "common stock" means Andrx Corporation's common stock, $0.001 par value per share (unless the context indicates a different meaning).


     The information in this prospectus gives effect to two-for-one stock splits in June 1999 and April 2000. Unless otherwise stated, all information contained in this prospectus assumes no exercise of the over-allotment option granted to the underwriters.


     The underwriters are offering the shares subject to various conditions and may reject all or part of any order.

     We were incorporated on August 28, 1992 under the name "Andrx Pharmaceuticals, Inc.," commenced operations and assumed our present name in November 1992. We are located at 4001 Southwest 47th Avenue, Fort Lauderdale, Florida 33314. Our telephone number is (954) 584-0300 and our website address is www.andrx.com. The website address of Cybear, Inc., Andrx' majority owned subsidiary, is www.cybear.com. Information contained on our websites is not part of this prospectus.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS


     We caution readers that certain important factors may affect our actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to have been made in this prospectus or which are otherwise made by us or on our behalf. For this purpose, any statements contained in this prospectus that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may", "will", "expect", "believe", "anticipate", "intend", "could", "would", "estimate", or "continue" or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. Factors which may affect our results include, but are not limited to, the risks and uncertainties of being a company which has only commercialized a few products, relies on new technologies, has limited manufacturing experience, faces current and potential competitors with significant technical and marketing resources, needs future capital and depends on collaborative partners and on key personnel. We are also subject to the risks and uncertainties of being a drug delivery company, including changes in regulatory scheme, compliance with government regulations and patent infringement and other litigation. Additionally, we are subject to risks and uncertainties of being a drug distribution company including, but not limited to, decreasing gross profits. In addition, our Internet based healthcare solutions subsidiary is subject to the risks and uncertainties of an early development stage Internet company including, but not limited to, limited operating history, uncertainty of market acceptance, changes in technology, operating losses, and dependence on the adoption of the Internet by the healthcare industry. We are also subject to other risks detailed herein or detailed from time to time in our filings with the U.S. Securities and Exchange Commission.

                              PROSPECTUS SUMMARY

     THIS IS ONLY A SUMMARY AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE MORE DETAILED INFORMATION CONTAINED IN THIS PROSPECTUS AND ALL OTHER INFORMATION, INCLUDING THE FINANCIAL INFORMATION AND STATEMENTS WITH NOTES, AS DISCUSSED IN THE "WHERE YOU CAN FIND MORE INFORMATION" SECTION OF THIS PROSPECTUS.

                               ANDRX CORPORATION

OVERVIEW


     We formulate and commercialize controlled-release oral pharmaceuticals using our proprietary drug delivery technologies. We market and sell our generic or bioequivalent versions of Cardizem/registered trademark/ CD and Dilacor XR/registered trademark/. Through our distribution operations, we also sell drugs manufactured by third parties primarily to independent pharmacies, pharmacy chains which do not maintain their own central warehousing facilities and pharmacy buying groups. Through our Cybear subsidiary, we develop Internet applications to improve the efficiency of day-to-day administrative and communications tasks for various participants in the healthcare industry.

     We have eight proprietary drug delivery technologies that we have patented for certain applications or for which we have filed for patent protection for certain applications. We believe our technologies are flexible and can be modified to apply to a variety of pharmaceutical products. We use our proprietary drug delivery technologies and formulation skills to develop:


     /bullet/ bioequivalent versions of selected controlled-release brand name pharmaceuticals; and

   /bullet/ brand name controlled-release formulations of existing immediate-release or controlled-release drugs where we believe that the application of our drug delivery technologies may improve the efficacy or other characteristics of those products.


     We believe that pharmaceutical companies are increasingly using controlled-release drug delivery technologies to improve drug therapy. Controlled-release drug delivery technologies generally provide more consistent and appropriate drug levels in the bloodstream than immediate-release dosage forms and may improve drug efficacy and reduce side effects by releasing drug dosages at specific times and in specific locations in the body. These technologies also allow for the development of "patient-friendly" dosage forms, which reduce the number of times a drug must be taken, thus improving patient compliance.


PRODUCT DEVELOPMENT AND COMMERCIALIZATION

 BIOEQUIVALENT CONTROLLED-RELEASE PHARMACEUTICALS


     We market and sell our bioequivalent versions of Cardizem CD and Dilacor XR. The U.S. Food and Drug Administration, or FDA, recently gave us tentative approval of the Abbreviated New Drug Applications, or ANDAs, for our bioequivalent versions of Prilosec/registered trademark/ and Naprelan/registered trademark/. Prilosec and Naprelan had U.S. brand sales in excess of $3.5 billion in 1999. We do not expect to begin marketing our bioequivalent version of Prilosec before the favorable resolution of related patent litigation or the expiration of the composition of matter patent in April 2001, and this period may be extended for six months under regulatory provisions that reward pediatric studies. We filed ANDAs and are awaiting FDA approval for seven additional products, bioequivalent versions of Tiazac/registered trademark/, Wellbutrin SR/registered trademark/, Zyban/registered trademark/, K-Dur/registered trademark/, Depakote/registered trademark/, Claritin D-24/registered trademark/ and Lodine/registered trademark/ XL. These products had U.S. brand sales of approximately $2.2 billion in 1999. Additionally, ANCIRC, our 50/50 joint venture with Watson Pharmaceuticals, Inc., contemplates the development of up to eight bioequivalent products, two of which, our bioequivalent versions of Trental/registered trademark/ and Oruvail/registered trademark/, have been approved by the FDA.

     We currently intend to develop 25 additional bioequivalent versions of either controlled-release or difficult to copy drugs, including the remaining products to be developed by ANCIRC. Total U.S. sales for the brand versions of these products were approximately $8.0 billion in 1999. We continually evaluate other potential product candidates. In selecting our product candidates, we focus on pharmaceuticals which we anticipate will have high sales volume and for which marketing exclusivity or patent rights have expired or are near expiration.

 BRAND NAME CONTROLLED-RELEASE PHARMACEUTICALS

     We apply our proprietary drug delivery technologies to the development of brand name controlled-release formulations of existing immediate-release and controlled-release drugs. The FDA approval process for these products will require the filing of New Drug Applications, or NDAs. In selecting our product candidates, we focus on pharmaceuticals with high sales volume whose patent rights will expire in a time frame that allows us to complete the development prior to patent expiration. Our most advanced brand products, Lovastatin XL/registered trademark/, for the treatment of elevated cholesterol, is in Phase III trials, and Metformin XT/registered trademark/, for the treatment of diabetes, is expected to commence Phase III trials in 2000. These products are in markets which are addressed by pharmaceutical products which had approximately $7.7 billion in U.S. sales in 1999. We are also in various early stages of development for controlled-release versions of Omeprazole DR/registered trademark/ (a reformulated version of Prilosec), an analgesic product and two central nervous system products.

PHARMACEUTICAL DISTRIBUTION OPERATIONS


     We market and distribute drugs manufactured by third parties. Our customers consist primarily of independent pharmacies, pharmacy chains which do not maintain their own central warehousing facilities and pharmacy buying groups. Our distribution operations assist in the marketing of our bioequivalent versions of Cardizem CD, Dilacor XR and Trental and we plan to use these operations to assist in the marketing of other controlled-release products being developed by us and our collaborative partners. These operations allow us to observe and participate directly in developments and trends in the pharmaceutical industry.


CYBEAR, INC.


     Cybear is an information technology company that is using the Internet to improve the efficiency of the administrative and communications tasks of managing patient care with secure and reliable transmission of information. Cybear is an Internet Service Provider, or ISP, and an Application Services Provider, or ASP, for the healthcare industry. Cybear uses or intends to use its own secure private network to provide access to the Internet, e-mail and productivity applications to physicians, physician organizations, pharmacies and hospitals. In March 1999, Cybear introduced its first product, dr.cybear, its physician practice portal, which addresses the communications and operational needs of physicians and other healthcare providers. dr.cybear is marketed to physicians, physician organizations, hospitals, managed care organizations and integrated delivery networks throughout the United States. In September 1999, Cybear entered into an arrangement with Andrx for the sale by Cybear of prescription vaccines and injectables and other items to physicians' offices on orders placed through Cybear's physician practice portal.


RECENT DEVELOPMENTS

 REORGANIZATION


     In March 2000, we entered into a definitive agreement for a corporate reorganization plan which would give Andrx shareholders the ability to distinguish between their investments in Andrx and Cybear. This plan will create a new class of Andrx common stock, called Cybear Group Common Stock, to track the performance of Cybear. In exchange for their Andrx shares, Andrx shareholders will receive shares of Andrx Group Common Stock representing the equity interests of Andrx other than its ownership of Cybear, and Cybear Group Common. The plan will be submitted for approval to the shareholders of Andrx and Cybear later this year.

                                 THE OFFERING


Common stock offered by Andrx.........   5,185,128 shares

Common stock offering by a
 selling shareholder...................  1,164,872 shares

Common stock to be outstanding

 after the offering...................   68,840,890 shares(1)



Use of proceeds.......................   For expansion of manufacturing,
                                         research and development and
                                         administrative facilities; research and
                                         development of branded and
                                         bioequivalent products; acquisitions of
                                         products, product candidates and/or
                                         companies; working capital requirements
                                         and other general corporate purposes.

Nasdaq National Market symbol.........   ADRX
----------------

(1) As of May 19, 2000, excludes (a) 5,498,800 shares of common stock issuable upon the exercise of outstanding stock options, and (b) 11,987,200 shares of common stock reserved for future issuance under our existing stock option plans.

                      SUMMARY CONSOLIDATED FINANCIAL DATA



                                                                                                    THREE MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,                     MARCH 31,
                                                  -------------------------------------------- -----------------------------
                                                       1997           1998           1999           1999           2000
                                                  -------------- -------------- -------------- -------------- --------------
                                                            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:(1)
Revenues
 Distributed products ...........................  $   146,237    $   215,903    $   262,402    $    63,025    $    67,826
 Manufactured products. .........................        3,324         11,472        134,796          4,373         44,114
 Stipulation fees ...............................           --         19,130         70,733         10,000             --
 Licensing and other. ...........................          137            552          8,059            526          3,538
                                                   -----------    -----------    -----------    -----------    -----------
   Total revenues ...............................      149,698        247,057        475,990         77,924        115,478
                                                   -----------    -----------    -----------    -----------    -----------
Operating expenses
 Cost of goods sold .............................      126,802        188,226        235,346         52,826         63,204
 Selling, general and administrative ............       18,934         30,646         55,266          9,591         11,542
 Research and development .......................       11,251         16,837         25,697          4,315          8,211
 Cybear, Inc. Internet operating expenses .......        1,473          4,090         14,744          2,795          6,339
 Cybear, Inc. merger costs ......................           --             --             --             --            832
                                                   -----------    -----------    -----------    -----------    -----------
   Total operating expenses .....................      158,460        239,799        331,053         69,527         90,128
                                                   -----------    -----------    -----------    -----------    -----------
Income (loss) from operations ...................       (8,762)         7,258        144,937          8,397         25,350
Other income (expense)
 Minority interest. .............................           31             85          1,937             51          1,820
 Gain on sale of Cybear, Inc. shares. ...........           --            700            643            300             --
 Interest income ................................        1,585          1,064          3,603            366          1,531
 Interest expense ...............................         (490)          (380)        (1,661)          (154)          (474)
                                                   -----------    -----------    -----------    -----------    -----------
Income (loss) before income taxes ...............       (7,636)         8,727        149,459          8,960         28,227
Income taxes ....................................           --            333         55,405          2,016         11,856
                                                   -----------    -----------    -----------    -----------    -----------
Net income (loss) ...............................  $    (7,636)   $     8,394    $    94,054    $     6,944    $    16,371
                                                   ===========    ===========    ===========    ===========    ===========
Basic net income (loss) per share ...............  $     (0.13)   $      0.14    $      1.52    $      0.11    $      0.26
                                                   ===========    ===========    ===========    ===========    ===========
Diluted net income (loss) per share .............  $     (0.13)   $      0.13    $      1.45    $      0.11    $      0.25
                                                   ===========    ===========    ===========    ===========    ===========
Basic weighted average shares of common stock
 outstanding ....................................   56,852,400     60,090,800     61,979,800     60,871,900     63,212,600
                                                   ===========    ===========    ===========    ===========    ===========
Diluted weighted average shares of
 common stock outstanding .......................   56,852,400     63,706,800     64,953,200     64,625,300     65,832,200
                                                   ===========    ===========    ===========    ===========    ===========



                                                                      MARCH 31, 2000
                                                              ------------------------------
                                                                  ACTUAL      AS ADJUSTED(2)
                                                              -------------- ---------------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:(1)
Cash, cash equivalents and investments available-for-sale(3)   $   114,771    $   350,419
Working capital .............................................      185,842        421,490
Total assets ................................................      363,126        598,774
Short-term borrowings .......................................       20,370         20,370
Total shareholders' equity ..................................      246,638        482,286


--------------

(1) Certain prior years' amounts have been reclassified to conform with the current year presentation.
(2) Gives effect to the sale of 5,185,128 shares of common stock offered by Andrx at a public offering price of $48.00 per share, and after deducting the underwriting discount and estimated expenses of this offering payable by Andrx and the application of the net proceeds therefrom.
(3) Includes $26.7 million of cash, cash equivalents and investments held-for-sale by Cybear as of March 31, 2000.

                                 RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE MAKING AN INVESTMENT DECISION. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, INCLUDING OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO. THESE ARE NOT THE ONLY RISKS AND UNCERTAINTIES THAT WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE DO NOT CURRENTLY KNOW ABOUT OR THAT WE CURRENTLY BELIEVE ARE IMMATERIAL MAY ALSO HARM OUR BUSINESS OPERATIONS. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS OR PROSPECTS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

OUR BUSINESS IS SUBJECT TO SUBSTANTIAL LITIGATION WHICH COULD EXPOSE US TO UNFAVORABLE CLAIMS.


     We have and continue to face substantial patent infringement litigation with respect to the manufacture, use and sale of our products. To date, actions have been filed against us in connection with substantially all of the ANDAs we have filed containing certifications relating to infringement, validity or enforceability of patents. In these applications, we have certified that we believe an unexpired patent which is listed with the FDA and covers the brand name product will not be infringed by our product and/or is invalid or unenforceable. We anticipate that additional actions may be filed as we or our collaborative partners file additional ANDAs. Patent litigation may also be brought against us in connection with certain NDA products that we may pursue. The outcome of this type of litigation is difficult to predict because of the uncertainties inherent in patent litigation. Prior to filing an ANDA or NDA, we evaluate the probability of patent infringement litigation on a case-by-case basis and have reserved for the estimated patent infringement litigation costs. Our business and financial results could be materially harmed by the delays in marketing our products as a result of litigation, an unfavorable outcome in any litigation or the expense of litigation whether or not it is successful.


WE ARE SUBJECT TO ANTITRUST LITIGATION AND AN FTC ADMINISTRATIVE PROCEEDING RELATING TO A STIPULATION WE ENTERED INTO WITH AVENTIS AND ITS AFFILIATES WHICH, IF ADVERSELY DETERMINED, WOULD HARM OUR BUSINESS AND FINANCIAL RESULTS.


     Putative class actions and individual actions have been filed against us in a number of state and federal courts. In each of these suits, Aventis S.A., formerly Hoechst Marion Roussel, Inc., and some of its affiliates, have been named as co-defendants. We entered into a stipulation and agreement with Aventis pursuant to which the parties agreed to maintain the status quo during the patent infringement litigation that Aventis brought against us. In the stipulation we agreed not to commence marketing our bioequivalent version of Cardizem CD until the earlier of final resolution of the Aventis litigation or certain dates specified in the stipulation in exchange for the right to obtain a license to the relevant Aventis' patents in the event we lost the patent infringement litigation or if other events occurred as well as payments made by Aventis to us, and other things. The complaint in each of the class actions alleges that Aventis alone and Aventis along with us, by way of the stipulation, engaged in antitrust and other statutory and common law violations which allegedly have, among other things, given Aventis and us a monopoly in the U.S. market for Cardizem CD and a bioequivalent version of that pharmaceutical product or otherwise restrained trade.

     On May 11, 2000, the United States District Court for the Eastern District of Michigan denied our and Aventis' motions to dismiss the consolidated class action and other complaints pending before this court, which is handling the multi-district litigation challenging the stipulation. The motions to dismiss were premised upon legal arguments as to why the causes of action asserted by the various claimants are legally inadequate. In denying the motions, the court was required to assume the truth of the claimants' factual allegations and rejected our view of certain aspects of state and federal law upon which our defenses are premised. We and Aventis will now be required to continue to submit to discovery and make a substantive response to the factual allegations of each of the consolidated complaints. The court's interpretation of the applicable law, with which we disagree, may make our defense of the allegations more difficult.

     In addition, on March 16, 2000, we were named as a respondent by the FTC in an administrative action seeking a cease and desist order against future agreements similar to the stipulation and other remedies. The complaint in the administrative proceeding does not seek any monetary remedies from us of any kind.



     An adverse outcome in the class actions, individual actions and FTC administrative action or the expense to us of defending such actions, whether or not there is an adverse outcome, could materially harm our business and financial results.

WE ONLY HAVE A LIMITED NUMBER OF COMMERCIALIZED PRODUCTS AND THESE AND OTHER PRODUCTS TYPICALLY HAVE DECLINING REVENUES OVER THEIR PRODUCT LIFE.


     To date, the FDA has approved or tentatively approved the ANDAs for six of our products and we have commenced marketing only four of these (including the two ANCIRC products). We cannot assure you that our other products under development or products submitted to the FDA will be approved by the FDA or other regulatory authorities or that our development efforts will be successfully completed. Our future results of operations will depend significantly upon our ability to develop and market new pharmaceutical products and our existing ones. Our operating results may vary significantly on an annual or quarterly basis depending on the timing of, and our ability to obtain, FDA approvals for such new products. Newly introduced bioequivalent pharmaceuticals with limited or no competition are typically sold at higher selling prices, often resulting in higher gross profit margins. As competition from other manufacturers intensifies, selling prices and gross profit margins typically decline, which has been our experience with our existing products. The timing of our future operating results may also be affected by a variety of additional factors, including the results of future patent challenges and the market acceptance of our new products.


THE STRINGENT GOVERNMENTAL REGULATION IN OUR BUSINESS SUBJECTS US TO A COSTLY AND TIME CONSUMING APPROVAL PROCESS FOR OUR PRODUCTS.

     Drug manufacturers are required to obtain FDA approval before marketing their new drug product candidates. The FDA approval requirements are costly and time consuming. We cannot assure you that our bioequivalence or clinical studies and other data will result in FDA approval to market our new drug products. We believe that the FDA's abbreviated new drug application procedures will apply to our bioequivalent versions of controlled-release drugs. We cannot assure you that any of our bioequivalent versions of controlled-release drugs will be suitable for, or approved as part of, abbreviated applications. Moreover, once a drug is approved (under either procedure) we cannot assure you that we will not have to withdraw such product from the market if it is not manufactured in accordance with FDA standards or our own internal standards.

     Some abbreviated application procedures for bioequivalent controlled-release drugs and other products are presently the subject of petitions filed by brand name drug manufacturers, which seek changes from the FDA in the approval requirements for particular bioequivalent drugs. We cannot predict at this time whether the FDA will make any changes to its abbreviated application requirements as a result of these petitions or the effect that any changes may have on us. Any changes in FDA regulations or policies may make abbreviated application approvals more difficult and thus may materially harm our business and financial results.

     In order to market a new drug that does not qualify for the FDA's abbreviated application procedures, we must conduct extensive clinical trials to demonstrate product safety and efficacy and submit an NDA. The process of completing clinical trials and preparing an NDA may take several years and requires substantial resources. We have never submitted an NDA. We cannot assure you that our studies and filings will result in FDA approval to market our new drug products or the timing of any approval.

     Patent certification requirements for bioequivalent controlled-release drugs and for some new drugs could also result in significant delays in obtaining FDA approval if patent infringement litigation is initiated by the holder or holders of the brand name patents. Delays in obtaining FDA approval of abbreviated applications and some new drug applications can also result from a marketing exclusivity period and/or an extension of patent terms.

PROPOSED FDA REGULATIONS AND RECENT FDA GUIDELINES MAY RESULT IN OUR BIOEQUIVALENT PRODUCTS NOT BEING ABLE TO FULLY UTILIZE THE 180-DAY MARKETING EXCLUSIVITY PERIOD.


     In August 1999, the FDA proposed to amend its regulations relating to 180-day marketing exclusivity for which certain bioequivalent drugs may qualify. We cannot predict whether or what changes the FDA may make to its regulations. In March 2000, the FDA issued new guidelines regarding the timing of approval of ANDAs following a court decision in patent infringement actions and the start of the 180-day marketing exclusivity period provided for in the Waxman-Hatch amendments applicable to generic pharmaceuticals. These guidelines could result in us not being able to utilize all or any portion of the 180-day marketing exclusivity period on ANDA products we were first to file on, depending on the timing of court decisions in patent litigation. We are unable to predict what impact, if any, the FDA's new guidelines may have on our business or financial condition. These guidelines are discussed in further detail under the heading "Business--

Government Regulation--ANDA Process."

WE FACE UNCERTAINTIES RELATED TO CLINICAL TRIALS WHICH COULD RESULT IN DELAYS IN PRODUCT DEVELOPMENT AND COMMERCIALIZATION.

     Prior to seeking FDA approval for the commercial sale of brand name controlled-release formulations under development, we must demonstrate through clinical trials that these products are safe and effective for use. We have limited experience in conducting and supervising clinical trials. There are a number of difficulties associated with clinical trials. The results of these clinical trials may not be indicative of results that would be obtained from large-scale testing. Clinical trials are often conducted with patients having advanced stages of disease and, as a result, during the course of treatment these patients can die or suffer adverse medical effects for reasons that may not be related to the pharmaceutical agents being tested, but which nevertheless, affect the clinical trial results. Moreover, we cannot assure you that our clinical trials will demonstrate sufficient safety and efficacy to obtain FDA approval. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials even after promising results in pre-clinical studies. These failures have often resulted in decreases in stock prices. If any of our products under development are not shown to be safe and effective in clinical trials, our business and financial results could be materially harmed by any resulting delays in developing other compounds and conducting related clinical trials.

RESTRICTIVE FDA REGULATIONS GOVERN THE MANUFACTURING AND DISTRIBUTION OF OUR PRODUCTS.

     The FDA also regulates the development, manufacture, distribution, labeling and promotion of prescription drugs, requires that certain records be kept and reports be made, mandates registration of drug manufacturers and listing of their products and has the authority to inspect manufacturing facilities for compliance with Current Good Manufacturing Practices, or cGMP, standards. As a wholesale distributor of bioequivalent pharmaceuticals manufactured by third parties, we are subject to state licensure and other requirements pertaining to the wholesale distribution of prescription drugs. Our business and financial results could be materially harmed by any failure to comply with licensing and other requirements.

     Other requirements exist for controlled drugs, such as narcotics, which are regulated by the U.S. Drug Enforcement Administration or DEA and comparable state-level agencies. Further, the FDA has the authority to withdraw approvals of previously approved drugs for cause, to request recalls of products, to bar companies and individuals from future drug application submissions and, through action in court, to seize products, institute criminal prosecution or close manufacturing plants in response to violations. The DEA has similar authority and may also pursue monetary penalties. Our business and financial results could be materially harmed by these requirements or FDA or DEA actions.

WE HAVE LIMITED MANUFACTURING CAPACITY AND NEED TO ACQUIRE OR BUILD ADDITIONAL CAPACITY FOR PRODUCTS IN OUR PIPELINE. OUR MANUFACTURING FACILITIES MUST COMPLY WITH STRINGENT FDA AND OTHER REGULATORY REQUIREMENTS.

     We have an approximately 35,000 square foot commercial manufacturing facility. This facility is currently being used to manufacture the bioequivalent versions of Dilacor XR and Cardizem CD. Although this facility is expected to be sufficient for these products and for our bioequivalent versions of Tiazac, Oruvail, Naprelan and K-Dur, it will not be suitable for the manufacture of all of the products we intend to develop and manufacture. We will need to scale up our current manufacturing operations significantly. We are in the process of expanding our facilities for manufacturing operations.


     In addition to obtaining the appropriate licenses and permits to build the new facilities, the new manufacturing facilities, once completed, will need to be in compliance with cGMP and inspected. We cannot assure you that such permits, licenses and approvals will be obtained or, if obtained, obtained in time to manufacture additional products as they are approved. Our facilities will be subject to periodic inspections by the FDA and we cannot assure you that the facilities will continue to be in compliance with cGMP or other regulatory requirements. Failure to comply with such requirements could result in significant delays in the development, approval and distribution of our planned products, and may require us to incur significant additional expense to comply with cGMP or other regulatory requirements. Our business and financial results could be materially harmed by an adverse determination by the FDA as a result of any such inspection. Further, we will depend on other companies to manufacture certain of the product candidates under development.

     The DEA also periodically inspects facilities for compliance with security, recordkeeping, and other requirements that govern controlled substances. Our business and financial results could be materially harmed by an adverse determination by the DEA as a result of any such inspection.


IF WE ARE UNABLE TO MANAGE OUR RAPID GROWTH, OUR BUSINESS WILL SUFFER.

     We have experienced rapid growth of our operations. This growth has required us to expand, upgrade and improve our administrative, operational and management systems, controls and resources. We anticipate additional growth in connection with the expansion of our manufacturing operations, development of our brand products, our marketing and sales efforts for the products we develop, the development and manufacturing efforts for our products and Internet operations. If we fail to manage growth effectively or to develop a successful marketing approach, our business and financial results will be materially harmed.

WE FACE INTENSE COMPETITION IN THE PHARMACEUTICAL INDUSTRY FROM BOTH BRAND-NAME AND BIOEQUIVALENT MANUFACTURERS, WHOLESALERS AND DISTRIBUTORS THAT COULD SEVERELY LIMIT OUR GROWTH.

     The pharmaceutical industry is highly competitive and many of our competitors have longer operating histories and greater financial, research and development, marketing and other resources than us. We are subject to competition from numerous other entities that currently operate or intend to operate in the pharmaceutical industry, including companies that are engaged in the development of controlled-release drug delivery technologies and products and other manufacturers that may decide to undertake in-house development of these products. Our bioequivalent products may be subject to competition from competing bioequivalent products marketed by the patent holder. In our pharmaceutical distribution business, we compete with a number of large wholesalers and other distributors of pharmaceuticals. We cannot assure you that we will be able to continue to compete successfully with these companies.

WE DEPEND ON OUR PATENTS AND TRADE SECRETS AND OUR FUTURE SUCCESS IS DEPENDENT ON OUR ABILITY TO PROTECT THESE SECRETS AND NOT INFRINGE ON THE RIGHTS OF OTHERS.

     We believe that patent and trade secret protection is important to our business and that our future success will depend in part on our ability to obtain patents, maintain trade secret protection and operate without infringing on the rights of others. We have been issued a number of U.S. patents and have filed additional U.S. and various foreign patent applications relating to our drug delivery technologies. We expect to apply for additional U.S. and foreign patents in the future. The issuance of a patent is not conclusive as to its validity or as to the enforceable scope of the claims of the patent. We cannot assure you that:

     /bullet/ our patents or any future patents will prevent other companies from developing similar or functionally equivalent products or from successfully challenging the validity of our patents;

     /bullet/ any of our future processes or products will be patentable;

     /bullet/ any pending or additional patents will be issued in any or all appropriate jurisdictions;

     /bullet/ our processes or products will not infringe upon the patents of third parties; or

     /bullet/ we will have the resources to defend against charges of patent infringement by third parties or to protect our own patent rights against infringement by third parties.

     Our business and financial results could be materially harmed if we fail to avoid infringement of the patent or proprietary rights of others or to protect our patent rights.

     We also rely on trade secrets and proprietary knowledge, which we generally seek to protect by confidentiality and non-disclosure agreements with employees, consultants, licensees and pharmaceutical companies. We cannot assure that these agreements will not be breached, that we will have adequate remedies for any breach or that our trade secrets will not otherwise become known by competitors.

WE DEPEND UPON MANAGEMENT AND KEY PERSONNEL AND DO NOT HAVE EMPLOYMENT AGREEMENTS WITH THEM.

     Our success for the foreseeable future depends upon the services of Dr. Chih-Ming J. Chen, Co-Chairman and Chief Scientific Officer; Alan P. Cohen, Co-Chairman and Chief Executive Officer; and Dr. Elliot F. Hahn, President. We do not have employment agreements with these individuals. Dr. Chen receives a 3.33% royalty on all sales of our bioequivalent version of Cardizem CD, regardless of his employment status. In addition, our success will depend in large part on our ability to attract and retain highly qualified scientific, technical and business personnel experienced in the development, manufacture and marketing of pharmaceuticals. Our business and financial results would be materially harmed by the loss of the services of any of these three officers, or the inability to attract or retain qualified personnel.

WE WILL NEED AN EFFECTIVE SALES ORGANIZATION TO MARKET AND SELL OUR FUTURE BRAND PRODUCTS AND OUR FAILURE TO HAVE AN EFFECTIVE SALES ORGANIZATION MAY HARM OUR BUSINESS.

     We do not have a sales organization to market and sell our brand products that we may develop or acquire. We cannot assure you that prior to the time these products are available for commercial launch we will be able to license our products to pharmaceutical companies with sales organizations, enter into a favorable co-promotion or contract sales arrangement, or recruit or acquire an effective sales organization. Our inability to enter into satisfactory sales and marketing arrangements in the future may materially harm our business and financial results. We may have to rely on collaborative partners to market our products. These partners may not have the same interests as us in marketing the products and we may lose control over the sales of these products.

DECREASES IN HEALTHCARE REIMBURSEMENTS COULD LIMIT OUR ABILITY TO SELL OUR PRODUCTS OR DECREASE OUR REVENUES.


     Our ability to maintain profitability in our distribution business or to commercialize our product candidates depends in part on the extent to which reimbursement for the cost of pharmaceuticals will be available from government health administration agencies, private health insurers and other organizations. In addition, third party payors are attempting to control costs by limiting the level of reimbursement for medical products, including pharmaceuticals, which may adversely affect the pricing of our product candidates. Moreover, healthcare reform has been, and may continue to be, an area of national and state focus, which could result in the adoption of measures which could adversely affect the pricing of pharmaceuticals or the amount of reimbursement available from third party payors. We cannot assure you that healthcare providers, patients or third party payors will accept and pay for our pharmaceuticals. In addition, there is no guarantee that healthcare reimbursement laws or policies will not materially harm our ability to sell our products profitably or prevent us from realizing an appropriate return on our investment in product development.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS AND WE MAY NOT HAVE ADEQUATE
   INSURANCE.

     The design, development and manufacture of our products or the products we distribute involve a risk of product liability claims. We have obtained product liability insurance and believe that it is adequate for our current operations, but may seek to increase our coverage prior to the commercial introduction of our new product candidates. We cannot assure you that the coverage limits of our insurance will be sufficient to cover potential claims. Product liability insurance is expensive and difficult to obtain and may not be available in the future on acceptable terms or in sufficient amounts, if available at all. Our business and financial results could be materially harmed by a successful claim against us in excess of our insurance coverage.

CYBEAR OPERATES IN AN EVOLVING MARKET DEPENDENT ON THE INTERNET AND MAY HAVE LOSSES FOR THE FORESEEABLE FUTURE.

     Cybear operates in a market that is at an early stage of development, is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed competing products and services. Cybear introduced its first product in March 1999 and has realized only minimal revenues. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for Cybear's products and services are subject to a high level of uncertainty and risk. Cybear is also dependent on the adoption of the Internet for commerce and broad acceptance of new methods of conducting business and exchanging information, particularly by those individuals and companies in the healthcare industry that historically have relied upon traditional means of commerce. We cannot guarantee that the market for Cybear's products and services will develop or that demand for Cybear's services will emerge or be sustainable. Moreover, operating on the Internet raises a number of additional risks, including reliance on independent content providers, possible system failures and possible security breaches that could harm Cybear's business. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, or if Cybear's products or services do not achieve or sustain market acceptance, Cybear's business would be harmed. Cybear also expects to report losses for the foreseeable future, which may affect our operating results. Also, Cybear may be required to fund its losses by raising outside financing and we cannot guarantee you that outside financing alternatives will be available to Cybear at such time. As a result of our ownership of Cybear, our business and financial results could also be materially harmed.

THE VOLATILITY OF OUR STOCK PRICE COULD AFFECT AN INVESTMENT IN OUR STOCK.

     The market prices for securities of companies engaged in pharmaceutical development activities have been highly volatile. The market price of our common stock may be impacted by:

     /bullet/ developments or disputes concerning patent or proprietary rights;


     /bullet/ threatened litigation and any settlements;

     /bullet/ progress in the development or approval of our product candidates;

     /bullet/ publicity regarding actual or potential medical results relating to products under development by us or our competitors;

     /bullet/ announcements of technological innovations or new products by us or our competitors;

     /bullet/ regulatory developments in both the U.S. and foreign countries;

     /bullet/ public concern as to the safety of drug technologies;

     /bullet/ economic and other external factors;

     /bullet/ period-to-period fluctuations in financial results;

     /bullet/ the volatility of the market price for Cybear's common stock; and

     /bullet/ Cybear's financial performance.

     Cybear's common stock also could be subject to fluctuations in response to the above and other more specific factors. The market prices of equity securities of technology companies generally and Internet-related companies in particular, the business in which Cybear operates, are characterized by highly volatile stock prices. This volatility has included rapid and significant increases in the trading prices of certain Internet companies to levels that do not bear any reasonable relationship to the operating performance of such companies.

A SUBSTANTIAL NUMBER OF OUR SHARES ARE ELIGIBLE FOR FUTURE SALE AND THE SALE OF ANDRX SHARES INTO THE MARKET MAY DEPRESS OUR STOCK PRICE.


     Our stock price may be depressed by future sales of our shares or the perception that such sales may occur. We had 63,655,762 shares outstanding as of May 19, 2000 of which 13,206,972 shares are owned by our officers and directors and are considered restricted shares. As of May 19, 2000, Watson owned 5,763,476 shares, of which, 4,415,160 are freely tradeable, 1,164,872 shares are being sold in this offering and the remaining 183,444 shares are considered restricted shares. We are unable to estimate the amount, timing or nature of future sales of outstanding common stock. Sales of substantial amounts of the common stock in the public market by these holders may lower the common stock's market price.


OWNERSHIP OF OUR COMMON STOCK IS CONCENTRATED AMONG DIRECTORS, EXECUTIVE OFFICERS AND WATSON.


     As of May 19, 2000, our directors and executive officers beneficially owned approximately 22.6% of the outstanding common stock prior to this offering and 21.0% after giving effect to this offering. As of March 31, 2000, Watson owned approximately 9.1% of the issued and outstanding common stock and will own 6.7% after this offering. There are no agreements between management and Watson with respect to voting of their respective common stock. Although we have a standstill agreement with Watson which prevents it from increasing its equity interest in Andrx or merging with or into Andrx without the approval of our board of directors, the agreement expires June 13, 2000 and we have no plans to renew or extend it. Management will and Watson may have the ability to influence significantly our affairs and operations.


WE WILL HAVE SUBSTANTIAL DISCRETION OVER THE USE OF THE NET PROCEEDS WE RECEIVE IN THIS OFFERING.


     We estimate that the net proceeds from the sale of the 5,185,128 shares of common stock offered by us will be approximately $235.6 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds for various purposes. Consequently, our board of directors and management will have significant flexibility in applying the net proceeds of this offering. The failure of management to apply such funds effectively could materially harm our business and financial results.


THE ANTI-TAKEOVER PROVISIONS OF OUR CHARTER DOCUMENTS AND FLORIDA AND DELAWARE LAW COULD AFFECT SHAREHOLDERS.

     Certain provisions of our amended and restated articles of incorporation and bylaws may have anti-takeover effects and may delay, defer or prevent a takeover attempt of Andrx. In addition, Florida has enacted legislation that may deter or hinder takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not have any voting rights unless such voting rights are approved by a majority of the corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation or their affiliates. As part of the planned reorganization of Andrx and Cybear, we will reincorporate in the State of Delaware and will be subject to the anti-takeover provisions of the Delaware General Business Corporation Law.

WE DO NOT PLAN TO DECLARE DIVIDENDS.

     We have not paid any cash dividends on our common stock and we do not plan to pay any cash dividends in the foreseeable future. We plan to retain any earnings for the operation and expansion of our business.

                                USE OF PROCEEDS


     The net proceeds to us from this offering are estimated to be approximately $235.6 million, after deducting the underwriting discount and estimated expenses of the offering payable by us. We will not receive any proceeds from the sale of shares of common stock by the selling shareholders.


     We intend to use the net proceeds of this offering for:

     /bullet/ expansion of our manufacturing, research and development and administrative facilities;

     /bullet/ research and development for branded and bioequivalent products;

     /bullet/ acquisitions of products, product candidates and/or companies; and

     /bullet/ working capital and other general corporate purposes.


     Our existing commercial manufacturing facility is sufficient for manufacturing our bioequivalent versions of Dilacor XR, Cardizem CD, Tiazac, Naprelan and K-Dur and ANCIRC's bioequivalent version of Oruvail. However, we need additional capacity to manufacture all the products we intend to develop and manufacture. Thus, we intend to convert portions of our existing facilities to additional manufacturing and related warehousing space. In addition, we are building approximately 160,000 square feet of office, warehouse and manufacturing space on a 15-acre tract of land we purchased adjacent to one of our existing facilities.


     We also intend to build a dedicated sales force for our brand name products, which we may do internally, through the acquisition of products with existing sales forces or otherwise.

     The amount and timing of the above expenditures may vary and will depend on numerous factors, including, but not limited to, results of our research and development, timing of receipt of FDA product approvals, if any, the rate of growth of our bioequivalent drug distribution business, the extent to which additional collaborative arrangements are entered into and other factors.

     We are evaluating possible acquisitions of, or investments in, complementary businesses and product candidates, including products to sell under a brand name. We may use net proceeds from the offering for these purposes. While we from time to time consider potential investments or acquisitions, we have no firm plans, commitments or agreements with respect to any of these types of investments or acquisitions.

     We do not anticipate using any of the proceeds from this offering to fund Cybear.

     Pending use of the proceeds as described above, we intend to invest the net proceeds of the offering in government securities and other investment-grade, interest-bearing securities.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock has been listed for trading on the Nasdaq National Market under the symbol ADRX since June 14, 1996. The following table sets forth, for the calendar quarters indicated, the range of high and low sale prices per share of common stock as reported by the Nasdaq National Market adjusted for the stock splits in June 1999 and April 2000:


                                                        HIGH          LOW
                                                     ----------   ----------
   1998
   First Quarter .................................   $ 9.57       $ 6.13
   Second Quarter ................................    10.66         7.04
   Third Quarter .................................    10.75         6.47
   Fourth Quarter ................................    12.93         6.16
   1999
   First Quarter .................................   $23.13       $11.13
   Second Quarter ................................    39.00        15.41
   Third Quarter .................................    39.00        28.57
   Fourth Quarter ................................    29.00        19.25
   2000
   First Quarter .................................   $64.41       $20.13
   Second Quarter (through May 23, 2000) .........    68.31        43.63



     On May 23, 2000, the last sale price of the common stock as reported by the Nasdaq National Market was $50.00 per share.


     We have not paid cash dividends on our common stock and do not intend to pay cash dividends for the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our business. Payment of cash dividends in the future will depend, among other things, upon our ability to generate earnings, our need for capital and our overall financial condition.

                                CAPITALIZATION


     The following table sets forth as of March 31, 2000 (1) our actual cash, cash equivalents and investments available-for-sale, short-term borrowings and capitalization; and (2) the cash, cash equivalents and investments available-for-sale, short-term borrowings and capitalization, as adjusted to give effect to the sale of 5,185,128 shares of common stock offered by us and after deducting the underwriting discounts and commissions and other estimated expenses of the offering and the receipt of the net proceeds. This table should be read in conjunction with our Consolidated Financial Statements and the Notes thereto included elsewhere in the prospectus.



                                                                                         MARCH 31, 2000
                                                                                   --------------------------
                                                                                      ACTUAL      AS ADJUSTED
                                                                                   -----------   ------------
                                                                                          (UNAUDITED)
                                                                                         (IN THOUSANDS)
Cash, cash equivalents and investments available-for-sale(1) ...................    $114,771       $350,419
                                                                                    ========       ========
Short-term borrowings(2) .......................................................    $ 20,370       $ 20,370
                                                                                    ========       ========
Shareholders' equity:
 Preferred Stock, $.001 par value, 1,000,000 shares authorized, no shares issued
   and outstanding .............................................................          --             --
 Common Stock, $.001 par value, 100,000,000 shares authorized; 63,484,700 shares issued and outstanding, actual and 68,669,828 shares issued and outstanding,
   as adjusted(3) ..............................................................          63             69
 Additional paid-in capital ....................................................     149,968        385,610
 Retained earnings .............................................................      96,674         96,674
 Accumulated other comprehensive loss ..........................................         (67)           (67)
                                                                                    --------       --------
   Total shareholders' equity ..................................................     246,638        482,286
                                                                                    --------       --------
Total capitalization ...........................................................    $246,638       $482,286
                                                                                    ========       ========


----------------

(1) See Note 5 to Consolidated Financial Statements.
(2) See Note 8 to Consolidated Financial Statements.
(3) Excludes (a) 5,697,696 shares of common stock issuable upon the exercise of outstanding stock options at March 31, 2000, and (b) 11,987,200 shares of common stock reserved for future issuance under our existing stock option plans.

                     SELECTED CONSOLIDATED FINANCIAL DATA


     The following selected consolidated financial data as of and for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 are derived from our consolidated financial statements and have been audited by Arthur Andersen LLP, independent certified public accountants. The following selected financial data is qualified by reference to, and should be read in conjunction with, our Consolidated Financial Statements, our unaudited Consolidated Financial Statements and related notes thereto appearing elsewhere in this prospectus.


                                                                         YEARS ENDED DECEMBER 31,
                                                --------------------------------------------------------------------------
                                                     1995           1996           1997           1998           1999
                                                -------------- -------------- -------------- -------------- --------------
                                                          (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:(1)
Revenues
 Distributed products .........................  $     50,468   $     86,721   $    146,237   $    215,903   $    262,402
 Manufactured products ........................            --             --          3,324         11,472        134,796
 Stipulation fees .............................            --             --             --         19,130         70,733
 Licensing and other ..........................           165             50            137            552          8,059
                                                 ------------   ------------   ------------   ------------   ------------
   Total revenues .............................        50,633         86,771        149,698        247,057        475,990
                                                 ------------   ------------   ------------   ------------   ------------
Operating expenses
 Cost of goods sold ...........................        41,781         72,400        126,802        188,226        235,346
 Selling, general and administrative ..........         9,847         13,778         18,934         30,646         55,266
 Research and development .....................         3,895          5,066         11,251         16,837         25,697
 Cybear, Inc. Internet operating expenses .....            --             --          1,473          4,090         14,744
 Cybear, Inc. merger costs ....................            --             --             --             --             --
                                                 ------------   ------------   ------------   ------------   ------------
   Total operating expenses ...................        55,523         91,244        158,460        239,799        331,053
                                                 ------------   ------------   ------------   ------------   ------------
Income (loss) from operations .................        (4,890)        (4,473)        (8,762)         7,258        144,937
Other income (expense)
 Minority interest ............................            --             --             31             85          1,937
 Gain on sale of Cybear, Inc. shares ..........            --             --             --            700            643
 Interest income ..............................           339          1,210          1,585          1,064          3,603
 Interest expense .............................          (636)          (765)          (490)          (380)        (1,661)
                                                 ------------   ------------   ------------   ------------   ------------
Income (loss) before income taxes .............        (5,187)        (4,028)        (7,636)         8,727        149,459
Income taxes ..................................            --             --             --            333         55,405
                                                 ------------   ------------   ------------   ------------   ------------
Net income (loss) .............................  $     (5,187)  $     (4,028)  $     (7,636)  $      8,394   $     94,054
                                                 ============   ============   ============   ============   ============
Basic net income (loss) per share .............  $      (0.14)  $      (0.08)  $      (0.13)  $       0.14   $       1.52
                                                 ============   ============   ============   ============   ============
Diluted net income (loss) per share ...........  $      (0.14)  $      (0.08)  $      (0.13)  $       0.13   $       1.45
                                                 ============   ============   ============   ============   ============
Basic weighted average shares of
 common stock outstanding .....................    37,787,200     48,592,000     56,852,400     60,090,800     61,979,800
                                                 ============   ============   ============   ============   ============
Diluted weighted average shares of
 common stock outstanding .....................    37,787,200     48,592,000     56,852,400     63,706,800     64,953,200
                                                 ============   ============   ============   ============   ============

                                                     THREE MONTHS ENDED
                                                          MARCH 31,
                                                -----------------------------
                                                     1999           2000
                                                -------------- --------------
                                                         (UNAUDITED)
                                                  (IN THOUSANDS, EXCEPT FOR
                                                     SHARE AND PER SHARE
                                                          AMOUNTS)
STATEMENT OF INCOME DATA:(1)
Revenues
 Distributed products .........................  $     63,025   $     67,826
 Manufactured products ........................         4,373         44,114
 Stipulation fees .............................        10,000             --
 Licensing and other ..........................           526          3,538
                                                 ------------   ------------
   Total revenues .............................        77,924        115,478
                                                 ------------   ------------
Operating expenses
 Cost of goods sold ...........................        52,826         63,204
 Selling, general and administrative ..........         9,591         11,542
 Research and development .....................         4,315          8,211
 Cybear, Inc. Internet operating expenses .....         2,795          6,339
 Cybear, Inc. merger costs ....................            --            832
                                                 ------------   ------------
   Total operating expenses ...................        69,527         90,128
                                                 ------------   ------------
Income (loss) from operations .................         8,397         25,350
Other income (expense)
 Minority interest ............................            51          1,820
 Gain on sale of Cybear, Inc. shares ..........           300             --
 Interest income ..............................           366          1,531
 Interest expense .............................          (154)          (474)
                                                 ------------   ------------
Income (loss) before income taxes .............         8,960         28,227
Income taxes ..................................         2,016         11,856
                                                 ------------   ------------
Net income (loss) .............................  $      6,944   $     16,371
                                                 ============   ============
Basic net income (loss) per share .............  $       0.11   $       0.26
                                                 ============   ============
Diluted net income (loss) per share ...........  $       0.11   $       0.25
                                                 ============   ============
Basic weighted average shares of
 common stock outstanding .....................    60,871,900     63,212,600
                                                 ============   ============
Diluted weighted average shares of
 common stock outstanding .....................    64,625,300     65,832,200
                                                 ============   ============

                                                                          DECEMBER 31,
                                           --------------------------------------------------------------------------
                                                1995           1996           1997           1998           1999
                                           -------------- -------------- -------------- -------------- --------------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:(1)
Cash, cash equivalents and investments
 available-for-sale(2) ...................  $    13,841    $    30,320    $    25,543    $    23,092    $   123,418
Working capital ..........................       14,402         32,963         45,144         51,345        180,863
Total assets .............................       36,010         66,538         90,845        121,198        357,954
Short-term borrowings ....................        6,101          6,563            546          4,107         20,226
Total shareholders' equity ...............       18,325         42,762         60,861         72,583        220,972

                                            MARCH 31, 2000
                                           ---------------
                                             (UNAUDITED)
                                           (IN THOUSANDS)
BALANCE SHEET DATA:(1)
Cash, cash equivalents and investments
 available-for-sale(2) ...................     $114,771
Working capital ..........................      185,842
Total assets .............................      363,126
Short-term borrowings ....................       20,370
Total shareholders' equity ...............      246,638



--------------
(1) Certain prior years' amounts have been reclassified to conform with the current year presentation.
(2) Includes $26.7 million of cash, cash equivalents and investments held-for-sale by Cybear as of March 31, 2000.

                      ANDRX CORPORATION AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

     The unaudited pro forma condensed consolidated balance sheets as of March 31, 2000 and the unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2000 and for the year ended December 31, 1999 give pro forma effect to the corporate reorganization plan (the "Reorganization") which will create two classes of Andrx common stock, Cybear Group Common Stock, to separately track the performance of Cybear, and Andrx Group Common Stock to represent the equity interests of Andrx other than its ownership of Cybear. The unaudited pro forma condensed consolidated financial statements do not give pro forma effect to the shares of common stock offered in this registration statement.

     In connection with the Reorganization, we will acquire all of the publicly traded shares of common stock of Cybear in what should be a tax-free reorganization. Cybear's public shareholders currently own approximately 4.9 million shares or 27.6% of the common shares of Cybear as of March 31, 2000 and those shareholders will receive one share of Cybear Group Common Stock for every share of Cybear common stock they currently own. In the Reorganization, the number of Cybear shares held by Andrx will be reduced from 12.9 million shares to 10.8 million shares so as to provide the equivalent of a 20% increase in shares held by the non-Andrx shareholders of Cybear. Upon completion of the Reorganization, the non-Andrx shareholders of Cybear will own approximately 31.2% of the Cybear Group Common following the closing of the transaction. Pursuant to the Reorganization, each Andrx common share will be converted into
(i) one share of Andrx Group Common Stock and (ii) approximately .1622 shares of Cybear Group Common Stock. Upon completion of the Reorganization, (i) Cybear will be a wholly owned subsidiary of Andrx with 100% of its value publicly traded in the form of Cybear Group Common Stock, (ii) current Cybear public shareholders will own approximately 31.2% of the Cybear Group Common Stock; and
(iii) current Andrx shareholders will own 100% of the Andrx Group Common Stock and approximately 68.8% of the Cybear Group Common Stock. The preceding share ownership and percentages exclude the potential exercise by Edward E. Goldman, M.D., Cybear's Chief Executive Officer, of an outstanding warrant to acquire 525,000 shares of Cybear common stock currently owned by Andrx.

     The unaudited pro forma condensed consolidated balance sheets give effect to the Reorganization as if it occurred as of March 31, 2000. The unaudited pro forma condensed consolidated statements of operations give effect to the Reorganization as if it occurred at the beginning of the periods presented.

     Prior to the Reorganization, Andrx Corporation and subsidiaries had a single class of common stock outstanding and, accordingly, presented consolidated financial statements relating to that one class. As a result of the Reorganization, Andrx Corporation will have two classes of common stock as follows:

   1. Cybear Group Common Stock representing the equity interest and businesses of the Cybear Group comprised of Andrx' Cybear subsidiary, and

   2. Andrx Group Common Stock representing the equity interests and businesses of the Andrx Group comprised of Andrx Corporation and its subsidiaries other than the Cybear Group.

     Accordingly, under the Reorganization, Andrx will present consolidated financial statements and also separate financial statements relating to each class of common stock.

     Cybear Group and Andrx Group financial statements will include basic and diluted earnings (loss) per share based on each group's respective operating results and basic and diluted shares outstanding. The Andrx Corporation and subsidiaries consolidated financial statements will not reflect consolidated basic and diluted earnings (loss) per share since there will be no underlying equity security related to the consolidated financial results. In connection with the Reorganization, Cybear and members of the Andrx consolidated group will enter into, among other things, a Federal and state tax sharing agreement. The financial statements of Andrx Group and Cybear Group will utilize the separate company method of accounting for purposes of allocating Federal and state consolidated tax liabilities among group members. Under the terms of the tax sharing agreement, a member of the group will be entitled to its income tax benefits in the year generated to the extent that the member can utilize such tax benefits in the year generated. To the extent that a member cannot utilize its income tax benefits in the year generated, the member will not be compensated in that year by other members of the Andrx consolidated group for any utilization of those benefits. Instead, if and when a member leaves the group, Andrx may elect to reimburse that member for any unreimbursed income tax benefits utilized. That reimbursement will take the form of a capital investment by Andrx, for which it will receive stock. In the case of any "tracking stock" members, such as the Cybear Group, the stock received by Andrx shall be in the form of tracking shares. In addition, if any member of the group causes another member to become subject to state tax in a state where it would otherwise not be taxed on a separate company basis, the member causing the tax liability shall be fully responsible for the state tax of the other member.

     For financial statement purposes, at such time as the Cybear Group achieves profitability, if ever, or is otherwise able to recognize its tax benefits under accounting principles generally accepted in the United States, the Cybear Group will recognize the benefit of its accumulated income tax benefits (which had previously been utilized by the Andrx Group) in its statement of operations with a corresponding decrease to the Cybear Group's shareholders' equity (i.e., effectively accounted for as a non-cash dividend). To the extent the Andrx Group is profitable and is able to utilize such tax benefit and the Cybear Group is generating losses, it is expected that the Andrx Group effective tax rate will be less than the statutory Federal and state rate. If the Cybear Group is ever able to attain profitability or is otherwise able to recognize its tax benefits, the Andrx Group effective tax rate may be greater than the statutory Federal and state income tax rate to the extent of the Cybear Group's then unreimbursed accumulated tax benefits that can be realized (the Andrx Group will then reverse the tax benefits previously recorded, i.e., effectively transferring such tax benefits to the Cybear Group in the form of a non-cash equity transaction.)

     The unaudited pro forma condensed consolidated financial data are provided for informational purposes only and are not necessarily indicative of the results of operations or financial position had the transactions assumed therein occurred, nor are they necessarily indicative of the results of operations that may be expected to occur in the future. Consummation of the transaction is subject to various conditions, including approval by shareholders of Andrx and Cybear. In addition to shareholder approval, the transaction will be subject to various Federal and state regulatory approvals, and accordingly, no assurance can be given that this transaction will be consummated. We and Cybear will file a joint proxy statement and registration statement with respect to the proposed transaction. Furthermore, the unaudited pro forma condensed consolidated financial data are based upon assumptions that we believe are reasonable and should be read in conjunction with the unaudited consolidated financial statements and the accompanying notes thereto included elsewhere in this prospectus and the consolidated financial statements and accompanying notes thereto for the year ended December 31, 1999, included in Andrx's Annual Report on Form 10-K for the year ended December 31, 1999.

                      ANDRX CORPORATION AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                                (IN THOUSANDS)



                                                                                   MARCH 31, 2000
                                                    -----------------------------------------------------------------------------
                                                      HISTORICAL                             PRO FORMA    PRO FORMA    PRO FORMA
                                                         ANDRX           PRO FORMA             ANDRX        CYBEAR       ANDRX
                                                     CONSOLIDATED       ADJUSTMENTS        CONSOLIDATED     GROUP        GROUP
                                                    -------------- --------------------   -------------- ----------- ------------
ASSETS
Current assets ....................................
 Cash and cash equivalents ........................    $  26,904      $        --            $  26,904    $  1,040    $  25,864
 Investments available-for-sale ...................       87,867               --               87,867      25,703       62,164
 Accounts receivable, net .........................       64,280               --               64,280         162       64,118
 Inventories ......................................       78,263               --               78,263          --       78,263
 Deferred income tax assets, net ..................       18,435               --               18,435          --       18,435
 Prepaid and other current assets, net ............       14,552               --               14,552       7,853        6,699
                                                       ---------      -----------            ---------    --------    ---------
   Total current assets ...........................      290,301               --              290,301      34,758      255,543
 Property, plant and equipment, net ...............       48,157               --               48,157       3,608       44,549
 Other assets, net ................................       24,668            2,700 (A)           43,050      26,814       16,236
                                                                           15,682 (C)
                                                                      -----------
   Total assets ...................................    $ 363,126      $    18,382            $ 381,508    $ 65,180    $ 316,328
                                                       =========      ===========            =========    ========    =========
LIABILITIES AND
SHAREHOLDERS' EQUITY
Current liabilities
 Accounts payable .................................    $  46,325      $     4,000 (A)        $  50,993    $  3,016    $  47,977
                                                                              668 (B)
 Accrued liabilities ..............................       28,377                                28,377         779       27,598
 Bank loan ........................................       20,370               --               20,370          --       20,370
 Income taxes payable .............................        9,387               --                9,387          --        9,387
                                                       ---------      -----------            ---------    --------    ---------
   Total current liabilities ......................      104,459            4,668              109,127       3,795      105,332
Commitments and contingencies
Minority interest .................................       12,029          (12,029) (C)              --          --           --
Shareholders' equity ..............................      246,638           (1,300) (A)         272,381      61,385      210,996
                                                                             (668) (B)
                                                                           27,711  (C)
                                                                     ------------
   Total liabilities and shareholders' equity .....    $ 363,126      $    18,382            $ 381,508    $ 65,180    $ 316,328
                                                       =========     ============            =========    ========    =========



The accompanying notes to the unaudited pro forma condensed consolidated balance sheets are an integral part of these statements.

                      ANDRX CORPORATION AND SUBSIDIARIES

      NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
             (IN THOUSANDS EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

(A) Reflects the estimated fees and expenses of $2,700 incurred by Andrx Group with respect to the acquisition of the historical minority interest which was allocated to Cybear Group goodwill and $1,300 with respect to the Reorganization which was charged to shareholders' equity. As the effect of the costs of $1,300 is non-recurring it has not been included in the unaudited pro forma condensed consolidated statements of operations.

(B) Reflects the estimated remaining fees and expenses of $668 to be incurred by Cybear Group in connection with the Reorganization which will be charged to shareholders' equity. As the effect of the costs is non-recurring, they have not been included in the unaudited pro forma condensed consolidated statements of operations.

(C) Reflects the effects of the Reorganization, as follows:



                                                                                                           ADJUSTED
                                                                          SHARES                            SHARES
                                                                      OUTSTANDING AT   REORGANIZATION   OUTSTANDING AT
                                                                      MARCH 31, 2000     ELIMINATION    MARCH 31, 2000
                                                                     ---------------- ---------------- ---------------
  Andrx ownership of Cybear ........................................     12,877,000      (2,058,700)      10,818,300
  Minority ownership of Cybear .....................................      4,896,000              --        4,896,000
                                                                         ----------      ----------       ----------
  Total Cybear shares outstanding ..................................     17,773,000      (2,058,700)      15,714,300
                                                                                         ==========
  Times assumed per share price ....................................   $       5.00                     $       5.66
                                                                       ------------                     ------------
  Total Cybear market capitalization ...............................   $     88,865                     $     88,865
                                                                       ============                     ============
  Minority ownership of Cybear .....................................                                       4,896,000
  Times adjusted market price ......................................                                    $       5.66
                                                                                                        ------------
  Purchase price of minority interest acquired .....................                                          27,711
  Less: minority interest historical basis .........................                                         (12,029)
                                                                                                        ------------
  Goodwill--Purchase price of minority interest in excess of its
    historical basis ...............................................                                          15,682
  Goodwill--Andrx group estimated fees and expenses (See Note
    A) .............................................................                                           2,700
                                                                                                        ------------
  Total Goodwill allocated to Cybear Group .........................                                    $     18,382
                                                                                                        ============



For purposes of the unaudited pro forma condensed consolidated financial statements, the market price of Cybear, Inc. common stock was assumed to be $5.00 per share, which was adjusted to $5.66 per share resulting from the elimination of 2,058,700 Cybear shares due to the exchange rate included in the Reorganization. As provided under the Reorganization terms, the shares eliminated in the Reorganization are calculated excluding the potential exercise by Edward E. Goldman, M.D., Cybear's Chief Executive Officer, of an outstanding warrant to acquire 525,000 shares of Cybear common stock currently owned by Andrx. In connection with the Reorganization, the resulting total goodwill of $18,382 was allocated to Cybear Group Common shareholders. The actual amount of goodwill will be determined based upon Cybear's common stock price as of the closing of the transaction. An increase or decrease of $1.00 in Cybear's common stock price will result in an increase or decrease of approximately $5,500 to the goodwill and therefore in an increase or decrease of approximately $550 to the annual goodwill amortization.

                      ANDRX CORPORATION AND SUBSIDIARIES

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)



                                                                    THREE MONTHS ENDED MARCH 31, 2000
                                          --------------------------------------------------------------------------------------
                                            HISTORICAL                          PRO FORMA         PRO FORMA          PRO FORMA
                                               ANDRX          PRO FORMA           ANDRX             CYBEAR             ANDRX
                                           CONSOLIDATED     ADJUSTMENTS(J)    CONSOLIDATED          GROUP              GROUP
                                          -------------- ------------------- -------------- --------------------- --------------
Revenues ................................  $   115,478      $       --         $ 115,478       $         231       $   115,247
Operating expenses ......................       90,128             460  (E)       89,756               7,027            82,729
                                                                  (832) (F)
                                                            ----------         ---------       -------------       -----------
Income (loss) from operations ...........       25,350             372            25,722              (6,796)           32,518
Other income (expense), net .............        2,877          (1,820) (D)        1,057                 559               498
                                           -----------      ----------         ---------       -------------       -----------
Income (loss) before income taxes .......       28,227          (1,448)           26,779              (6,237)           33,016
Income tax benefit (provision) ..........      (11,856)          2,101  (H)       (9,755)                 --            (9,755)
                                           -----------      ----------         ---------       -------------       -----------
Net income (loss) .......................  $    16,371      $      653         $  17,024       $      (6,237)      $    23,261
                                           ===========      ==========         =========       =============       ===========
Basic net income (loss) per share .......  $      0.26                                         $       (0.40)      $      0.37
                                           ===========                                         =============       ===========
Diluted net income (loss) per share .....  $      0.25                                         $       (0.40)      $      0.35
                                           ===========                                         =============       ===========
Basic weighted average shares of
 common stock outstanding ...............   63,212,600                                            15,645,000 (I)    63,212,600
                                           ===========                                         =============       ===========
Diluted weighted average shares of
 common stock outstanding ...............   65,832,200                                            15,645,000 (I)    65,832,200
                                           ===========                                         =============       ===========



The accompanying notes to the unaudited pro forma condensed consolidated statements of operations are an integral part of these statements.

                      ANDRX CORPORATION AND SUBSIDIARIES

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)



                                                                       YEAR ENDED DECEMBER 31, 1999
                                          ---------------------------------------------------------------------------------------
                                            HISTORICAL                         PRO FORMA         PRO FORMA            PRO FORMA
                                               ANDRX         PRO FORMA           ANDRX             CYBEAR               ANDRX
                                           CONSOLIDATED   ADJUSTMENTS(J)     CONSOLIDATED          GROUP                GROUP
                                          -------------- ----------------   -------------- ---------------------   --------------
Revenues ................................  $   475,990      $      --         $ 475,990       $         270         $   475,720
Operating expenses ......................      331,053          1,838 (E)       332,891              16,772             316,119
                                           -----------      ---------         ---------       -------------         -----------
Income (loss) from operations ...........      144,937         (1,838)          143,099             (16,502)            159,601
Other income (expense), net .............        4,522         (1,937)(D)         2,585               1,066               1,519
                                           -----------      ---------         ---------       -------------         -----------
Income (loss) before income taxes .......      149,459         (3,775)          145,684             (15,436)            161,120
Income taxes benefit (provision) ........      (55,405)        (2,824)(G)       (53,240)                 --             (53,240)
                                                                4,989 (H)
                                           -----------      ---------         ---------       -------------
Net income (loss) .......................  $    94,054      $  (1,610)        $  92,444       $     (15,436)        $   107,880
                                           ===========      =========         =========       =============         ===========
Basic net income (loss) per share .......  $      1.52                                        $       (1.15)        $      1.74
                                           ===========                                        =============         ===========
Diluted net income (loss) per share .....  $      1.45                                        $       (1.15)        $      1.66
                                           ===========                                        =============         ===========
Basic weighted average shares of
 common stock outstanding ...............   61,979,800                                           13,411,300 (I)      61,979,800
                                           ===========                                        =============         ===========
Diluted weighted average shares of
 common stock outstanding ...............   64,953,200                                           13,411,300 (I)      64,953,200
                                           ===========                                        =============         ===========



The accompanying notes to the unaudited pro forma condensed consolidated statements of operations are an integral part of these statements.

                      ANDRX CORPORATION AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                           STATEMENTS OF OPERATIONS
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

(D) Reflects the elimination of the historical minority interest resulting from the minority ownership of Cybear which is eliminated as a result of the Reorganization.

(E) Reflects the amortization of $460 for the three months ended March 31, 2000 and $1,838 for the year ended December 31, 1999 of goodwill totaling $18,382, consisting of $15,682 representing the excess of the purchase price of $27,711 offset by historical minority interest of $12,029 and Andrx Group's estimated Reorganization transaction costs and expenses of $2,700 (see unaudited pro forma condensed consolidated balance sheets
    Notes A and C). Such goodwill is amortized on a straight line basis over an estimated life of ten years.

(F) For the three months ended March 31, 2000, reflects the elimination of fees and expenses of $832 incurred by Cybear in connection with the Reorganization. As the effect of the costs are non-recurring, they have been eliminated in the unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2000.

(G) For the year ended December 31, 1999, reflects the elimination of Cybear's historical $2,824 income tax benefit which would not have been used by Cybear Group on a separate income tax return basis and would have been included in the tax allocation to Andrx Group (Note H) pursuant to the Reorganization.

(H) Represents the Cybear Group income tax benefit allocated to Andrx Group pursuant to the Reorganization as follows:



                                                THREE MONTHS ENDED      YEAR ENDED
                                                  MARCH 31, 2000     DECEMBER 31, 1999
                                               -------------------- ------------------
  Cybear Group loss before income taxes ......       $  6,237           $  15,436
  Nondeductible goodwill amortization
    (including historical amortization) ......            558               1,953
                                                     --------           ---------
  Loss before income taxes ...................          5,679              13,483
  Federal and state statutory tax rate .......             37%                 37%
                                                     --------           ---------
  Income tax benefit .........................       $  2,101           $   4,989
                                                     ========           =========



(I) Pro Forma Cybear Group weighted average shares outstanding consists of the following:



                                                             THREE MONTHS ENDED      YEAR ENDED
                                                               MARCH 31, 2000     DECEMBER 31, 1999
                                                            -------------------- ------------------
  Historical Cybear weighted average shares outstanding ...      17,703,700          15,470,000
  Less: shares eliminated as a result of the Reorganization
    (see unaudited pro forma condensed consolidated balance
    sheets Note C) ........................................      (2,058,700)         (2,058,700)
                                                                 ----------          ----------
  Pro Forma Cybear Group Common weighted average
    shares outstanding ....................................      15,645,000          13,411,300
                                                                 ==========          ==========



(J) Certain results of the Reorganization referred to in the notes to the unaudited pro forma condensed consolidated balance sheets have been excluded from the unaudited pro forma condensed consolidated statements of operations due to their non-recurring nature.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION


     We were organized in August 1992, and commenced marketing and distributing bioequivalent pharmaceuticals manufactured by third parties. In February 1993, we began to engage in the development of bioequivalent versions of controlled-release pharmaceuticals utilizing our proprietary drug delivery technologies. During 1996, we commenced our efforts to develop brand name controlled-released products and an Internet based software application for healthcare providers. Through October 9, 1997, our distribution operations had generated substantially all of our revenues. On October 10, 1997, the FDA granted final approval of our ANDA for our bioequivalent version of Dilacor XR, our first manufactured product, which we immediately launched as Diltia XT.

     In September 1997, we entered into the stipulation in partial settlement with Aventis of the patent infringement litigation involving Cardizem CD in order to reduce the risks that both parties faced as the case was litigated to its conclusion. We agreed to maintain the status quo in connection with the marketing of our product and to dismiss certain claims against Aventis. Aventis agreed to compensate us for our lost profits, which were stipulated to be $100.0 million per year, if we ultimately prevailed in the litigation and to grant us a license for their patents under certain conditions, including if we ultimately lost the litigation. Aventis also agreed to make non-refundable interim quarterly payments of $10.0 million to us, beginning upon our receipt of final FDA approval for our bioequivalent version of Cardizem CD and continuing until the litigation was resolved or certain other events occurred. In July 1998, the FDA granted final marketing approval for our ANDA for a bioequivalent version of Cardizem CD. In June 1999, the litigation concerning Cardizem CD was resolved and on June 23, 1999, we launched our reformulated bioequivalent version of Cardizem CD, Cartia XT which enjoyed a 180-day period of marketing exclusivity through December 19, 1999. Accordingly, for the years ended December 31, 1998 and 1999, we received a total $19.1 million and $70.7 million, respectively, in interim and final stipulation fees.


     We are a 50% partner in ANCIRC, a joint venture with Watson, for the development of up to eight controlled-release pharmaceutical products. Capital contributions to, distributions from, and net income or losses generated by ANCIRC are allocated equally between us and Watson. In September 1997, upon FDA approval, ANCIRC launched its first product, a bioequivalent version of Trental. On March 24, 1999, the FDA approved the ANDA for a second ANCIRC product, a bioequivalent version of Oruvail, which was launched in April 1999. ANCIRC halted the production and sale of ANCIRC's bioequivalent version of Oruvail in June 1999 and is currently not producing or selling this product. ANCIRC suspended the production of generic Oruvail as a result of two factors:
(i) while the product sold by ANCIRC met FDA standards, the manufacturing process in some instances did not yield a product which met internal quality standards, whereby product rejection rates (due to dissolution failures) was higher than we would tolerate and the risk of product stability failures for some batches was higher than we would tolerate, and (ii) with multiple competitors for this product, the market opportunity for future sales did not warrant the risk of continued sales in the short term. We expect to resume production and sale of ANCIRC's bioequivalent version of Oruvail in 2000. This did not have a material effect on our consolidated results of operations.

     In June 1999, we entered into an agreement with Geneva Pharmaceuticals, Inc. a member of the Novartis group, for the sale and marketing of specified products. Geneva will fund the development of controlled-release dosage forms of existing products that we are developing for submission as NDAs. We granted marketing rights to Geneva in specified territories for certain products including one of our NDA products for the United States. Upon approval by the FDA or other regulatory agencies, we will receive royalties from the sale of such products. We have also committed to continuing to sell Geneva's bioequivalent products through Anda, Inc. We are party to other development and licensing agreements with other pharmaceutical companies for additional controlled-release products.

     In 1997, we formed Cybear, our information technology subsidiary, which uses the Internet to improve the efficiency of administrative and communications tasks of managing the healthcare industry's need for the secure and reliable transmission of information. In June 1999, Cybear completed a public offering of its common shares at $16.00 per share, thereby reducing our ownership in Cybear below 80%.


     Cybear is an Internet Service Provider, or ISP, and Application Services Provider, or ASP, for the healthcare industry. Cybear uses or intends to use its own secure private network to provide access to the Internet, e-mail and productivity applications to physicians, physician organizations, pharmacies and hospitals. These are available on a transaction or subscription basis to physicians, physician organizations, pharmacies and hospitals. In March 1999, Cybear introduced its first product, dr.cybear, a physician-oriented healthcare Internet gateway site or portal that provides a combination of Internet access, healthcare content, software applications to increase user productivity and entry into a comprehensive private communications network. Cybear markets dr.cybear to physicians and physician organizations throughout the United States. In September 1999, we entered into an arrangement with Cybear for the sale by Cybear of prescription vaccines and injectables and other items to physicians' offices on orders placed through Cybear's physician practice portal.

 CYBEAR REORGANIZATION PLAN

     In December 1999, we announced a corporate reorganization plan which, among other things, would give our shareholders the ability to distinguish between their investments in Andrx and Cybear. In March 2000, we and Cybear entered into a definitive agreement with respect to this reorganization. This plan, which was recommended to the Cybear Board of Directors by a special committee and approved by the boards of both Cybear and Andrx, will create a new class of Andrx common stock, Cybear Group Common, to separately track the performance of Cybear. The plan will be submitted for approval to the shareholders of Andrx and Cybear during 2000.


RESULTS OF OPERATIONS


THREE MONTHS ENDED MARCH 31, 2000 AS COMPARED TO THREE MONTHS ENDED MARCH 31, 1999.

     For the three months ended March 31, 2000, we reported net income of $16.4 million or $0.25 per diluted weighted average share of common stock as compared to net income of $6.9 million or $0.11 per diluted weighted average share of common stock for the three months ended March 31, 1999. The 136% increase in net income was primarily attributable to sales of Cartia XT, our bioequivalent version of Cardizem CD, which commenced on June 23, 1999 and enjoyed a 180-day period of marketing exclusivity through December 19, 1999. In comparison, the three months ended March 31, 1999 included interim fees pursuant to the stipulation with Aventis related to the then-pending patent infringement litigation involving Cartia XT. The increase in net income occurred while we continued to increase our investment spending in research and development.

     Total revenues increased by 48.2% to $115.5 million for the three months ended March 31, 2000, as compared to $77.9 million for the three months ended March 31, 1999.

     Sales from distributed products were $67.8 million for the three months ended March 31, 2000, an increase of 7.6%, as compared to $63.0 million for the three months ended March 31, 1999. The increase in sales from distributed products reflects an increase in sales to existing customers, an increase in the number of customers, as well as the participation in the distribution of new products launched by other pharmaceutical companies, offset by overall price declines.

     Sales from manufactured products increased to $44.1 million for the three months ended March 31, 2000, as compared to $4.4 million for the three months ended March 31, 1999. Sales from manufactured products include sales of Diltia XT, our bioequivalent version of Dilacor XR, for the three months ended March 31, 2000 and the three months ended March 31, 1999, and Cartia XT for the three months ended March 31, 2000. In comparison, the three months ended March 31, 1999 include interim stipulation fees of $10.0 million pursuant to the stipulation with Aventis.

     We generated $3.5 million of licensing and other revenues for the three months ended March 31, 2000, as compared to $526,000 for the three months ended March 31, 1999, primarily from our domestic and international licensing arrangements. The revenues for the three months ended March 31, 2000, were primarily generated from the agreement with Geneva.

     Gross profit from sales of distributed and manufactured products was $48.7 million or a gross margin of 43.5% for the three months ended March 31, 2000, as compared to $14.6 million, or a gross margin of 21.6% for the three months ended March 31, 1999. The increase in gross profit and gross margin percentage is primarily the result of the increase in sales of manufactured products within the product mix.

     Selling, general and administrative expenses were $11.5 million or 10.0% of total revenues for the three months ended March 31, 2000, as compared to $9.6 million or 12.3% of total revenues for the three months ended March 31, 1999. The increase in selling, general and administrative expenses is primarily due to an increase in the activities necessary to support the increased sales from distributed and manufactured products, including a royalty paid to our Co-Chairman and Chief Scientific Officer related to sales of Cartia XT for the three months ended March 31, 2000, and the Aventis interim stipulation fees for the three months ended March 31, 1999.

     Research and development expenses were $8.2 million for the three months ended March 31, 2000, as compared to $4.3 million for the three months ended March 31, 1999. The increase in research and development expenses of $3.9 million or 90.3% reflects the continuing progress in and expansion of both our bioequivalent (ANDA) and brand name (NDA) programs.

     For the three months ended March 31, 2000, we incurred $6.3 million of Cybear Internet operating expenses, as compared to $2.8 million for the three months ended March 31, 1999. The increase in costs primarily relates to the continuing development of Cybear's Internet applications and the establishment and expansion of the operational and administrative infrastructure of Cybear and also includes $1.2 million of non-recurring charges.

     Cybear incurred merger costs of $832,000 for the three months ended March 31, 2000, related to the pending corporate reorganization with us.

     Minority interest was $1.8 million for the three months ended March 31, 2000, as compared to $51,000 for the three months ended March 31, 1999. The increase in minority interest is a result of the increase in minority ownership of Cybear, primarily from Cybear's June 1999 public offering and the issuance of Cybear common shares in the acquisition of Telegraph Consulting Corporation. In addition, Cybear's net losses increased for the three months ended March 31, 2000 to $6.6 million from $1.5 million for the three months ended March 31, 1999.

     For the three months ended March 31, 1999, we recognized a gain of $300,000 on the sale of Cybear common stock to Cybear's then Chairman and its Chief Executive Officer pursuant to an existing subscription and warrant agreement.

     Interest income was $1.5 million for the three months ended March 31, 2000, as compared to $366,000 for the three months ended March 31, 1999. The increase in interest income is the result of the higher average level of cash, cash equivalents and investments available-for-sale maintained during the three months ended March 31, 2000, as compared to the three months ended March 31, 1999. The increase was primarily the result of the net cash provided by operating activities and the net proceeds of $50.8 million received from Cybear's June 1999 public offering.

     Interest expense increased to $474,000 for the three months ended March 31, 2000, as compared to $154,000 for the three months ended March 31, 1999. The increase in interest expense was primarily the result of a higher average level of borrowings under our bank loan for the three months ended March 31, 2000, as compared to the three months ended March 31, 1999. The borrowings are primarily utilized to fund our distribution operations.

     For the three months ended March 31, 2000, we recorded Federal and state income taxes of $11.9 million or 42% of income before income taxes. We recorded Federal and state income taxes of $1.4 million in excess of the effective combined Federal and state statutory rate of 37%, primarily due to our inability to utilize our portion of Cybear's losses, as our ownership of Cybear was reduced below 80% on June 23, 1999. Accordingly, Cybear is excluded from our consolidated income tax return and will file as a separate tax entity. Cybear's net losses did not generate income tax benefits as Cybear's tax benefits were fully offset by a corresponding increase in the valuation allowance against its net deferred income tax assets due to the uncertainty of realization. For three months ended March 31, 1999, we recorded Federal and state income taxes of $2.0 million or 22.5% of income before income taxes, which was our then estimated annual 1999 effective tax rate. We were not required to record Federal and state income taxes for the three months ended March 31, 1999 at the Federal and state statutory rate of 37% primarily due to the reversal of a valuation allowance of $1.3 million relating to deferred tax assets resulting from net operating loss carryforwards.

     The diluted weighted average shares of common stock outstanding was 65.8 million for the three months ended March 31, 2000, as compared to 64.6 million for the three months ended March 31, 1999. Such increase resulted primarily from the exercises of stock options. All share and per share amounts reflect the June 1999 and April 2000 two-for-one stock splits effected in the form of 100% stock dividends.


 YEAR ENDED DECEMBER 31, 1999 AS COMPARED TO YEAR ENDED DECEMBER 31, 1998

     For 1999, we reported net income of $94.1 million or $1.45 per diluted weighted average share of common stock outstanding, as compared to net income of $8.4 million or $0.13 per diluted weighted average share of common stock outstanding for 1998. The significant increase in net income was a result of the settlement of the litigation with Aventis and on June 23, 1999 the commencement of the sale of our bioequivalent version of Cardizem CD, Cartia XT, which enjoyed a 180-day period of marketing exclusivity through December 19, 1999. The increase in profitability occurred while we continued to increase our investment spending in both research and development and Cybear Internet operating expenses.

     Total revenues increased by 92.7% to $476.0 million for 1999, as compared to $247.1 million for 1998.


     Sales from distributed products were $262.4 million for 1999, an increase of $46.5 million or 21.5%, as compared to $215.9 million for 1998. The increase in sales from distributed products reflects an increase in sales to customers, an increase in the number of customers, as well as the participation in the distribution of new products launched by other pharmaceutical companies, offset by overall price declines.


     Sales from manufactured products were $134.8 million for 1999, as compared to $11.5 million in 1998. Sales from manufactured products include sales of Diltia XT, our bioequivalent version of Dilacor XR, and commencing June 23, 1999, Cartia XT.

     Pursuant to the stipulation with Aventis, we received a total of $70.7 million in interim and final fees in 1999, as compared to $19.1 million in interim fees in 1998.

     Licensing and other revenues were $8.1 million in 1999, as compared to $552,000 in 1998 primarily from our domestic and international licensing arrangements. These revenues in 1999 were primarily generated from our June 1999 agreement with Geneva.

     Gross profits from sales of distributed and manufactured products were $161.9 million or a gross margin of 40.7% in 1999, as compared to $39.1 million or a gross margin of 17.2% in 1998. The increase in gross profit and gross margin was primarily the result of an increase in sales of manufactured products within the product mix.

     Selling, general and administrative expenses were $55.3 million or 11.6% of total revenues for 1999, as compared to $30.6 million or 12.4% of total revenues for 1998. The increase in selling, general and administrative expenses was primarily due to an increase in the activities necessary to support the increase in sales of both distributed and manufactured products, including legal costs related to patent infringement claims associated with our ANDA filings and also includes a royalty to our Co-Chairman and Chief Scientific Officer related to sales of Cartia XT in 1999 and the Aventis stipulation fees in 1999 and 1998.

     Research and development expenses were $25.7 million in 1999, as compared to $16.8 million in 1998. The increase in research and development expenses of $8.9 million or 52.6% reflects the progress and expansion of our development activities in our bioequivalent (ANDA) and brand name (NDA) programs.


     In 1999, we incurred $14.7 million of Cybear Internet operating expenses, as compared to $4.1 million in 1998. The increase in Cybear Internet operating expenses primarily relates to the progress in the development of Cybear's Internet based software applications for healthcare providers and the establishment of the related administrative infrastructure.

     Minority interest was $1.9 million in 1999, as compared to $85,000 in 1998. The increase in minority interest was a result of the increase in minority ownership of Cybear, primarily from Cybear's June 1999 public offering and the issuance of Cybear common shares in the acquisition of Telegraph Consulting Corporation. In addition, Cybear's net loss increased to $10.8 million in 1999 from $2.5 million in 1998. As of December 31, 1999, Andrx owned 73% of Cybear.

     In 1999, we recognized a gain on the sale of Cybear's common stock of $643,000, as compared to $700,000 in 1998. Such sales were pursuant to existing subscription and warrant agreements with Cybear's Chairman and its Chief Executive Officer which were issued at the then current price of $3.00 per share.

     Interest income was $3.6 million in 1999, as compared to $1.1 million in 1998. The increase in interest income is the result of the higher average level of cash, cash equivalents and investments available-for-sale maintained during 1999, as compared to 1998. The increase was primarily the result of the net cash provided by operating activities and the net proceeds of $50.8 million received from Cybear's June 1999 public offering.

     Interest expense increased to $1.7 million in 1999, as compared to $380,000 in 1998. The increase in interest expense was primarily the result of a higher average level of borrowings under our distribution subsidiary's bank loan during 1999, as compared to 1998. The borrowings are primarily utilized to fund our distribution operations.


     For 1999, we recorded Federal and state income taxes of $55.4 million or 37% of income before income taxes. We were not required to provide for income taxes at the 39% effective Federal and state statutory rate due to the effect of the utilization of our net operating loss carry forwards, offset by our inability to utilize Cybear's losses after June 23, 1999, as our ownership in Cybear was reduced below 80%. Accordingly, 1999 net income includes the net reversal of a net tax valuation of $4.0 million. Our 1998 income tax provision of $333,000 resulted from Federal alternative minimum income taxes. Andrx' 1998 regular income tax provision of $2.1 million was fully offset by the reversal of a corresponding amount of valuation allowance against its net deferred income tax assets.


     The diluted weighted average shares of common stock outstanding was 65.0 million in 1999, as compared to 63.7 million for 1998. Such increase resulted primarily from the exercises of stock options and warrants during 1999.

 YEAR ENDED DECEMBER 31, 1998 AS COMPARED TO YEAR ENDED DECEMBER 31, 1997


     For 1998, we reported net income of $8.4 million or $0.13 per diluted weighted average share of common stock outstanding, as compared to a net loss of $7.6 million or $0.13 per diluted weighted average share of common stock outstanding for 1997. We became profitable in 1998 for the first time. This profitability primarily resulted from interim stipulation fees generated by us pursuant to the Aventis stipulation, the continued growth in profitability of our distribution operation and a full year of profits realized from the sale of our first manufactured product, Diltia XT. We recorded profitability in 1998 while we continued to increase investment spending in research and development.



     Total revenues increased by 65.0% to $247.1 million for 1998, as compared to $149.7 million for 1997.

     Sales from distributed products were $215.9 million for 1998, an increase of $69.7 million or 47.6%, as compared to $146.2 million for 1997.

     Sales from manufactured products were $11.5 million for 1998, as compared to $3.3 million in 1997. We launched our first manufactured product, a bioequivalent version of Dilacor XR, in October 1997.


     Following the FDA's final approval of our ANDA for Cardizem CD on July 9, 1998, Andrx received a total of $19.1 million in interim fees pursuant to the stipulation.


     Licensing and other revenues of $552,000 were generated in 1998, as compared to $137,000 in 1997 from our domestic and international licensing arrangements.

     Gross profits from sales of distributed and manufactured products were $39.1 million or 17.2% in 1998, as compared to $22.8 million or a gross margin 15.2% in 1997. The increase in gross profit and gross margin was primarily the result of an increase in sales of manufactured products within the mix.

     Selling, general and administrative expenses were $30.6 million or 12.4% of total revenues for 1998, as compared to $18.9 million or 12.6% of total revenues for 1997. The increase in selling, general and administrative expenses was primarily due to an increase in the activities necessary to support the increase in sales of both distributed and manufactured products including legal costs related to patent infringement claims associated with our ANDA filings, and also includes a royalty to our Co-Chairman and Chief Scientific Officer related to the Aventis stipulation fees.


     Research and development expenses were $16.8 million in 1998, as compared to $11.3 million in 1997. The increase in research and development expenses of $5.6 million or 49.6% reflects the progress and expansion of our development activities in our bioequivalent and brand programs.


     In 1998, we incurred $4.1 million of Cybear Internet operating expenses, as compared to $1.5 million in 1997. The increase in Cybear Internet operating expenses primarily relates to the progress in the development of Cybear's Internet-based software applications for healthcare providers and the establishment of the related administrative infrastructure.

     Minority interest in Cybear's net losses was $85,000 in 1998, as compared to $31,000 in 1997. The increase in minority interest was a result of the increase in minority ownership of Cybear, as well as an increase in Cybear's net losses, which increased from $1.6 million in 1997 to $2.5 million in 1998.

     In 1998, we recognized a gain of $700,000 on the sale of Cybear common stock to Cybear's Chairman, pursuant to an existing subscription agreement. This sale was at the then current market price of $3.00 per share.

     Interest income was $1.1 million in 1998, as compared to $1.6 million in 1997. The decrease in interest income is the result of the lower average level of cash, cash equivalents and investments available-for-sale maintained during 1998, as compared to 1997.

     Interest expense decreased to $380,000 in 1998 from $490,000 in 1997. The decrease in interest expense was primarily the result of a lower average level of borrowings under Andrx' bank loan during 1998, as compared to 1997.


     For 1998, our income tax provision of $333,000 resulted from Federal alternative minimum income taxes. Our 1998 regular income tax provision of $2.1 million was fully offset by the reversal of a corresponding amount of valuation allowance against its net deferred income tax assets. For 1997, we had no income taxes as our income tax benefit was fully offset by a corresponding increase to our valuation allowance against our net deferred income tax assets.



     The diluted weighted average shares of common stock outstanding was 63.7 million in 1998, as compared to 56.9 million for 1997. Such increase resulted primarily from the inclusion of stock equivalents in profitable 1998.

LIQUIDITY AND CAPITAL RESOURCES


THREE MONTHS ENDED MARCH 31, 2000 AS COMPARED TO THREE MONTHS ENDED MARCH 31,
1999

     As of March 31, 2000, we had $114.8 million in cash, cash equivalents and investments available-for-sale of which $26.7 million related to Cybear, and $185.8 million of consolidated working capital.

     Net cash provided by operating activities was $7.6 million for the three months ended March 31, 2000, as compared to $580,000 for the three months ended March 31, 1999. The increase in net cash provided by operating activities for the three months ended March 31, 2000 is due to our generating net income of $16.4 million for the three months ended March 31, 2000, as compared to net income of $6.9 million for the three months ended March 31, 1999. The three months ended March 31, 2000 includes decreases in accounts receivable and inventories, offset by decreases in current liabilities. In comparison the quarter ended March 31, 1999 includes increases in accounts receivable and inventories, offset by increases in current liabilities.

     Net cash used in investing activities was $22.3 million for the three months ended March 31, 2000, as compared to $15.8 million for the three months ended March 31, 1999. For the three months ended March 31, 2000 and for the three months ended March 31, 1999, we invested $10.3 million and $4.6 million, respectively, in property, plant and equipment. For the three months ended March 31, 2000, $3.0 million of investments available-for-sale matured, as compared to the three months ended March 31, 1999, when we invested $11.2 million in investments available-for-sale. During the three months ended March 31, 2000, we acquired Valmed Pharmaceutical, Inc. for $15.1 million including transaction costs, net of cash acquired, subject to certain adjustments.

     Net cash provided by financing activities was $9.1 million for the three months ended March 31, 2000, as compared to $9.4 million for the three months ended March 31, 1999. Net cash provided by financing activities for the three months ended March 31, 2000 consisted primarily of $3.0 million in proceeds from the issuance of shares of common stock upon the exercises of stock options and $6.3 million of income tax benefits relating to the exercises of stock options. Net cash provided by financing activities for the three months ended March 31, 1999 consisted of $1.5 million in proceeds from the issuance of shares of common stock upon the exercises of stock options and warrants, $6.1 million of net borrowings under our bank loan and $1.5 million of income tax benefits relating to the exercises of stock options.

YEAR ENDED DECEMBER 31, 1999 AS COMPARED TO YEAR ENDED DECEMBER 31, 1998 AND
1997


     As of December 31, 1999, we had $123.4 million in cash, cash equivalents and investments available-for-sale of which $38.0 million relates to Cybear, and $180.9 million of consolidated working capital.


     Net cash provided by operating activities was $39.8 million in 1999, as compared to net cash used in operating activities of $1.6 million in 1998 and $16.6 million for 1997. In 1999, operating activities provided net cash, as compared to net cash used in 1998, primarily due to our generating $94.1 million of net income in 1999, as compared to $8.4 million in 1998. The decrease in net cash used in operating activities in 1998, as compared to 1997 is due to our generating net income of $8.4 million in 1998, as compared to a net loss of $7.6 million in 1997. In 1999, 1998 and 1997, operating activities included increases in inventories, accounts receivable and prepaid and other assets offset by increases in current liabilities. The increase in inventories in 1999 and 1998 includes purchases of inventories for distribution in anticipation of potential price increases by the generic drug manufacturers.

     Net cash used in investing activities was $108.7 million in 1999, as compared to net cash provided by investing activities of $5.3 million in 1998 and $291,000 in 1997. In 1999, we purchased $85.3 million of investments available-for-sale, $22.2 million of property, plant and equipment and Cybear acquired Telegraph Consulting Corporation for $1.2 million. The 1999 capital expenditures included the construction of the new manufacturing, research and development and corporate facility. Construction of the facility began in 1999 and is anticipated to be completed by the first quarter of 2001. The total capital requirement for this project is approximately $55 million, of which approximately $5.1 million was incurred in 1999. The balance of the 1999 capital expenditures was predominately the result of the capital procurement of manufacturing equipment. In 1998, $13.2 million of investments available-for-sale matured and we purchased $8.0 million of property, plant and equipment. In 1997, $8.0 million of investments available-for-sale matured and we purchased $7.7 million of property and equipment. In 1998 and 1997, the capital expenditures were primarily for the procurement of manufacturing equipment. The 1998 capital expenditures also included the purchase of approximately 15 acres of land.

     Net cash provided by financing activities was $84.0 million in 1999, as compared to $7.2 million in 1998 and $19.6 million in 1997. Net cash provided by financing activities in 1999 consisted of net borrowings of $16.1 million under our bank loan, $6.7 million in proceeds from the issuance of shares of common stock upon the exercise of warrants and stock options, $9.4 million of income tax benefits relating to the exercise of stock options, net proceeds of $50.8 million from Cybear's June 1999 public offering, $379,000 of other capital transactions of Cybear and $675,000 of proceeds from the sale of shares of Cybear common stock. Net cash provided by financing activities in 1998 consisted of net borrowings of $3.6 million under our bank loan, $2.8 million in proceeds from the issuance of shares of common stock upon the exercise of warrants and stock options and $700,000 in proceeds from the gain on the sale of shares of Cybear Common Stock. Net cash provided by financing activities for 1997 consisted of $21.3 million from the issuance of shares of common stock in private placement transactions and $4.1 million in proceeds from the issuance of shares of common stock upon the exercises of warrants and stock options offset by $5.9 million of net repayments on our bank loan.


     We had an outstanding short-term borrowing balance under our distribution subsidiary's bank loan of $20.4 million as of March 31, 2000, $20.2 million as of December 31, 1999 and $4.1 million as of December 31, 1998. Short-term borrowing balances relate primarily to the financing of inventories for distribution. Borrowings under the bank loan are secured by all of the assets of the distribution operation, and are subject to a borrowing base related to the value of that operation's accounts receivable and inventories. The bank loan agreement requires we comply with certain covenants including the maintenance of minimum working capital and net worth levels by the distribution subsidiary. The bank loan currently provides that total available borrowings are $30.0 million, and gives us the ability to further decrease the interest rate if we maintain certain levels of average outstanding balance. As of March 31, 2000 the interest rate on the bank borrowings was 9.0%.

     We anticipate that our cash requirements will continue to increase, due to construction of our research and development, manufacturing and corporate facilities, including the related equipment purchases. We anticipate that for the year ending December 31, 2000, we will incur approximately $50 million in research and development related to our bioequivalent and brand development programs. We anticipate that our existing capital resources will be sufficient to enable us to maintain our operations for the next 12 months and into the foreseeable future.

YEAR 2000 SYSTEMS COSTS

     Utilizing both internal and external resources to identify and assess needed Year 2000 remediation, our Year 2000 identification, assessment, remediation and testing efforts, which began in the first quarter 1998, were completed by December 31, 1999, prior to any impact.


     The cost of our Year 2000 identification, assessment, remediation and testing efforts, as well as costs we incurred with respect to Year 2000 issues of third parties, was approximately $1 million and was funded from existing financial resources.

     We are not aware of any difficulties that arose as a result of the Year 2000 issue.

RECENT ACCOUNTING PRONOUNCEMENTS

 COMPREHENSIVE INCOME

     Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income", was issued by the Financial Accounting Standards Board ("FASB") in June 1997. This SFAS requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. We adopted the provisions of SFAS No. 130 in the year ended December 31, 1998, as required.

 SEGMENT REPORTING

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", was issued by the FASB in June 1997. This SFAS establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. We adopted the provisions of SFAS No. 131 in the year ended December 31, 1998, as required.

 DERIVATIVES

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at our election, before January 1, 1998).

     SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133", amends the effective date of SFAS No. 133 to all fiscal years beginning after June 15, 2000.


     We expect to adopt SFAS No. 133, as required, and do not expect the effect of adoption to be significant to the consolidated financial statements.


STOCK SPLIT


     On February 29, 2000, our Board of Directors approved a two-for-one stock split in the form of a 100% stock dividend to shareholders of record at the close of business on March 15, 2000. Such stock dividend was distributed in April 2000. In connection with this stock split, our authorized shares of common stock were increased from 50 million to 100 million. Anti-dilutive adjustments have been made to our stock option plan and the options outstanding thereunder. All share and per share amounts included herein give effect to the two-for-one stock splits distributed in June 1999 and April 2000.

                                   BUSINESS

OVERVIEW


     We formulate and commercialize controlled-release oral pharmaceuticals using our proprietary drug delivery technologies. We market and sell our generic or bioequivalent versions of Cardizem CD and Dilacor XR. Through our distribution operations, we also sell drugs manufactured by third parties primarily to independent pharmacies, pharmacy chains which do not maintain their own central warehousing facilities and pharmacy buying groups. Through our Cybear subsidiary, we develop Internet applications to improve the efficiency of day-to-day administrative and communications tasks for the various participants in the healthcare industry.

     We have eight proprietary drug delivery technologies that we have patented for certain applications or for which we have filed for patent protection for certain applications. We believe our technologies are flexible and can be modified to apply to a variety of pharmaceutical products. We use our proprietary drug delivery technologies and formulation skills to develop:


     /bullet/ bioequivalent versions of selected controlled-release brand name pharmaceuticals; and

     /bullet/ brand name controlled-release formulations of existing immediate-release or controlled-release drugs where we believe that the application of our drug delivery technologies may improve the efficacy or other characteristics of that product.


     We believe that pharmaceutical companies are increasingly using controlled-release drug delivery technologies to improve drug therapy. Controlled-release drug delivery technologies generally provide more consistent and appropriate drug levels in the bloodstream than immediate-release dosage forms and may improve drug efficacy and reduce side effects by releasing drug dosages at specific times and in specific locations in the body. These technologies also allow for the development of "patient-friendly" dosage forms, which reduce the number of times a drug must be taken, thus improving patient compliance.


PRODUCT DEVELOPMENT AND COMMERCIALIZATION

 BIOEQUIVALENT CONTROLLED-RELEASE PHARMACEUTICALS

     We apply our proprietary drug delivery technologies and formulation skills to develop bioequivalent versions of selected controlled-release brand name pharmaceuticals. Specifically, we apply our proprietary processes and formulations to develop a product that will reproduce the brand product's physiological characteristics but not infringe upon the patents of the brand company or innovator. Next, we conduct studies to establish that our product is bioequivalent to the brand product, and obtain legal advice that our products will not infringe the innovator's patents or that such patents are invalid or unenforceable. As required by the Drug Price Competition and Patent Restoration Act of 1984, known as the Waxman-Hatch Amendments, we then assemble and submit an ANDA to the FDA for review. As part of this ANDA, we certify to the FDA that our product will not infringe the innovator's patents or that such patents are invalid or unenforceable. This certification is called a Paragraph IV Certification.


     Once our ANDA is accepted for filing by the FDA, we must also send a Paragraph IV Certification to the patent holder. The patent holder may then initiate a legal challenge to our Paragraph IV Certification within 45 days of their receipt of our Paragraph IV Certification, which will automatically prevent the FDA from approving our ANDA until the earlier of 30 months, expiration of the patent, or when the infringement case is decided in our favor. Thus, the developer of bioequivalent products may invest a significant amount of time and expense in the development of these products only to be subject to significant delay and the uncertain results of patent litigation before its products may be commercialized.


     However, the Waxman-Hatch Amendments also provide an economic incentive for the early development of bioequivalent pharmaceuticals. The developer of the bioequivalent product which is the first to have its

ANDA containing a Paragraph IV Certification for any bioequivalent drug accepted for filing by the FDA is awarded a 180-day period of marketing exclusivity against other companies that subsequently file Paragraph IV Certifications. This means that the FDA may not approve the marketing of another ANDA containing a Paragraph IV Certification for that product until the first developer's 180-day period of marketing exclusivity has expired or has been waived. This marketing exclusivity begins with the commercial marketing of the product or a court determination that the relevant patents are invalid, unenforceable or not infringed.


     We believe this period of marketing exclusivity provides an opportunity for the successful patent challenger to build its market share, to recoup the expense of the lawsuit and to realize greater profit margins. In addition, once that exclusivity period has lapsed, we believe the first successful developer may more effectively defend its position against future competition. Our ability to secure the benefit of 180-day exclusivity, however, depends on some factors beyond our control, such as the date of filing and the results of litigation involving other ANDA filers and proposed changes in FDA regulations which may, for future ANDA filings, decrease the value of the exclusivity period, as described in "--Government Regulation--ANDA Process." Therefore, even if we qualify for 180-day exclusivity, we may not be able to benefit from some or any of the 180-day period.


     We have been sued for patent infringement on many of the products for which we have filed ANDAs. In addition, in March 2000, the FTC initiated an administrative proceeding against us relating to a stipulation and agreement we entered into with respect to the then pending patent litigation involving Cardizem CD.

     We have submitted ANDAs for bioequivalent versions of the following products:


  Dilacor XR         In October 1997, we received FDA approval and commenced
                     selling Diltia XT, our bioequivalent version of Dilacor XR.
                     This product is used for the treatment of hypertension and chronic stable angina and is currently being marketed by Watson Pharmaceuticals, Inc. Our marketing exclusivity expired in April 1998. Total U.S. brand and bioequivalent sales for Dilacor XR were approximately $105 million in 1999.


  Cardizem CD        In July 1998, we received FDA approval to sell our
                     bioequivalent version of Cardizem CD, which is used for the treatment of hypertension and chronic stable angina and is currently being marketed by Aventis. Although approved by the FDA, we did not market the product due to the pending patent infringement litigation against us with respect to this product. In June 1999, the litigation was settled and we commenced selling Cartia XT, a reformulated version of our bioequivalent version of Cardizem CD. Our marketing exclusivity expired on December 19, 1999. Total U.S. brand and bioequivalent sales for Cardizem CD were approximately
                     $715 million in 1999.


  Prilosec In March 2000, we received tentative FDA approval of our bioequivalent version of Prilosec, which is used for the treatment of ulcers and gastroesophageal reflux disease and is currently being marketed by AstraZeneca PLC. Patent infringement litigation was commenced by AstraZeneca against us with respect to this product. We believe that we were the first to have our ANDA for this product accepted for filing by the FDA and that upon final FDA approval our product should be entitled to the 180-day period of marketing exclusivity. We do not expect to begin marketing our bioequivalent version of Prilosec before the expiration of the composition of matter patent in April 2001, which may be extended for six months as a reward for pediatric studies. Total U.S. brand sales for Prilosec were approximately $3.5 billion in 1999.


  Naprelan In March 2000, we received tentative FDA approval related to our ANDA for our bioequivalent version of Naprelan, which is used for the treatment of inflammation and is currently being marketed by Elan Corporation plc. Elan commenced patent infringement litigation against us with respect to this product which is continuing. As we were not the first to have our ANDA for this product accepted for filing, we cannot market our bioequivalent version of Naprelan until the 180-day marketing exclusivity period of the first ANDA filer expires or is waived, and either our 30-month waiting period expires or the litigation is concluded in our favor and the FDA approves our ANDA. Total U.S. brand sales for Naprelan were approximately $55 million in 1999.



  Tiazac In September 1998, the FDA accepted our ANDA submission for a bioequivalent version of Tiazac, which is used for the treatment of hypertension and chronic stable angina and is currently being marketed by Forest Laboratories, Inc. Biovail Corporation International, the developer of Tiazac, commenced patent infringement litigation against us with respect to this product. In March 2000, the United States District Court for the Southern District of Florida entered an order that our product does not infringe the Biovail patent, and Biovail filed a notice that it will appeal that decision. We believe that we were the first to have our ANDA for this product accepted for filing by the FDA and our product should be entitled to the 180-day period of marketing exclusivity. The 30-month period from our ANDA filing expires in March 2001. Total U.S. brand sales for Tiazac were approximately $170 million in 1999.



  Wellbutrin SR      In August 1999, the FDA accepted our ANDA submission for a bioequivalent version of Wellbutrin SR, which is used to treat depression and is currently being marketed by Glaxo
                     Wellcome Plc. Glaxo commenced patent infringement litigation against us with respect to this product. We believe that we were the first to have our ANDA for the 150 mg dosage of this product accepted for filing by the FDA and that this dosage form of our product should be entitled to 180-day marketing exclusivity. We do not expect to market this product until the 30-month waiting period expires or the litigation is concluded in our favor and the FDA approves our ANDA. Total U.S. brand sales for Wellbutrin SR were approximately $530 million in 1999.



  Zyban In August 1999, the FDA accepted our ANDA submission for a bioequivalent version of Zyban, which is prescribed for the cessation of smoking and is currently being marketed by Glaxo. Glaxo commenced patent infringement litigation against us with respect to this product. We believe that we were the first to have our ANDA for this product accepted for filing by the FDA and that our product should be entitled to the 180-day period of marketing exclusivity. We do not expect to market this product until the 30-month waiting period expires or the litigation is concluded in our favor and the FDA approves our ANDA. Total U.S. brand sales for Zyban were approximately $105 million in 1999.



  K-Dur In August 1999, the FDA accepted our ANDA submission for a bioequivalent version of K-Dur, a potassium supplement that is currently being marketed by Key Pharmaceuticals, Inc., a subsidiary of Schering-Plough Corporation. No patent infringement suit related to the ANDA for K-Dur has been filed against us. As we were not the first to have our ANDA for this product accepted for filing, we cannot market our bioequivalent version of K- Dur until the 180-day marketing exclusivity period of the first ANDA filer expires or is waived and the FDA approves our ANDA. Total U.S. brand sales for K-Dur were approximately $245 million in 1999.



  Claritin D-24      In February 2000, the FDA accepted our ANDA submission for a bioequivalent version of Claritin D-24, which is a once-a-day antihistamine for the treatment of allergies and is currently being marketed by Schering-Plough Corporation. Schering-Plough has commenced patent infringement litigation against us with respect to this product. We believe that we were the first to have our ANDA for this product accepted for filing by the FDA and that our product should be entitled to the 180-day period of marketing exclusivity. We do not expect to market this product until the 30-month waiting period expires or the litigation is concluded in our favor and the FDA approves our ANDA. Total U.S. sales of Claritin D-24 were approximately $370 million in 1999.



  Depakote In March 2000, the FDA accepted our ANDA submission for a bioequivalent version of Depakote, which is used to treat epilepsy and is currently being marketed by Abbott Laboratories Inc. Abbott has recently commenced patent infringement litigation against us. As we were not the first to have our ANDA for this product accepted for filing, we cannot market our bioequivalent version of Depakote until the 180-day marketing exclusivity period of the first ANDA filer expires or is waived and either our 30-month waiting period expires or the litigation is concluded in our favor and the FDA approves our ANDA. Total U.S. sales of Depakote were approximately $700 million in 1999.

  Lodine XL          In May 2000, the FDA accepted our ANDA submission for a
                     bioequivalent version of Lodine XL, which is used to treat both osteoarthritis and rheumatoid arthritis and is currently being marketed by Wyeth-Ayerst Pharmaceuticals, a division of American Home Products Corporation. No patent infringement litigation has been commenced against us although Wyeth-Ayerst has until July 2000 to commence litigation in order to trigger the 30-month waiting period on FDA approval. As we believe we were not the first to have our ANDA for this product accepted for filing, we cannot market our bioequivalent version of Lodine XL until the 180-day marketing exclusivity period of the first ANDA filer expires or is waived and we receive FDA approval. If
                     Wyeth-Ayerst commences patent infringement litigation prior to July 2000, we will not be able to market our bioequivalent version of Lodine XL until our 30-month waiting period expires or the litigation is concluded in our favor, the 180-day marketing exclusivity period of the first ANDA filer expires or is waived and the FDA approves our ANDA. Total U.S. sales of Lodine XL were approximately
                     $100 million in 1999.


     In addition, ANCIRC Pharmaceuticals, our 50/50 joint venture with Watson Pharmaceuticals, Inc. received FDA approval for bioequivalent versions of the following products:

  Trental In September 1998, ANCIRC received FDA approval to sell its bioequivalent version of Trental. This product is for the treatment of patients with chronic occlusion of arteries of the limbs. This product was formulated by us, is being manufactured by Watson and is being marketed by us. Total U.S. brand and bioequivalent sales for Trental were approximately $85 million in 1999. The ANDA for this product did not contain a Paragraph IV certification.

  Oruvail In March 1999, ANCIRC received FDA approval to sell its bioequivalent version of Oruvail. This product is being used for the treatment of patients with rheumatoid arthritis and osteoarthritis. This product is to be manufactured and marketed by us and was launched in April 1999, but was discontinued in June 1999 due to manufacturing problems related to this product. We are in the process of rectifying these problems and expect to start producing and marketing this product again later in 2000. Total U.S. brand and bioequivalent sales for

                     Oruvail were approximately $50 million in 1999. The ANDA for this product did not contain a Paragraph IV certification.


     BIOEQUIVALENT PRODUCT PIPELINE. In addition to the products for which ANDAs have been submitted, we, either directly or through ANCIRC or other collaborative ventures, intend to develop approximately 25 additional bioequivalent versions of brand name drugs. Total U.S. sales for the brand versions of these products were approximately $8.0 billion in 1999. We are continually evaluating potential product candidates, including specialty or niche pharmaceutical products. In selecting our product candidates, we focus on pharmaceuticals which we anticipate will have high sales volume and for which marketing exclusivity or patent rights have expired or are near expiration.


 BRAND NAME CONTROLLED-RELEASE PHARMACEUTICALS

     We are developing brand name controlled-release formulations by applying our proprietary drug delivery technologies to existing immediate-release and controlled-release drugs. We believe that the application of our drug delivery technologies will improve the characteristics of these products, for example, by decreasing undesired side effects or reducing the frequency of administration. In selecting our product candidates, we focus on high sales volume pharmaceuticals that will lack patent protection at the time we plan to market our product. We are continually evaluating potential product candidates for this program.

     In order to facilitate development of these products, we plan to undertake formulation and development on our own and use contract research organizations for clinical studies. Currently, we are evaluating entering into collaborative arrangements with other pharmaceutical companies to commercialize these products. These potential products generally require us to file an Investigational Drug Application, or IND, with the FDA before commencing clinical trials and a New Drug Application, or NDA, in order to obtain FDA approval. We believe that the FDA approval process of our NDAs for these type of brand name controlled-release formulations will be simpler than that typically associated with most NDAs for new chemical entities because our development efforts involve chemical entities which have been previously approved by the FDA. We may also receive certain marketing exclusivity rights for a controlled-release product we develop in our new drug program.

     The following describes the status of our brand name controlled-release products:

  Lovastatin XL      Our product, Lovastatin XL, is a newly developed
                     extended-release tablet which uses one of our proprietary drug delivery technologies to treat elevated cholesterol or hypercholesterolemia. Merck & Co., Inc. markets Lovastatin immediate-release oral tablets under the brand name
                     Mevacor/registered trademark/. Mevacor immediate-release tablets are currently marketed in 10 mg, 20 mg and 40 mg strengths and are administered once a day. The usual recommended starting dose is 20 mg once a day. The recommended dosing range is 10 mg to 80 mg per day in one or two doses. Mevacor belongs to a class of drugs known as statins. Statin products had approximately $5.7 billion in U.S. sales in 1999, of which Mevacor sales were approximately $300 million.


                     Our tablet formulation also contains 10 mg, 20 mg, 40 mg or 60 mg doses. Several published studies suggest therapeutic advantages may be achieved by an extended-release dosage form of Lovastatin, including greater efficacy, resulting in the need for fewer doses, and an improved safety profile compared to the conventional immediate-release dosage form. In a Phase II crossover study conducted by us in patients with elevated cholesterol, Lovastatin XL produced a greater reduction in mean LDL cholesterol than was produced by an equivalent dose of Mevacor. There was little or no difference in adverse events between Lovastatin XL and Mevacor. In June 1999, we initiated Phase III studies of Lovastatin XL with over 500 targeted patients in over 40 centers to further evaluate the efficacy and safety of our product before we file an NDA, which we anticipate will occur in 2001.

  Metformin XT       We have developed Metformin XT, an oral extended-release
                     dosage form of metformin using our proprietary modified release system, to treat non-insulin-dependent diabetes mellitus, commonly referred to as Type II diabetes. Bristol
                     Myers Squibb Inc. markets metformin as an immediate-release tablet under the brand name Glucophage/registered trademark/. Our once daily product is intended to have bioavailability equivalent to the currently marketed
                     Glucophage product. Glucophage tablets are marketed in 500 mg, 850 mg or 1000 mg doses. Although there is no fixed dosage regimen, it is typically administered two to three times per day with a maximum recommended dose of 2550 mg per day. Bristol Myers Squibb filed an NDA for a once a day metformin in late 1999. There were over $2 billion of U.S.
                     sales of glucose-lowering products in 1999 including
                     Glucophage, Glucotrol XL/registered trademark/ and
                     Glynase/registered trademark/. Metformin use has been associated with gastrointestinal side effects. These adverse events may be partially avoided using an extended-release dosage form. Another advantage of an extended-release dosage form is a reduction in the frequency of administration, which we expect to increase patient compliance.


                     In January 2000, we successfully completed Phase II clinical studies and we expect to commence pivotal Phase III clinical studies in the second quarter of 2000. We believe that other companies may also be developing once-a-day dosages of metformin for NDA filings in the near future. We anticipate filing an NDA in 2001.


     We are also in various early stages of development for controlled-release versions of Omeprazole DR (a reformulated version of Prilosec), an analgesic product and two central nervous system products.

     BRAND SALES AND MARKETING STRATEGY. We are developing and evaluating various strategies for the sale and marketing of our brand name controlled-release pharmaceuticals. These strategies include licensing our brand name products to other pharmaceutical companies with sales organizations sufficient to support our products, entering into co-promotion or contract sales arrangements with respect to the products, establishing our own sales organization and related infrastructure to support and manage our sales effort or any combination of the above. If we license our products or enter into co-promotional or contract sales arrangements, we would not incur the significant upfront expenses associated with building a sales organization, but our potential profit margins for the product could be lower. Whichever strategy we pursue, we expect that when our current brand name controlled-release pharmaceuticals are ready to be launched we will have an established sales organization in place or have entered into arrangements to market our products to physicians and other healthcare professionals who prescribe that product. We also expect to have the ability to access doctors through Cybear's online communication system.

OUR PROPRIETARY DRUG DELIVERY TECHNOLOGIES

     Both our bioequivalent controlled-release pharmaceuticals and our brand name controlled release pharmaceuticals generally utilize our proprietary drug delivery technologies to control the release characteristics of a variety of orally administered drugs. Controlled-release products are formulations which release active drug compounds in the body gradually and predictably over a 12 or 24-hour period and therefore need be taken only once or twice daily. Controlled-release products typically provide numerous benefits over immediate release drugs, including:

     /bullet/ greater effectiveness in the treatment of chronic conditions;

     /bullet/ reduced side effects;

     /bullet/ greater convenience (only once or twice a day); and

     /bullet/ higher levels of patient compliance due to a simplified dosing schedule.


     We have eight proprietary drug delivery technologies that we have patented for certain applications or for which we have filed for patent protection for certain applications. We have been issued 38 patents with respect to these technologies. We originally designed these controlled-release technologies specifically for a drug that was being formulated. However, we believe that our technologies are relatively flexible and can be modified to apply to a variety of pharmaceutical products.


     Our drug delivery technologies utilize a variety of polymers and other materials to encapsulate or entrap the active drug compound and to release the drug at varying rates at predetermined locations in the gastrointestinal tract. In applying an appropriate drug delivery technology to a particular drug candidate, we consider such factors as:

     /bullet/ the desired release rates of the drug;

     /bullet/ the physio-chemical properties of the drug;

     /bullet/ the physiology of the gastrointestinal tract and the manner in which the drug will be absorbed during passage through the gastrointestinal tract; and

     /bullet/ the effect of food on the absorption rate and transit time of the drug.

     The following summarizes our drug delivery technologies:


DRUG DELIVERY TECHNOLOGY                     DESCRIPTION
------------------------------------------   ----------------------------------------------------------------
Pelletized Pulsatile Delivery System         PPDS is designed for use with products that require a
   ("PPDS")                                  pulsed release of the drug. This technology uses pellets that are coated with specific polymers and agents to control the release rate of the microencapsulated drug. By varying the proportion and composition of the polymer mixtures, the
                                             release rate of the drug may be specifically controlled.

Single Composition Osmotic Tablet System     SCOT utilizes various osmotic modulating agents as well as
   ("SCOT")                                  polymer coatings to provide a zero-order release of a drug
                                             (a constant rate of release).

Solubility Modulating Hydrogel System        SMHS is designed for products utilizing a hydrogel-based
   ("SMHS")                                  dosage system that provides for sustained release without
                                             the need to use special coatings or structures, which add to the cost of manufacturing. This technology avoids the
                                             "initial burst effect" commonly observed with other
                                             sustained-release hydrogel formulations.

Delayed Pulsatile Hydrogel System            DPHS is designed for use with hydrogel matrix products
   ("DPHS")                                  that are characterized by an initial zero-order release of drug followed by a rapid release. This release profile is achieved by the blending of selected hydrogel polymers to achieve a delayed pulse.

Stabilized Pellet Delivery System            SPDS is designed specifically for unstable drugs,
   ("SPDS")                                  incorporating a pellet core of drug and protective polymer outer layer(s).

Granulated Modulating Hydrogel System        GMHS incorporates hydrogel and binding polymers with the
   ("GMHS")                                  drug, which is formed into granules and then pressed into
                                             tablet form.

Pelletized Tablet System                     PELTAB utilizes polymer-coated drug pellets or drug
 ("PELTAB")                                  crystals which are manufactured into tablets. In order to
                                             provide a controlled release, a water insoluble polymer is used to coat discrete drug pellets or crystals, which then can resist the action of fluids in the gastrointestinal tract. This technology incorporates a strong polymer coating enabling
                                             the coated pellets to be compressed into tablets without
                                             significant breakage.

Porous Tablet System                         PORTAB is designed for controlled-release dosage forms
 ("PORTAB")                                  which utilize an osmotic core, typically containing a water soluble drug. The core includes a water soluble component
                                             and a continuous polymer coating. The purpose of the
                                             soluble agent is to expand the core and thereby create
                                             microporous channels through which the drug is released.


COLLABORATIVE ARRANGEMENTS

     We work with other pharmaceutical companies to formulate controlled-release versions of their existing commercialized drugs and drugs they are developing using our proprietary drug delivery technologies. In addition to improving drug efficacy, we believe that our drug delivery technologies will provide these pharmaceutical companies with the opportunity to enhance the commercial value of their existing drug products and new drug candidates.

     ANCIRC is a 50/50 joint venture between us and Watson for the development of eight bioequivalent controlled-release pharmaceuticals. Capital contributions, distributions and net income or losses are allocated equally between us and Watson. Capital contributions are utilized by ANCIRC to pay outside vendors, services rendered by Watson or us to ANCIRC and to purchase finished goods inventory manufactured by Watson or us on ANCIRC's behalf. We have made investments in ANCIRC totaling $7.9 million through December 31, 1999. From time to time, we have had discussions with Watson to potentially restructure ANCIRC.

 DEVELOPMENT AND LICENSING AGREEMENTS

     In June 1999, we entered into an agreement with Geneva, a member of the Novartis pharmaceutical group. Geneva has agreed to fund the development costs of certain controlled-release products that we are developing for submission as NDAs in exchange for exclusive marketing rights to those products in specified territories. Under this arrangement, one of our NDA products has been outlicensed for the U.S. Upon receiving approval from the FDA or other regulatory agencies, we will receive royalties from the sale of these products in the specified territories. We have committed to continuing to sell Geneva's bioequivalent products in our Anda distribution operation.

     We have entered into additional development and licensing agreements covering bioequivalent pharmaceuticals with U.S. and foreign pharmaceutical companies. Pursuant to these agreements, the licensees typically will fund the cost of product development and will pay us royalties in exchange for a license to market the products for a specified period in a specified territory.

MANUFACTURING

     We presently have a manufacturing facility capable of producing the projected necessary commercial quantities of our bioequivalent versions of Dilacor XR, Cardizem CD, Tiazac, Oruvail, Naprelan and K-Dur. However, since our existing manufacturing facility will not be suitable for the manufacture of all of the products that we intend to develop and manufacture, we are in the process of expanding our manufacturing capabilities by converting portions of our existing facilities to additional manufacturing and related warehousing space, and by building a new facility on an adjacent 15 acre parcel of property that we own. Following the completion of these projects, we will have approximately 200,000 square feet for the manufacture of our products.

     We also depend upon Watson to manufacture certain products subject to the ANCIRC joint venture and on other companies with which we have or may have agreements to manufacture other products.


PHARMACEUTICAL DISTRIBUTION OPERATIONS

     We market and distribute pharmaceuticals manufactured by third parties through our Anda subsidiary formerly known as Anda Generics Inc. We purchase pharmaceuticals directly from manufacturers and wholesalers and market them through our in-house telemarketing staff primarily to independent pharmacies, pharmacy chains which do not maintain their own central warehousing facilities and pharmacy buying groups. We offer competitive pricing, quality products and responsive customer service, which we believe are the critical elements to competing effectively in this market. Our telemarketing staff currently has approximately 130 persons and is supplemented by sales executives who are responsible for national accounts.

     In March 2000, we acquired Valmed Pharmaceutical, Inc., a privately owned distributor of bioequivalent pharmaceuticals based in Grand Island, New York. The purchase price was $15.1 million in cash including transaction costs, net of cash acquired, subject to certain adjustments. The acquisition has been recorded using the purchase method of accounting.

     We currently utilize our distribution operations' sales and marketing personnel for the marketing of our bioequivalent versions of Dilacor XR, Cardizem CD and ANCIRC's bioequivalent version of Trental. We plan to continue to utilize Anda personnel and start to use the Valmed operations in the marketing and distribution of our current products and other products being developed by us, by ANCIRC and by our collaborative partners. Our distribution operations allow us to observe and participate directly in developments and trends in the pharmaceuticals industry.


     We purchase our bioequivalent products for resale from a number of pharmaceutical manufacturers and wholesalers. We believe that we are not dependent upon any particular supplier and that alternative sources of supply for most of our products are available if required.

CYBEAR

     Cybear is an information technology company that is using the Internet to improve the efficiency of administrative and communications tasks of managing patient care while addressing the healthcare industry's need for the secure and reliable transmission of information. Cybear is an Internet Service Provider, or ISP, and Application Services Provider, or ASP, for the healthcare industry. Cybear uses or intends to use its own secure private network to provide access to the Internet, e-mail and productivity applications. These are available on a transaction or subscription basis to physicians, physician organizations, pharmacies and hospitals. Some of its online applications include or will include business tools for hospital messaging, lab orders and results, streamlined purchasing, prescription writing, claims processing, eligibility verification, formulary compliance, credentialing, web site creation and physician-patient communications via the Internet.

     In March 1999, Cybear introduced its first product, dr.cybear, a physician practice portal, which is designed to address the communications and operational needs of physicians and other healthcare providers. The physician practice portal is an Internet portal site that provides a combination of healthcare content, practice management tools, the entry point to a comprehensive communications network and ongoing access to further products and services. dr.cybear is marketed to physicians, physician organizations, hospitals, managed care organizations and integrated delivery networks throughout the United States.

     In September 1999, we entered into an arrangement with Cybear pursuant to which prescription vaccines and injectables and other items distributed by Anda can be ordered through Cybear's physician practice portal.

     In March 2000, Cybear signed a one-year agreement, subject to additional one-year period renewals by mutual agreement, with Novartis Pharmaceuticals Corporation pursuant to which Cybear will provide secure on-line connectivity and communications solution through dr.cybear to an initial group of 5,000 Novartis-selected physicians for monthly subscription fees commencing one month after these physicians are registered. Novartis has committed to register 5,000 physicians by the end of 2000.


 CYBEAR REORGANIZATION

     In December 1999, we announced a corporate reorganization plan which, among other things, would give Andrx shareholders the ability to distinguish their investments in Andrx and Cybear. In March 2000, these two companies entered into a definitive agreement with respect to this corporate reorganization. This plan, which was recommended by a special committee of the Board of Directors of Cybear, as well as by the boards of both Cybear and Andrx, will create two new classes of Andrx common stock, Cybear Group Common Stock, to separately track the performance of Cybear and Andrx Group Common Stock to represent the equity interests of Andrx other than its ownership of Cybear. The plan will be submitted for approval to the shareholders of Andrx and Cybear later this year.

     Pursuant to an Agreement and Plan of Merger and Reorganization, we will acquire all of the publicly traded shares of common stock of Cybear in what should be a tax-free reorganization. Cybear's public shareholders own approximately 4.9 million shares as of March 31, 2000 (excluding the potential exercise by Edward E. Goldman, M.D., Cybear's Chief Executive Officer, of an outstanding warrant to acquire 525,000 shares of Cybear common stock currently owned by Andrx), or 27.6%, of the common shares of Cybear, and


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those shareholders will receive one share of Cybear Group Common Stock for every Cybear share they currently own. In the reorganization, the number of Cybear shares held by Andrx will be reduced from 12.9 million shares to 10.8 million shares so as to provide the equivalent of a 20% increase in shares held by the non-Andrx shareholders of Cybear. As a result, the non-Andrx shareholders of Cybear will own approximately 31.2% of the Cybear Group Common Stock following the closing of the transaction. Pursuant to the reorganization, each Andrx common share will be converted into (i) one share of Andrx Group Common Stock, and (ii) approximately .1622 shares of Cybear Group Common Stock. Upon completion of the reorganization, (i) Cybear will be our wholly owned subsidiary with 100% of its value publicly traded in the form of Cybear Group Common Stock; (ii) current Cybear shareholders will own approximately 31.2% of the Cybear Group Common Stock; and (iii) current Andrx shareholders will own 100% of the Andrx Group Common Stock and approximately 68.8% of the Cybear Group Common Stock.


     The reorganization plan is intended to (i) separate the operating losses of Cybear from our operating results for financial reporting purposes (ii) improve liquidity for the publicly traded equity of Cybear; (iii) provide Cybear with a more viable currency for potential strategic acquisitions; and
(iv) preserve financial flexibility for our management to maximize the long-term growth of shareholder value. In addition, the reorganization should reestablish certain tax consolidation advantages for us.


     Consummation of the transaction is subject to various conditions, including approval by shareholders of Andrx and Cybear. In addition to shareholder approval, the transaction will be subject to various Federal and state regulatory approvals, and accordingly, no assurance can be given that this transaction will be consummated. We and Cybear will file a joint proxy statement and registration statement with respect to the proposed transaction.


COMPETITION

     The pharmaceutical industry is highly competitive and is affected by new technologies, new developments, government regulations, healthcare legislation, availability of financing and other factors. Many of our competitors have longer operating histories and greater financial, research and development, marketing and other resources than us. We expect to be subject to competition from numerous other entities that currently operate or intend to operate in the pharmaceutical industry, including companies that are engaged in the development of controlled-release drug delivery technologies and products, and other manufacturers that may decide to undertake in-house development of these products. In our pharmaceutical distribution business, we compete with a number of large wholesalers and other distributors of pharmaceuticals. In our Cybear subsidiary, competitors include online services or web sites, ISPs, publishers and distributors of offline media, healthcare information companies and large data processing and information companies. We cannot assure you that we will be able to compete successfully with these companies.

PATENT LITIGATION AND PROPRIETARY RIGHTS

 GENERAL

     We believe that our future will depend in part on our ability to obtain patents and trade secret protection, maintain trade secret protection and operate without infringing the proprietary rights of others. We have been issued numerous U.S. and foreign patents and notices of allowances relating to our drug delivery technologies. In addition, we have filed additional U.S. patent applications and various foreign patent applications relating to our drug delivery technologies. We expect to apply for additional U.S. and foreign patents in the future. The issuance of a patent is not conclusive as to its validity or as to the enforceable scope of the claims of the patent. We depend on our patents and trade secrets. Failure by us to protect our patent rights or infringement by us of the patent or proprietary rights of others could have a material adverse effect on our results of operations and financial position.

 PATENT LITIGATION

     There has been substantial litigation in the pharmaceutical, biomedical and biotechnology industries with respect to the manufacture, use and sale of new products that are the subject of patent rights. Most of the

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

brand name controlled-release products for which we are developing bioequivalent versions are covered by one or more patents. Under the Waxman-Hatch Amendments, when a drug developer files an ANDA for a bioequivalent drug, the developer must make a certification to the FDA as to whether the developer believes that an unexpired patent which has been listed with the FDA as covering the relevant brand-name product will be infringed by the developer's product or is invalid or unenforceable. If the developer believes that its product does not infringe the brand product's patents or that the unexpired patent is invalid or unenforceable, it provides a Paragraph IV Certification to the patent holder, who may then challenge the developer's Paragraph IV Certification by filing a lawsuit for patent infringement. If a lawsuit is filed within 45 days from the day the patent holder received the Paragraph IV Certification, the FDA can review and tentatively approve the ANDA, but cannot make the marketing approval effective until a judgment in the action has been rendered in favor of the developer, 30 months from the date the patent holder received the Paragraph IV Certification, or when the patent expires, whichever is sooner. The outcome of such litigation is difficult to predict because of the uncertainties inherent in patent litigation.

     Numerous such actions have been filed against us. The Dilacor XR action was dismissed without prejudice; the litigation relating to our bioequivalent version of Cardizem CD was dismissed with prejudice; the trial court found in our favor in the Tiazac litigation; and the other actions relating to our ANDAs for bioequivalent versions of Prilosec, Wellbutrin SR and Zyban, Naprelan, Depakote and Claritin D-24 are pending. We anticipate that additional actions may be filed as we, ANCIRC, or our collaborative partners file additional ANDAs containing Paragraph IV Certifications. Similar patent litigation may affect NDAs that we file in the future. Our business could be harmed by the delay in obtaining FDA approval to market our products as a result of litigation, the expense of litigation whether or not we are successful, or an adverse outcome in such litigation.

 CARDIZEM CD LITIGATION AND THE STIPULATION

     In September 1997, we entered into a stipulation in connection with the patent infringement litigation brought against us by Aventis relating to the sale of our bioequivalent version of Cardizem CD. In June 1999, the Aventis litigation was resolved, the lawsuit was dismissed with prejudice and we received the outstanding stipulation fees owed to us.


     In May 1998, Biovail filed a claim against us alleging that the stipulation violated Sections 1 and 2 of the Sherman-Antitrust Act and seeking a declaratory judgment as to federal law as well as for alleged violations of state common law of unfair competition, tortious interference with prospective advantage and tortious interference with contract. Biovail sought injunctive relief and treble the amount of its actual damages in an unspecified amount, plus interest, with respect to its federal law claims, and actual and punitive damages in unspecified amounts, plus interest, with respect to its common law claims. In July 1998, we filed a motion to dismiss Biovail's claims. That motion was granted with prejudice with respect to the federal antitrust claims in January 2000. Biovail has both appealed that dismissal to the Court of Appeals and also has requested that the District Court reconsider its determination in light of certain facts that Biovail failed to provide the court. These matters are still pending.

     In March 2000, we received a letter from Purepac Pharmaceuticals Co., a subsidiary of F.H. Faulding & Co., stating its belief that Cartia XT, our bioequivalent version of Cardizem CD, infringed certain claims of a patent that had been issued in its favor on March 7, 2000. The letter offered to license that patent to us. On March 7, 2000, Purepac also filed an infringement suit against us in the U.S. District Court for the Eastern District of Pennsylvania regarding the same patent. Purepac seeks an injunction enjoining the sale of Cartia XT, damages in an amount no less than a reasonable royalty, treble damages for willful infringement and other relief. We responded to this claim by denying infringement and by seeking a declaration that the patent is invalid.


 PRILOSEC LITIGATION

     We made a Paragraph IV Certification in connection with the ANDA we filed for our bioequivalent version of Prilosec. We believe that we were the first to have our ANDA for this product accepted for filing

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


by the FDA and that once final approval is received our product should be entitled to the 180-day period of marketing exclusivity. In May 1998, AstraZeneca filed suit against Andrx in the U.S. District Court for the Southern District of Florida claiming patent infringement because of an ANDA filed by Andrx with the FDA for a bioequivalent version of Prilosec. Andrx responded to this claim by denying infringement, raising various other defenses, filing certain counterclaims against AstraZeneca and by seeking a declaration that there has been no infringement and that the patents are invalid. AstraZeneca seeks an injunction enjoining Andrx from further infringing the subject patents and an order directing that the effective date of any FDA approval of Andrx' proposed bioequivalent version of Prilosec be no earlier than the expiration date of its patents.

     A second Paragraph IV Certification was made by Andrx with regard to a different strength of Prilosec. This resulted in AstraZeneca filing another suit in the U.S. District Court for the Southern District of Florida. Both of these suits have been consolidated in the U.S. District Court for the Southern District of New York, together with three other patent infringement suits initiated by AstraZeneca involving ANDAs submitted by other companies for bioequivalent versions of Prilosec. In May 2000, AstraZeneca filed two additional patent infringement suits involving ANDAs submitted by other companies for bioequivalent versions of Prilosec and is seeking to consolidate these cases in the U.S. District Court for the Southern District of New York. If these cases are consolidated, the ultimate resolution of Andrx's litigation with AstraZeneca may be delayed.


 TIAZAC LITIGATION

     We made a Paragraph IV Certification in connection with the ANDA we filed for our bioequivalent version of Tiazac. In October 1998, Biovail, Biovail Laboratories Inc. and Galephar Puerto Rico, Inc., or the Biovail Group, filed suit against Andrx in the U.S. District Court for the Southern District of Florida claiming patent infringement because of the ANDA filed by Andrx with the FDA for a bioequivalent version of Tiazac. Andrx responded to this claim by denying infringement, raising various other defenses, filing certain counterclaims against the Biovail Group and by seeking a declaration that there has been no infringement and that the patent is invalid. The Biovail Group sought an injunction enjoining Andrx from further infringing the subject patent and an order directing that the effective date of any FDA approval of Andrx' proposed bioequivalent version of Tiazac be no earlier than the expiration date of the subject patent. In March 2000, the court entered an order that Andrx's product does not infringe the Biovail patent. Biovail has filed a notice of appeal of that order.

 NAPRELAN LITIGATION


     We made a Paragraph IV Certification in connection with the ANDA we filed for our bioequivalent version of Naprelan. In October 1998, Elan filed suit against Andrx in the U.S. District Court for the Southern District of Florida claiming patent infringement because of the ANDA filed by Andrx with the FDA for a bioequivalent version of Naprelan. Andrx responded to this claim by denying infringement, raising various other defenses, filing certain counterclaims against Elan and by seeking a declaration that there has been no infringement and that the patent is invalid. Elan seeks a judgment enjoining Andrx from further infringing the subject patent and ordering that the effective date of any FDA approval of Andrx' proposed bioequivalent version of Naprelan be no earlier than the expiration date of the patent.


 WELLBUTRIN SR AND ZYBAN LITIGATION


     We made Paragraph IV Certifications in connection with the ANDAs we filed for our bioequivalent versions of Wellbutrin SR and Zyban. In September 1999, Glaxo filed suit against Andrx in the U.S. District Court for the Southern District of Florida claiming patent infringement because of the ANDAs filed by Andrx with the FDA for bioequivalent versions of Wellbutrin SR and Zyban. Andrx responded to this claim by denying infringement, raising various other defenses, filing certain counterclaims against Glaxo and by seeking a declaration that there has been no infringement and that the patent is invalid. Glaxo seeks an injunction enjoining Andrx from further infringing the subject patents and orders directing that the effective date of any FDA approval of Andrx' proposed bioequivalent versions of Wellbutrin SR and Zyban be no earlier that the expiration date of the subject patent.


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

 DEPAKOTE LITIGATION


     We made a Paragraph IV certification relative to the ANDA we filed for our bioequivalent version of Depakote. In March 2000, Abbott filed suit against Andrx Corporation, Andrx Pharmaceuticals, Inc. and Andrx Pharmaceuticals L.L.C. in the United States District Court for the Northern District Court of Illinois, claiming infringement of two of its patents because of our filing the aforementioned ANDA. Abbott seeks a judgment enjoing defendants from further infringing the subject patents and ordering that the effective date of any FDA approval of Andrx's proposed bioequivalent version of Depakote be no earlier than the expiration dates of the two patents in suit. Following our filing of a motion to dismiss for lack of jurisdiction, Abbott filed a second action against the same defendants and for the same claims in the United States District Court for the Southern District of Florida as well as a third action against Andrx Pharmaceuticals L.L.C. for the same claims in the United States District Court for the Eastern District of Virginia.


 CLARITIN D-24 LITIGATION

     We made a Paragraph IV Certification in connection with the ANDA we filed for our bioequivalent version of Claritin D-24. In March 2000, Schering-Plough filed suit against Andrx in the U.S. District Court for New Jersey claiming patent infringement because of an ANDA filed by Andrx with the FDA for a bioequivalent version of Claritin D-24.

     While we believe our ANDA products do not infringe the patents that we have been sued upon or that such patents are invalid and/or unenforceable, the ultimate resolution of these patent litigation matters is not known and there is no assurance our position will ultimately prevail.

GOVERNMENT REGULATION

     Drug manufacturers are required to obtain FDA approval before marketing their new drug product candidates. This approval process is often costly and time consuming and we cannot assure you that any drug application will timely be approved by the FDA or any other health authority, if at all.

     ANDA PROCESS. FDA approval is required before a bioequivalent version of a previously approved drug or a new dosage form of an existing drug can be marketed. Approval is sought using an Abbreviated New Drug Application or ANDA. Complete clinical studies are not required in support of an ANDA, although typically bioavailability and bioequivalence studies must be conducted. Bioavailability indicates the rate and extent of absorption and levels of concentration of a drug product in the blood stream. Bioequivalence compares the bioavailability of one drug product with another, and when established, indicates that the rate of absorption and levels of concentration of a generic drug in the body are substantially equivalent to the previously approved drug. An ANDA may be submitted for a drug on the basis that it is the equivalent to a previously approved drug or, in the case of a new dosage form, is suitable for use for the indications specified.

     Under the Waxman-Hatch Amendments, the developer of a bioequivalent drug which is the first to have its ANDA accepted for filing by the FDA and includes a Paragraph IV Certification is awarded a 180-day period of marketing exclusivity. This means that the FDA may not approve another ANDA containing a Paragraph IV Certification for that product until the first developer's 180-day period of marketing exclusivity has expired or has been waived. This marketing exclusivity period begins with the commercial marketing of the product or a court determination that the relevant patents are invalid, unenforceable or not infringed. Also, a court decision triggering the 180-day period can occur either in litigation involving the first Paragraph IV filer or a subsequent filer.


     Until recently, the FDA has interpreted the reference in the statute to a court determination to mean a court determination which is final and non-appealable. This interpretation was challenged in litigation in which the courts disagreed with the FDA's interpretation. Prompted in part by those decisions, the FDA issued guidelines in March 2000 in which it announced a change in its interpretation of the statute for ANDAs and the publication of the guidelines. The new guidelines state that the FDA now will view a court decision to be


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

the first court decision which finds a patent at issue to be invalid, unenforceable or not infringed. The FDA stated that when a lower court renders such a decision, the FDA may approve an ANDA as of the date of that decision and the 180-day exclusivity period will commence on that date, unless the marketing of the product has already commenced. If the lower court decision finds the patent is infringed, but the decision is reversed on appeal, the FDA may approve the ANDA on the date a judgment is entered that the patent is invalid, unenforceable or not infringed. The FDA stated that neither a stay or a reversal of a district court decision finding the patent invalid, unenforceable or not infringed will have an effect on the approval of an ANDA or on the beginning, or continued running, of the exclusivity period.

     The FDA's new interpretation of the statute may substantially decrease the value of the 180-day exclusivity period. A patent holder whose patent is found invalid, unenforceable or not infringed in a lower court decision may seek to reverse such a ruling on appeal. Under the new FDA interpretation, even if such an appeal is taken, however, the 180-day period would start once the lower court rendered its decision. The developer of the product for which the relevant ANDA was approved would thus be faced with the prospect of beginning marketing of its product despite the pending appeal and lack of final resolution of the litigated issue or delaying marketing at a time when under the FDA's new interpretation the 180-day exclusivity period had started. A decision to delay marketing of the product following a lower court decision which is subject to an appeal would mean that the developer of the product would have less than 180 days, and possibly no days, in which it was the exclusive marketer of that bioequivalent product.

     We are unable to predict what impact, if any, the FDA's new guidelines may have on our business or financial results.

     NDA PROCESS. FDA approval is required before any new drug can be marketed. A New Drug Application or NDA is a filing submitted to the FDA to obtain approval of a drug not eligible for an ANDA and must contain complete pre-clinical and clinical safety and efficacy data or a reference to such data. Before clinical testing can begin, stringent government requirements for pre-clinical data must be satisfied. The pre-clinical data must provide an adequate basis for evaluating both the safety and the scientific rationale for the initiation of clinical trials.

     Clinical trials are typically conducted in three sequential phases, although the phases may overlap. The process of completing clinical trials for a new drug may take several years and requires the expenditure of substantial resources. Preparing a NDA involves considerable data collection, verification, analysis and expense, and we cannot guarantee that the FDA or any other health authority will approve any of our products on a timely basis, if at all. The approval process is affected by a number of factors, primarily the risks and benefits demonstrated in clinical trials as well as the severity of the disease and the availability of alternative treatments. The FDA or other health authorities may deny a NDA if the regulatory criteria are not satisfied, or may require additional testing or information before that NDA is approved.

     We believe that the FDA's ANDA procedures will apply to our bioequivalent versions of controlled-release drugs. We cannot assure you that our bioequivalence studies and other data will result in FDA approval to market our drug products. Certain ANDA procedures for bioequivalent controlled-release drugs and other products are presently the subject of petitions filed by brand name drug manufacturers, which seek changes from the FDA in the approval process for bioequivalent drugs. We cannot predict at this time whether the FDA will make any changes to the ANDA procedures as a result of such petitions, ongoing rulemakings, or litigation or the effect that such changes may have on us. Any changes in FDA regulations or policies may make ANDA approvals more difficult and, thus, may have a material adverse effect on our business.

     Patent certification requirements for bioequivalent controlled-release drugs could also result in significant delays in obtaining FDA approval if patent infringement litigation is initiated by the holder or holders of the brand name patents. Delays in obtaining FDA approval of ANDAs and certain NDAs can also result from a marketing exclusivity period and/or an extension of patent terms. If some of our drugs do not qualify for ANDA procedures, as will be the case with certain of our controlled-release formulations, the FDA approval process may require time consuming and expensive clinical studies and NDA filings.

     The FDA also regulates the development, manufacture, distribution, labeling and promotion of prescription drugs. It requires that certain records be kept and reports be made, mandates registration of drug

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

manufacturers and their products and has the authority to inspect manufacturing facilities for compliance with cGMP standards. As a distributor of bioequivalent pharmaceuticals manufactured by third parties, we are subject to state licensure and other requirements pertaining to the wholesale distribution of prescription drugs. We could be materially adversely affected by any failure to comply with licensing and other requirements. Other requirements exist for controlled drugs, such as narcotics, which are regulated by the DEA.

     Finally, the FDA has the authority to withdraw approvals of previously approved drugs for cause, to request recalls of products, to debar companies and individuals from future regulatory submissions and, through action in court, to seize products, institute criminal prosecution or close manufacturing plants in response to violations. The DEA has similar authority. We could be materially adversely affected by any such FDA, DEA or comparable state regulatory agencies' actions.

PRODUCT LIABILITY INSURANCE

     The design, development and manufacture of our products or the products we distribute involve a risk of product liability claims. We have obtained product liability insurance that covers substantially all products marketed by our drug distribution operations, in bioequivalence and other studies for our controlled-release product candidates and for the products we intend to commercialize. We believe that our product liability insurance is adequate for our current operations, but may seek to increase our coverage prior to the commercial introduction of our product candidates. We cannot give assurance that the coverage limits of our insurance will be sufficient to cover potential claims. Product liability insurance is expensive and difficult to obtain and may not be available in the future on acceptable terms or in sufficient amounts, if available at all. We could be harmed by a successful claim against us in excess of our insurance coverage.

LEGAL PROCEEDINGS


     In addition to the previously described litigation, commencing in August 1998, putative class and individual actions have been filed against Andrx in Alabama, California, Florida, Illinois, Kansas, Michigan, Minnesota, New York, Tennessee, Wisconsin, North Carolina and the District of Columbia. The actions pending in federal court have been consolidated for multi-district litigation purposes in the U.S. District Court for the Eastern District of Michigan. In all of these suits Aventis has been named as a co-defendant. The complaint in each action alleges that Andrx and Aventis, by way of the stipulation, have engaged in alleged state antitrust and other statutory and common law violations that allegedly have given Aventis and Andrx a near monopoly in the U.S. market for Cardizem CD and a bioequivalent version of that pharmaceutical product. According to the complaints, the monopoly possessed by the defendants enables Aventis to perpetuate its ability to fix the price of Cardizem CD at an artificially high price, free from bioequivalent competition, with the result that direct purchasers such as pharmacies, as well as indirect purchasers such as medical patients who have been issued prescriptions for Cardizem CD are forced to overpay for the drug. Each complaint seeks compensatory damages on behalf of each class member in an unspecified amount and, in some cases, treble damages, as well as costs and counsel fees, disgorgement, injunctive relief and other remedies. We are unable to predict the outcome of the litigation, although we believe that these actions have no merit and we intend to mount a vigorous defense against each action.

     On May 11, 2000, the United States District Court for the Eastern District of Michigan denied our and Aventis' motions to dismiss the consolidated class action and other complaints pending before this court, which is handling the multi-district litigation challenging the stipulation. The motions to dismiss were premised upon legal arguments as to why the causes of action asserted by the various claimants are legally inadequate. In denying the motions, the court was required to assume the truth of the claimants' factual allegations and rejected our view of certain aspects of state and federal law upon which our defenses are premised. We and Aventis will now be required to continue to submit to discovery and make a substantive response to the factual allegations of each of the consolidated complaints. The court's interpretation of the applicable law, with which we disagree, may make our defense of the allegations more difficult.

     On March 16, 2000, we were named as a respondent by the FTC in an administrative action seeking a cease and desist order against future agreements similar to the stipulation and other remedies. The FTC is not seeking any fines, penalties, disgorgement or any other monetary remedy in the administrative proceeding. Contrary to the FTC's position, we believe that the stipulation was pro-competitive and benefited consumers and intend to vigorously defend our position before the administrative law judge.

     In January 1999, Andrx and our bioequivalent pharmaceutical distribution subsidiary, Anda, Inc., a Florida corporation, were served with third party complaints filed against them by certain doctors and distributors who are defendants in various legal actions relating to the sale of phentermine by Anda and its usage as a diet drug when taken in combination with fenfluramine, commonly known as "phen-fen". The substance of the third party complaints is that the defendants are without fault with respect to the claims in those actions but, if they are found liable on any of those claims, then allegedly having obtained one or more of the drugs from Anda, they are entitled to indemnification in an amount to pay and discharge any judgment entered against them in the putative class action together with costs, expenses and attorney fees. We and Anda have never sold fenfluramine and believe that these claims are without merit.

     In November 1999, another phen-fen diet lawsuit was filed against Anda in the Superior Court of New Jersey by a husband, who claims to have obtained or purchased, either directly or indirectly, from Anda and others, and thereafter ingested, phentermine, dexfenfluramine and fenfluramine, causing serious medical consequences, all to his financial detriment, and his wife, who, on behalf of herself and her two children, claims monetary damages arising from emotional distress to herself and her children, loss of spousal/paternal companionship and expenditure of money, time and care for her husband required by her husband's alleged injuries which are permanent and continuous in nature. Anda has never sold dexfenfluramine or fenfluramine and believes that these claims, including any based solely on the use of phentermine, have no merit.

     Other than the patent litigation matters and the above described litigation, we are not party to a legal proceeding wherein an adverse outcome would have a material adverse effect on our results of operations, financial condition or business.

PROPERTIES

     We lease approximately 97,000 square feet in a facility in Fort Lauderdale, Florida, which houses a portion of our executive offices, warehousing and shipping facilities, a laboratory and pilot manufacturing plant and a commercial-scale manufacturing facility. The buildings are occupied pursuant to leases expiring May 31, 2003 at a current total annual rent of approximately $800,000. Each of the leases affords us five five-year renewal options, and requires us to pay certain increases in common area costs.

     We purchased a 15-acre tract of land in Fort Lauderdale adjacent to our existing facilities. On this parcel, we are building approximately 160,000 square feet of office, warehouse and manufacturing space sufficient to expand those portions of the existing square foot facility which are being used for purposes other than research, product development and manufacturing. We expect to occupy this facility in mid-2000.

     In April 1999, we entered into a one-year lease for an additional 18,000 square feet of warehouse space, at an annual rent of approximately $200,000. This lease has been renewed for an additional year, as we intend to continue to use this facility until the new building has been completed and is available for its intended use.

     We lease a 152,000 square foot facility in Weston, Florida, for our distribution operations and a portion of our executive offices. This lease has a ten year term expiring in 2009, with two five year renewal options, at an initial annual rental of approximately $1.4 million.

     We also occupy a 2,900 square foot facility in Hackensack, New Jersey, for our clinical development operations, pursuant to a five year lease expiring August 2003 at an initial annual rental of approximately $70,000.

     We lease a 56,000 square foot facility in Somerset, New Jersey pursuant to a five year lease expiring in March 2005, with two five year renewal options, at an initial annual rental of approximately $310,000.

     Cybear currently leases 37,600 square feet in Boca Raton, Florida housing its corporate headquarters and network systems. The lease, which expires in March 2007, provides for annual rent of $490,000, excluding taxes, insurance, utilities and common area maintenance charges.

     In connection with the Valmed transaction, we acquired an 11,000 square foot facility in Grand Island, New York for distribution operations.

PERSONNEL


     As of May 17, 2000, we had 863 employees, of whom 28 were involved in corporate administration, 447 were involved in our distribution operations and 110 were involved in Cybear's Internet operation. The remaining 278 employees were involved in research, pharmaceutical development and manufacturing, including over 40 scientists, many of whom hold Ph.D., masters or medical degrees.

                                  MANAGEMENT

     Set forth below is certain information concerning the directors and executive officers:


NAME                                        AGE    POSITION
----------------------------------------   -----   ---------------------------------------------------
Alan P. Cohen(1) .......................    45     Co-Chairman, Chief Executive Officer and Director
Chih-Ming J. Chen, Ph.D.(1) ............    48     Co-Chairman, Chief Scientific Officer and Director
Elliot F. Hahn, Ph.D.(1) ...............    55     President and Director
Scott Lodin ............................    44     Vice President, General Counsel and Secretary
Angelo C. Malahias .....................    38     Vice President and Chief Financial Officer
Melvin Sharoky, M.D.(2) ................    49     Executive Director and Director
Lawrence J. DuBow(2) ...................    68     Director
Irwin C. Gerson(2)(3) ..................    70     Director
Michael A. Schwartz, Ph.D.(3) ..........    69     Director


----------------
(1) Member of Executive Committee.
(2) Member of Audit Committee.
(3) Member of Compensation Committee.

     ALAN P. COHEN is Co-Chairman of the Board, Chief Executive Officer and a director of Andrx, which he founded in August 1992. Mr. Cohen was the Chairman and a director of Cybear from February 1997 through August 1998, when he resigned as Chairman. He remains a director of Cybear. He is a graduate of the University of Florida and is a registered pharmacist. In 1984, Mr. Cohen founded Best Generics, Inc., a bioequivalent drug distribution firm ("Best"), which was sold to IVAX Corporation ("IVAX") in 1988. Mr. Cohen served as President of Best from April 1989 until June 1990.

     DR. CHIH-MING J. CHEN has been Co-Chairman since November 1998 and the Chief Scientific Officer and a director since November 1992. In January 1992, Dr. Chen formed his own company, ASAN Labs, Inc., which was acquired by Andrx in November 1992. Dr. Chen served as the Director of Product Development at IVAX from 1988 to 1992, where he was the leader of a research team which specialized in the development of drug formulations, including several controlled-release products. After graduating with a Ph.D. degree in pharmaceutics from Ohio State University in 1981, Dr. Chen worked at Bristol-Myers and Berlex Labs.

     DR. ELLIOT F. HAHN has been President and a director of Andrx since February 1993. From June 1990 to February 1993, Dr. Hahn was employed as Vice President, Scientific Affairs of IVAX, where he was involved in the evaluation and international licensing of product opportunities and was responsible for maintaining the intellectual property of IVAX. From 1988 to 1993, Dr. Hahn also served as the Vice President of Research of Baker Norton Pharmaceuticals, a subsidiary of IVAX. Prior to that, he was an Associate Professor at The Rockefeller University from 1977 to 1988. From 1972 until 1977, Dr. Hahn was an Assistant Professor at Albert Einstein College of Medicine and a member of the Institute for Steroid Research at Montefiore Hospital in New York City. Since 1988, he has been an adjunct Associate Professor at the University of Miami School of Medicine. Dr. Hahn holds a B.S. degree from City College of New York and a Ph.D. degree in chemistry from Cornell University. Dr. Hahn also serves as a director of Chesapeake Biological Laboratories, Inc. and Delta Pharmaceuticals, Inc.

     SCOTT LODIN joined Andrx in January 1994 and is its Vice President, General Counsel and Secretary. Mr. Lodin has also been the Secretary and a director of Cybear since February 1997. Prior to joining Andrx, Mr. Lodin was Special Counsel to Hughes, Hubbard & Reed and a predecessor firm in Miami, Florida, where he practiced primarily in the areas of corporate and commercial law.

     ANGELO C. MALAHIAS joined Andrx as its Vice President and Chief Financial Officer in January 1996. Mr. Malahias has also been a director of Cybear since April 1999. From January 1995 to January 1996, Mr. Malahias was Vice President and Chief Financial Officer of Circa, where he also served as Corporate Controller from July 1994 to January 1995. From 1983 to July 1994 he was employed by KPMG LLP. Mr. Malahias is a certified public accountant.

     DR. MELVIN SHAROKY, a director of Andrx since November 1995, joined Andrx as Executive Director on March 1, 1999. Dr. Sharoky has also been a director of Cybear since April 1999. Dr. Sharoky is also president of Somerset Pharmaceuticals Inc., 50% owned by Watson. Dr. Sharoky was a director of Watson from July 1995 to May 1998. From July 1995 through January 1998, Dr. Sharoky was President of Watson. From February 1993 through January 1998, Dr. Sharoky served as the President and Chief Executive Officer of Circa. From November 1995 to May 1998, Dr. Sharoky served on Andrx' Board of Directors as the designee of Watson.


     LAWRENCE J. DUBOW, a director of Andrx since April 2000, has been Chairman and Chief Executive Officer of HMS Sales and Marketing Inc., which is presently engaged in marketing pharmaceutical products, since he founded it in 1991. Since 1957, he has been engaged in various capacities within the pharmaceutical industry. Mr. DuBow was the former President of the Drug Wholesalers' Association and a former Chairman of the National Wholesale Druggists' Association.


     IRWIN C. GERSON, a director of Andrx since November 1993 was the Chairman of the Lowe McAdams Healthcare division of the Interpublic Group (formerly William Douglas McAdams, Inc.), a healthcare marketing, communications and public relations company, from 1987 through January 1998. Mr. Gerson is a member of the board of trustees of academic institutions, including Long Island University, Albany College of Pharmacy and is Chairman of the Council of Overseers of the Arnold and Marie Schwartz College of Pharmacy. Mr. Gerson is also a director of Cytoclonal Pharmaceutics, Inc., a biotechnology company.


     DR. MICHAEL A. SCHWARTZ, a director of Andrx since November 1993, is currently Dean Emeritus and a Professor at the College of Pharmacy at the University of Florida having served as Dean of that college from April 1978 through May 1996.


     Our Articles provide that the Board of Directors is divided into three classes and directors serve staggered three-year terms. Dr. Chih-Ming J. Chen, Irwin C. Gerson and Dr. Michael A. Schwartz will hold office until the 2000 annual meeting. Dr. Elliot F. Hahn and Lawrence J. DuBow will hold office until the 2001 annual meeting. Alan P. Cohen and Dr. Melvin Sharoky will hold office until the 2002 annual meeting.

                             SELLING SHAREHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the common stock by the selling shareholders as of May 19, 2000 adjusted to reflect the sale of 5,185,128 shares offered hereby by us and 1,164,872 shares offered hereby by a selling shareholder. Some selling shareholders will only offer to sell shares of common stock subject to the underwriters' over-allotment option to purchase up to an additional 952,500 shares of common stock. See note (1) to the following table. The underwriters may exercise this option in full or in part, but the underwriters are not required to exercise the option at all. The following table does not give effect to any exercise of the over-allotment option.



                                             BENEFICIAL OWNERSHIP                    BENEFICIAL OWNERSHIP
                                               PRIOR TO OFFERING                        AFTER OFFERING
                                            -----------------------    SHARES TO    ----------------------
NAME                                           SHARES      PERCENT      BE SOLD        SHARES      PERCENT
-----------------------------------------   -----------   ---------   -----------   -----------   --------
Watson Pharmaceuticals, Inc..............    5,763,476        9.1%     1,164,872     4,598,604    6.7%
Alan P. Cohen(1)(2) .....................    5,940,888        9.3             --     4,940,888    8.6
Chih-Ming J. Chen, Ph.D.(1)(3) ..........    6,450,804       10.0             --     6,450,804    9.3
Elliot F. Hahn, Ph.D.(1)(4) .............    1,757,780        2.7             --     1,757,780    2.6
Scott Lodin(1)(5) .......................      190,000          *             --       190,000      *
Angelo C. Malahias(1)(6) ................      118,200          *             --       118,200      *


----------------

 *  Less than 1%

(1) If the underwriters' overallotment option is exercised in full, Mr. Cohen will sell 358,000 shares of common stock, Dr. Chen will sell 358,000 shares of common stock, Dr. Hahn will sell 179,000 shares of common stock, Mr. Lodin will sell 45,000 shares of common stock and Mr. Malahias will sell 12,500 shares of common stock.

(2) Represents 17,500 shares of common stock held jointly by Mr. Cohen and his spouse, 5,873,388 shares held in family limited partnerships and 50,000 shares of common stock issuable upon the exercise of stock options.

(3) Represents 48,242 shares of common stock owned by Dr. Chen, 5,530,772 shares of common stock held by limited partnerships for which Dr. Chen is an officer of the corporate general partner, 4,790 shares held by a charitable family foundation, 850,000 shares of common stock issuable upon the exercise of stock options, and 17,000 shares of common stock issuable upon exercise of options held by Dr. Chen's spouse.

(4) Represents 1,707,780 shares of common stock held in family trusts and a family limited partnership and 50,000 shares of common stock issuable upon the exercise of stock options.

(5) Represents 190,000 shares of common stock issuable upon the exercise of stock options.

(6) Represents 115,000 shares of common stock issuable upon the exercise of stock options and 3,200 shares of common stock held as custodian for his minor children.

                         DESCRIPTION OF CAPITAL STOCK


     Our authorized capital stock consists of (1) 100,000,000 shares of common stock, par value $.001 per share, 68,840,890 shares of which will be outstanding (assuming no exercise of options and warrants) upon completion of this offering and (2) 1,000,000 shares of preferred stock, par value $.001 per share, none of which are outstanding.


COMMON STOCK

     Subject to the rights of the holders of any preferred stock that may be outstanding, each holder of common stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of shareholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be when issued, fully paid and nonassessable.

PREFERRED STOCK

     Our Board of Directors has the authority to issue 1,000,000 shares of preferred stock in one or more series and to fix, by resolution, conditional, full, limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including the number of shares in such series (which the Board may increase or decrease as permitted by Florida law), liquidation preferences, dividend rates, conversion or exchange rights, redemption provisions of the shares constituting any series and such other special rights and protective provisions with respect to any class or series as the Board may deem advisable without any further vote or action by the shareholders. Any shares of preferred stock so issued could have priority over the common stock with respect to dividend or liquidation rights or both and could have voting and other rights of shareholders. We have no present plans to issue shares of preferred stock.

ANTI-TAKEOVER LEGISLATION

     Florida has enacted legislation that may deter or hinder takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in a "control share acquisition" will not possess any voting rights unless such voting rights are approved by a majority of the corporation's disinterested shareholders. A "control share acquisition" is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding "control shares" of a publicly held Florida corporation. "Control shares" are shares, which, except for the Florida Control Share Act, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power, would entitle such person, immediately after acquisition of such shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges: (1) at least 20% but less than 331/3% of all voting power;
(2) at least 331/3% but less than a majority of all voting power; or (3) a majority or more of all voting power. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law and our Articles and Bylaws also authorize Andrx to indemnify our directors, officers, employees and agents. In addition, our Articles and Florida law presently limit the personal liability of corporate directors for monetary damages, except where the directors (1) breach their fiduciary duties, and (2) such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.

     Upon completion of the plan of reorganization, Andrx will be incorporated in the State of Delaware and will be subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the proposed business combination, did own 15% or more of the corporation's voting stock.


ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

     Certain provisions of our Articles and Bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt, including attempts that might result in a premium being paid over the market price for the shares held by shareholders. The following provisions may not be amended in our Articles or Bylaws without the affirmative vote of the holders of two-thirds of the outstanding shares of common stock.

     CLASSIFIED BOARD OF DIRECTORS. The Articles and Bylaws provide for the Board of Directors to be divided into three classes serving staggered terms. As a result, approximately one-third of the Board of Directors will be elected each year. The Articles and Bylaws also provide that directors may only be removed for cause and only upon the affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock entitled to vote. These provisions, when coupled with the provision of the Articles and Bylaws authorizing only the Board of Directors to fill vacant directorships or increase the size of the Board, may deter a shareholder from removing incumbent directors and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.


     SPECIAL MEETING OF SHAREHOLDERS, PROHIBITION OF ACTION BY UNANIMOUS CONSENT. The Articles and Bylaws prohibit the taking of shareholder action by written consent without a meeting and provide that special meetings of shareholders be called only by a majority of the Board of Directors, our Chief Executive Officer or holders of not less than one-third of our outstanding voting stock.

     ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The Bylaws provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual or special meeting of shareholders, must provide timely notice thereof in writing. To be timely, a shareholder's notice must be delivered to or mailed and received at Andrx' principal executive offices not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever is first. The Bylaws also specify certain requirements as to the content and form of a shareholder's notice. These provisions may preclude shareholders from bringing matters before the shareholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

     AMENDMENT OF BYLAWS. Except for the provisions identified above requiring a two-thirds vote of the outstanding shares to alter, amend or repeal, the Bylaws may only be altered, amended or repealed by the Board or the affirmative vote of the holders of at least a majority of our outstanding shares of capital stock.

TRANSFER AGENT

     The transfer agent for the common stock is American Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, we will have 68,840,890 shares of common stock outstanding. Of these shares, 55,450,474 shares will be freely tradable without restriction under the Securities Act, except for such shares which may be acquired by an "affiliate" of Andrx as that term is defined in Rule 144 under the Securities Act, which shares generally may be sold publicly without registration under the Securities Act only in compliance with Rule 144.


     In general, under Rule 144 as currently in effect, if a period of at least one year has elapsed since the later of the date the "restricted shares" (as that phrase is defined in Rule 144) were acquired from us and the date they were acquired from an affiliate, then the holder of such restricted shares (including an affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of the common stock or the average weekly reported volume of trading of the common stock on the Nasdaq National Market during the four calendar weeks preceding such sale. The holder may only sell such shares through unsolicited brokers' transactions or directly to market makers. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning us. An affiliate may sell shares not constituting restricted shares in accordance with the foregoing volume limitations and other requirements but without regard to the one-year holding period.

     Under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted shares were acquired from us and the date they were acquired from an affiliate, as applicable, a holder of such restricted shares who is not an affiliate at the time of the sale and has not been an affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.


     Andrx and each of the directors and executive officers have agreed that they will not sell or otherwise dispose of any shares of common stock for a period of 90 days after the date of this prospectus as described more fully in "Underwriting."

     As of the date of this prospectus, options and warrants to purchase 5,498,800 shares of common stock are issued and outstanding.


     We can make no predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of the common stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices.

                                 UNDERWRITING

     The underwriters named below have severally agreed, subject to the terms and conditions set forth in an underwriting agreement among the underwriters, Andrx and the selling shareholders, to purchase the number of shares of common stock indicated below opposite their respective names at the public offering price less the discounts and commissions to underwriters set forth on the cover page of this prospectus. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, and that the underwriters are committed to purchase all of shares of common stock if any are purchased.


UNDERWRITER                                   NUMBER OF SHARES
-----------------------------------------     -----------------
Banc of America Securities LLC ..............      1,768,000
Bear, Stearns & Co. Inc. ....................      1,768,000
CIBC World Markets Corp. ....................        952,000
UBS Warburg LLC .............................        952,000
Credit Suisse First Boston Corporation.......        130,000
First Union Securities, Inc..................        130,000
U.S. Bancorp Piper Jaffray Inc...............        130,000
Salomon Smith Barney Inc.....................        130,000
Wasserstein Perella Securities, Inc..........        130,000
The Buckingham Research Group Incorporated...         65,000
Gruntal & Co., L.l.c.........................         65,000
Ladenburg Thalmann & Co. Inc.................         65,000
Sanders Morris Harris........................         65,000
                                                   ---------
  Total .....................................      6,350,000
                                                   =========

     The managing underwriters are Banc of America Securities LLC, Bear, Stearns & Co. Inc., CIBC World Markets Corp. and UBS Warburg LLC. The underwriters have advised us that the underwriters propose initially to offer the common stock to the public on the terms set forth on the cover page of this prospectus. The underwriters may allow to selected dealers a concession of not more than $1.37 per share of common stock, and the underwriters may allow, and such dealers may reallow, a concession of not more than $.10 per share of common stock to certain other dealers. After the offering, the offering price and other selling terms may be changed by the underwriters. The common stock is being offered subject to receipt and acceptance by the underwriters, and to certain other conditions, including the right to reject an order in whole or in part. The underwriters may offer the common stock through a selling group.

     The underwriters have been granted an option by some of the selling shareholders, exercisable during the 30-day period after the date of this prospectus, to purchase up to a maximum of 952,500 shares of common stock to cover over-allotments, if any, at the same price as the 6,350,000 shares of common stock to be purchased by the underwriters. To the extent that the underwriters exercise this option, each of the underwriters will be committed, subject to certain conditions, to purchase such additional common stock in approximately the same proportion as set forth in the table above. The underwriters may purchase such common stock only to cover over-allotments made in connection with the offering.

     The underwriting agreement provides that Andrx will indemnify the underwriters and their controlling persons against certain liabilities, including civil liabilities under the Securities Act of 1933, or will contribute to payments the underwriters may be required to make in respect thereof.

     One or more of the underwriters may facilitate the marketing of this offering online, either directly or through one or more of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, place orders online or through their financial advisors.

     Certain of the underwriters and their affiliates have engaged in, and may engage in, transactions with, have performed, and may perform, services for, or have owned, currently own or may own, equity or equity-like securities of Andrx or its subsidiaries in the ordinary course of their businesses.


     The directors and executive officers of Andrx have agreed that they will not, without the prior written consent of Banc of America Securities LLC and Bear, Stearns & Co. Inc. (which consent may be withheld in their sole discretion), directly or indirectly, sell, offer, contract or grant any option to sell (including, without limitation, any short sale), pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934 or otherwise dispose of any shares of common stock and warrants owned either of record or beneficially by them, or publicly announce the intention to do any of the foregoing, for a period commencing on the date of this prospectus and continuing through the close of trading on the date 90 days after such date. Banc of America Securities LLC and Bear, Stearns & Co. Inc. may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to those lock-up agreements. In addition, Andrx has agreed that for a period of 90 days after the date of this prospectus, it will not, without the prior written consent of Banc of America Securities LLC and Bear, Stearns & Co. Inc. (which consent may be withheld in their sole discretion), directly or indirectly, issue, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open "put equivalent position" within the meaning of Rule 16a-1(h), or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act of 1933 in respect of, any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable or exercisable for or convertible into shares of common stock or any securities substantially similar to the common stock (except the common stock offered hereby), subject to some exceptions, including granting of options and sales of shares under existing option plans.

     Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for and purchase the common stock. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize the price of the common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of common stock. If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more common stock than are set forth on the cover page of this prospectus, the underwriters may reduce that short position by purchasing common stock in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. The underwriters may also impose a penalty bid on certain selling group members. This means that if the underwriters purchase common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the selling group members who sold those common stock as part of the offering.

     In general, purchase of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security. Neither Andrx nor any of the underwriters make any representations or predictions as to the discretion or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither Andrx nor any of the underwriters make any representations that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     In connection with the offering, some underwriters and any selling group members who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M. Rule 103 permits passive market making during the period when Regulation M would otherwise prohibit market activity by the participants in this offering. Passive market making may occur during the business day before the pricing of this offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the passive market maker's bid, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares of common stock offered hereby will be passed upon for us and the selling shareholders by Broad and Cassel, a partnership including professional associations, Miami, Florida. Certain legal matters relating to the offering will be passed upon for the underwriters by Cahill Gordon & Reindel, New York, New York.

                                    EXPERTS

     The financial statements included in this prospectus have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any report or document we file at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0880 for more information about the public reference rooms. Our SEC filings are also available from the SEC's website located at http://www.sec.gov.

     Quotations for the prices of our common stock appear on the Nasdaq National Market, and reports, proxy statements and other information about us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 1999, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.


     We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock covered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all the information set forth in, or annexed as exhibits to, the registration statement, as permitted by the SEC's rules and regulations. For further information about us and the common stock offered under this prospectus, please refer to the registration statement, including the exhibits. Copies of the registration statement, including exhibits, may be obtained from the SEC's public reference facilities listed above upon payment of the fees prescribed by the SEC, or may be examined without charge at these facilities. Statements concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of the document filed as an exhibit to the registration statement.

     We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless those exhibits are specifically incorporated by reference into the documents requested). Please direct such requests to Chief Financial Officer, Angelo C. Malahias, 2915 Weston Road, Suite 201, Weston, Florida 33331, telephone number (954) 584-0300.

                      ANDRX CORPORATION AND SUBSIDIARIES

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                              PAGE
                                                                             -----
CONSOLIDATED FINANCIAL STATEMENTS OF
 ANDRX CORPORATION AND SUBSIDIARIES:

Report of Independent Certified Public Accountants .......................    F-2

Consolidated Balance Sheets as of December 31, 1998 and 1999
 and March 31, 2000 (unaudited) ..........................................    F-3

Consolidated Statements of Income
 for the years ended December 31, 1997, 1998 and 1999
 and for the three months ended March 31, 1999 and 2000 (unaudited) ......    F-4

Consolidated Statements of Shareholders' Equity
 for the years ended December 31, 1997, 1998 and 1999
 and for the three months ended March 31, 2000 (unaudited) ...............    F-5

Consolidated Statements of Cash Flows
 for the years ended December 31, 1997, 1998 and 1999
 and for the three months ended March 31, 1999 and 2000 (unaudited) ......    F-6

Notes to Consolidated Financial Statements ...............................    F-7

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Andrx Corporation:

     We have audited the accompanying consolidated balance sheets of Andrx Corporation (a Florida corporation) and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Andrx Corporation and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP


Fort Lauderdale, Florida,
 March 27, 2000 (except for the April 2000 stock split described in Note 2, as to which the date is April 4, 2000).

                      ANDRX CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)


                                                                              DECEMBER 31,             MARCH 31,
                                                                       ---------------------------   ------------
                                                                           1998           1999           2000
                                                                       ------------   ------------   ------------
                                                                                                      (UNAUDITED)
ASSETS
Current assets
 Cash and cash equivalents .........................................    $  17,459       $ 32,555       $ 26,904
 Investments available-for-sale ....................................        5,633         90,863         87,867
 Accounts receivable, net of allowances of $2,529 in 1998 and $6,426
   in 1999 and $5,285 (unaudited) in 2000...........................       33,811         72,032         64,280
 Inventories .......................................................       42,337         78,771         78,263
 Deferred income tax assets, net ...................................           --         18,442         18,435
 Prepaid and other current assets ..................................          720         11,658         14,552
                                                                        ---------       --------       --------
   Total current assets ............................................       99,960        304,321        290,301
 Property, plant and equipment, net ................................       20,429         38,271         48,157
 Other assets ......................................................          809         15,362         24,668
                                                                        ---------       --------       --------
   Total assets ....................................................    $ 121,198       $357,954       $363,126
                                                                        =========       ========       ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
 Accounts payable ..................................................    $  33,616       $ 51,863       $ 46,325
 Accrued liabilities ...............................................       10,837         35,639         28,377
 Bank loan .........................................................        4,107         20,226         20,370
 Income taxes payable ..............................................           55         15,730          9,387
                                                                        ---------       --------       --------
   Total current liabilities .......................................       48,615        123,458        104,459
Commitments and contingencies (Notes 12 and 17) ....................
Minority interest ..................................................           --         13,524         12,029
Shareholders' equity
 Convertible preferred stock; $0.001 par value, 1,000,000 shares
   authorized; none issued and outstanding .........................           --             --             --
 Common stock; $0.001 par value, 100,000,000 shares authorized;
   60,693,600, 62,973,000 and 63,484,700 (unaudited) shares issued
   and outstanding as of 1998, 1999 and 2000, respectively .........           61             63             63
Additional paid-in capital .........................................       86,274        140,700        149,968
Retained earnings (accumulated deficit) ............................      (13,751)        80,303         96,674
Accumulated other comprehensive loss ...............................           (1)           (94)           (67)
                                                                        ----------      --------       --------
   Total shareholders' equity ......................................       72,583        220,972        246,638
                                                                        ---------       --------       --------
   Total liabilities and shareholders' equity ......................    $ 121,198       $357,954       $363,126
                                                                        =========       ========       ========


          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                      ANDRX CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)



                                                                                             THREE MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                     MARCH 31,
                                           -------------------------------------------- -----------------------------
                                                1997           1998           1999           1999           2000
                                           -------------- -------------- -------------- -------------- --------------
                                                                                                 (UNAUDITED)
Revenues
 Distributed products ....................  $   146,237    $   215,903    $   262,402    $    63,025    $    67,826
 Manufactured products ...................        3,324         11,472        134,796          4,373         44,114
 Stipulation fees ........................           --         19,130         70,733         10,000             --
 Licensing and other .....................          137            552          8,059            526          3,538
                                            -----------    -----------    -----------    -----------    -----------
   Total revenues ........................      149,698        247,057        475,990         77,924        115,478
                                            -----------    -----------    -----------    -----------    -----------
Operating expenses
 Cost of goods sold ......................      126,802        188,226        235,346         52,826         63,204
 Selling, general and administrative .....       18,934         30,646         55,266          9,591         11,542
 Research and development ................       11,251         16,837         25,697          4,315          8,211
 Cybear, Inc. Internet operating
   expenses ..............................        1,473          4,090         14,744          2,795          6,339
 Cybear, Inc. merger costs ...............           --             --             --             --            832
                                            -----------    -----------    -----------    -----------    -----------
Total operating expenses .................      158,460        239,799        331,053         69,527         90,128
                                            -----------    -----------    -----------    -----------    -----------
Income (loss) from operations ............       (8,762)         7,258        144,937          8,397         25,350
Other income (expense)
 Minority interest .......................           31             85          1,937             51          1,820
 Gain on sale of Cybear, Inc. shares .....           --            700            643            300             --
 Interest income .........................        1,585          1,064          3,603            366          1,531
 Interest expense ........................         (490)          (380)        (1,661)          (154)          (474)
                                            -----------    -----------    -----------    -----------    -----------
Income (loss) before income taxes ........       (7,636)         8,727        149,459          8,960         28,227
Income taxes .............................           --            333         55,405          2,016         11,856
                                            -----------    -----------    -----------    -----------    -----------
Net income (loss) ........................  $    (7,636)   $     8,394    $    94,054    $     6,944    $    16,371
                                            ===========    ===========    ===========    ===========    ===========
Basic net income (loss) per share ........  $     (0.13)   $      0.14    $      1.52    $      0.11    $      0.26
                                            ===========    ===========    ===========    ===========    ===========
Diluted net income (loss) per share ......  $     (0.13)   $      0.13    $      1.45    $      0.11    $      0.25
                                            ===========    ===========    ===========    ===========    ===========
Basic weighted average shares of
 common stock outstanding ................   56,852,400     60,090,800     61,979,800     60,871,900     63,212,600
                                            ===========    ===========    ===========    ===========    ===========
Diluted weighted average shares of
 common stock outstanding ................   56,852,400     63,706,800     64,953,200     64,625,300     65,832,200
                                            ===========    ===========    ===========    ===========    ===========



          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                      ANDRX CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                   (IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)


                                                         CONVERTIBLE           COMMON
                                                       PREFERRED STOCK          STOCK
                                                      ----------------- ---------------------
                                                       SHARES   AMOUNT     SHARES     AMOUNT
                                                      -------- -------- ------------ --------
Balance, December 31, 1996 ..........................     --      $--    53,670,000     $54
Shares of common stock issued in connection
 with private placements ............................     --       --     3,520,000       4
Shares of common stock issued in connection
 with exercises of warrants and stock options .......     --       --     2,236,800       2
Options granted to consultants ......................     --       --            --      --
Unrealized gain on investments
 available-for-sale .................................     --       --            --      --
Net loss ............................................     --       --            --      --
Comprehensive loss ..................................
Balance, December 31, 1997 ..........................     --       --    59,426,800      60
Shares of common stock issued in connection
 with exercises of warrants and stock options .......     --       --     1,266,800       1
Income tax benefits related to exercises
 of stock options ...................................     --       --            --      --
Options granted to consultants ......................     --       --            --      --
Capital transactions of Cybear, Inc. ................     --       --            --      --
Unrealized loss on investments
 available-for-sale .................................     --       --            --      --
Net income ..........................................     --       --            --      --
Comprehensive income ................................
Balance, December 31, 1998 ..........................     --       --    60,693,600      61
Shares of common stock issued in connection
 with exercises of warrants and stock options .......     --       --     2,279,400       2
Income tax benefits related to exercises
 of stock options ...................................     --       --            --      --
Options granted to consultants ......................     --       --            --      --
Capital transactions of Cybear, Inc. ................     --       --            --      --
Unrealized loss on investments available-for-
 sale, net of income tax benefit of $13..............     --       --            --      --
Net income ..........................................     --       --            --      --
Comprehensive income ................................
Balance, December 31, 1999 ..........................     --       --    62,973,000      63
                                                          ==      ===    ==========     ===
Shares of common stock issued in connection
 with exercises of stock options (unaudited) ........     --       --       511,700      --
Income tax benefits, related to exercises
 of stock options (unaudited) .......................     --       --            --      --
Capital transactions of Cybear, Inc. (unaudited).....     --       --            --      --
Unrealized gain on investments available-
 for-sale, net of income tax benefit of $6
 (unaudited) ........................................     --       --            --      --
Net income (unaudited) ..............................     --       --            --      --
Comprehensive income (unaudited) ....................
Balance, March 31, 2000 (unaudited) .................             $      63,484,700     $63
                                                                  ===    ==========     ===



                                                                      RETAINED      ACCUMULATED
                                                       ADDITIONAL     EARNINGS         OTHER
                                                         PAID-IN    (ACCUMULATED   COMPREHENSIVE   COMPREHENSIVE
                                                         CAPITAL      DEFICIT)     INCOME (LOSS)   INCOME (LOSS)
                                                      ------------ -------------- --------------- --------------
Balance, December 31, 1996 ..........................   $ 57,212     $ (14,509)        $   5
Shares of common stock issued in connection
 with private placements ............................     21,339            --            --
Shares of common stock issued in connection
 with exercises of warrants and stock options .......      4,133            --            --
Options granted to consultants ......................        225            --            --
Unrealized gain on investments
 available-for-sale .................................         --            --            32         $     32
Net loss ............................................         --        (7,636)           --           (7,636)
                                                                                                     --------
Comprehensive loss ..................................                                                $ (7,604)
                                                                                                     ========
Balance, December 31, 1997 ..........................     82,909       (22,145)           37
Shares of common stock issued in connection
 with exercises of warrants and stock options .......      2,835            --            --
Income tax benefits related to exercises
 of stock options ...................................         67            --            --
Options granted to consultants ......................        433            --            --
Capital transactions of Cybear, Inc. ................         30            --            --
Unrealized loss on investments
 available-for-sale .................................         --            --           (38)        $    (38)
Net income ..........................................         --         8,394            --            8,394
                                                                                                     --------
Comprehensive income ................................                                                $  8,356
                                                                                                     ========
Balance, December 31, 1998 ..........................     86,274       (13,751)           (1)
Shares of common stock issued in connection
 with exercises of warrants and stock options .......      6,681            --            --
Income tax benefits related to exercises
 of stock options ...................................      9,368            --            --
Options granted to consultants ......................         10            --            --
Capital transactions of Cybear, Inc. ................     38,367            --            --
Unrealized loss on investments available-for-
 sale, net of income tax benefit of $13..............         --            --           (93)        $    (93)
Net income ..........................................         --        94,054            --           94,054
                                                                                                     --------
Comprehensive income ................................                                                $ 93,961
                                                                                                     ========
Balance, December 31, 1999 ..........................    140,700        80,303           (94)
                                                        ========     =========         =====
Shares of common stock issued in connection
 with exercises of stock options (unaudited) ........      3,019            --            --
Income tax benefits, related to exercises
 of stock options (unaudited) .......................      6,284            --            --
Capital transactions of Cybear, Inc. (unaudited).....        (35)            -            --
Unrealized gain on investments available-
 for-sale, net of income tax benefit of $6
 (unaudited) ........................................         --            --            27         $     27
Net income (unaudited) ..............................         --        16,371            --           16,371
                                                                                                     --------
Comprehensive income (unaudited) ....................                                                $ 16,398
                                                                                                     ========
Balance, March 31, 2000 (unaudited) .................   $149,968     $  96,674         $ (67)
                                                        ========     =========         =====



          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                      ANDRX CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)



                                                                               YEARS ENDED DECEMBER 31,
                                                                        ---------------------------------------
                                                                            1997         1998          1999
                                                                        ------------ ------------ -------------
Cash flows from operating activities
 Net income (loss) ....................................................  $  (7,636)   $    8,394   $    94,054
 Adjustments to reconcile net income (loss) to net cash provided by
   (used in) operating activities:
  Depreciation and amortization .......................................      2,036         2,960         4,516
  Provision (credit) for doubtful accounts, net .......................        619           940         3,897
  Options granted to consultants ......................................        225           433            10
  Minority interest ...................................................        (31)          (85)       (1,937)
  Gain on sale of Cybear, Inc. shares .................................         --          (700)         (643)
  Deferred income tax benefit .........................................         --            --       (18,442)
  Changes in operating assets and liabilities: ........................
   Accounts receivable ................................................     (9,749)      (12,119)      (42,062)
   Inventories ........................................................    (13,661)      (16,436)      (36,434)
   Prepaid and other assets ...........................................       (614)         (163)      (21,672)
   Accounts payable and accrued liabilities ...........................     12,162        15,092        42,869
   Income taxes payable ...............................................         --            55        15,675
                                                                         ---------    ----------   -----------
  Net cash provided by (used in) operating activities .................    (16,649)       (1,629)       39,831
                                                                         ---------    ----------   -----------
Cash flows from investing activities
 Purchases of property, plant and equipment ...........................     (7,715)       (7,986)      (22,233)
 Maturities (purchases) of investments available-for-sale, net ........      8,006        13,247       (85,323)
 Acquisition of Telegraph Consulting Corporation ......................         --            --        (1,181)
 Acquisition of Valmed Pharmaceutical, Inc.,
   net of cash acquired ...............................................         --            --            --
                                                                         ---------    ----------   -----------
  Net cash provided by (used in) investing activities .................        291         5,261      (108,737)
                                                                         ---------    ----------   -----------
Cash flows from financing activities
 Proceeds from the issuance of shares of common stock and
   exercises of warrants and stock options ............................      4,135         2,836         6,683
 Proceeds from the issuance of shares of common stock in
   connection with a 1997 private placement ...........................     21,343            --            --
 Income tax benefits related to exercises of stock options ............         --            67         9,368
 Net borrowings (repayments) under bank loan ..........................     (5,923)        3,569        16,119
 Net proceeds from Cybear, Inc.'s public share offering ...............         --            --        50,778
 Other capital transactions of Cybear, Inc ............................         --            30           379
 Proceeds from sale of Cybear, Inc. shares ............................         --           700           675
                                                                         ---------    ----------   -----------
  Net cash provided by financing activities ...........................     19,555         7,202        84,002
                                                                         ---------    ----------   -----------
Net increase in cash and cash equivalents .............................      3,197        10,834        15,096
Cash and cash equivalents, beginning of period ........................      3,428         6,625        17,459
                                                                         ---------    ----------   -----------
Cash and cash equivalents, end of period ..............................  $   6,625    $   17,459   $    32,555
                                                                         =========    ==========   ===========
Supplemental disclosure of cash paid during the period for:
 Interest .............................................................  $     490    $      380   $     1,661
                                                                         =========    ==========   ===========
 Income taxes .........................................................  $      --    $      210   $    48,790
                                                                         =========    ==========   ===========



                                                                           THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                        -------------------------
                                                                            1999         2000
                                                                        ------------ ------------
                                                                               (UNAUDITED)
Cash flows from operating activities
 Net income (loss) ....................................................  $    6,944   $   16,371
 Adjustments to reconcile net income (loss) to net cash provided by
   (used in) operating activities:
  Depreciation and amortization .......................................         862        1,749
  Provision (credit) for doubtful accounts, net .......................         226       (1,141)
  Options granted to consultants ......................................          --           --
  Minority interest ...................................................         (51)      (1,820)
  Gain on sale of Cybear, Inc. shares .................................        (300)          --
  Deferred income tax benefit .........................................          --           --
  Changes in operating assets and liabilities: ........................
   Accounts receivable ................................................      (2,060)      14,489
   Inventories ........................................................     (19,277)       4,670
   Prepaid and other assets ...........................................        (811)      (3,478)
   Accounts payable and accrued liabilities ...........................      12,741      (16,935)
   Income taxes payable ...............................................       2,306       (6,343)
                                                                         ----------   ----------
  Net cash provided by (used in) operating activities .................         580        7,562
                                                                         ----------   ----------
Cash flows from investing activities
 Purchases of property, plant and equipment ...........................      (4,600)     (10,291)
 Maturities (purchases) of investments available-for-sale, net ........     (11,188)       3,038
 Acquisition of Telegraph Consulting Corporation ......................          --           --
 Acquisition of Valmed Pharmaceutical, Inc.,
   net of cash acquired ...............................................          --      (15,081)
                                                                         ----------   ----------
  Net cash provided by (used in) investing activities .................     (15,788)     (22,334)
                                                                         ----------   ----------
Cash flows from financing activities
 Proceeds from the issuance of shares of common stock and
   exercises of warrants and stock options ............................       1,501        3,019
 Proceeds from the issuance of shares of common stock in
   connection with a 1997 private placement ...........................          --           --
 Income tax benefits related to exercises of stock options ............       1,459        6,284
 Net borrowings (repayments) under bank loan ..........................       6,099          144
 Net proceeds from Cybear, Inc.'s public share offering ...............          --           --
 Other capital transactions of Cybear, Inc ............................          90         (326)
 Proceeds from sale of Cybear, Inc. shares ............................         300           --
                                                                         ----------   ----------
  Net cash provided by financing activities ...........................       9,449        9,121
                                                                         ----------   ----------
Net increase in cash and cash equivalents .............................      (5,759)      (5,651)
Cash and cash equivalents, beginning of period ........................      17,459       32,555
                                                                         ----------   ----------
Cash and cash equivalents, end of period ..............................  $   11,700   $   26,904
                                                                         ==========   ==========
Supplemental disclosure of cash paid during the period for:
 Interest .............................................................  $      154   $      474
                                                                         ==========   ==========
 Income taxes .........................................................  $      115   $   11,915
                                                                         ==========   ==========



          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                      ANDRX CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1997, 1998 AND 1999
   UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)


(1) GENERAL

     Andrx Corporation and subsidiaries ("Andrx" or the "Company") was organized in August 1992 and commenced marketing and distributing generic pharmaceutical products manufactured by third parties. In February 1993, the Company began to engage in the development of bioequivalent controlled-release pharmaceutical products utilizing its proprietary drug delivery technologies. During 1996, the Company commenced its efforts to develop brand name controlled-release products and an Internet based software application for healthcare providers. Through October 9, 1997, the Company's distribution operations had generated substantially all of its revenues. On October 10, 1997, the United States Food and Drug Administration ("FDA") granted final approval of the Company's abbreviated new drug application ("ANDA"), for a bioequivalent version of Dilacor XR/registered trademark/, the Company's first manufactured product, which it immediately launched as Diltia XT/registered trademark/.

     In September 1997, Andrx entered into a Stipulation and Agreement (the "Stipulation") with Hoechst Marion Roussel, Inc. (now known as Aventis, S.A., "Aventis") and Carderm Capital, L.P. in partial settlement of a patent infringement claim brought against Andrx by Aventis (the "Aventis Litigation") in order to reduce the risks that both parties faced as the case was litigated to its conclusion. Andrx agreed to maintain the status quo in connection with the marketing of its product and to dismiss certain claims against Aventis. Aventis agreed to compensate Andrx for any lost profits, stipulated to be $100,000 per year, if Andrx ultimately prevailed in the Aventis Litigation and to grant Andrx a license for its patents under certain conditions, including if Andrx ultimately lost the litigation. Aventis also agreed to make non-refundable interim quarterly payments of $10,000 to Andrx, beginning upon Andrx' receipt of final FDA approval for its bioequivalent version of Cardizem/registered trademark/ CD and continuing until the Aventis Litigation was resolved or certain other events occurred. In July 1998, the FDA granted final marketing approval for the Company's ANDA for a bioequivalent version of Cardizem/registered trademark/ CD. In June 1999, the Aventis Litigation was resolved and on June 23, 1999, the Company launched its reformulated bioequivalent version of Cardizem/registered trademark/ CD, Cartia XT/trademark/, which enjoyed a 180-day period of marketing exclusivity through December 19, 1999.

     On November 20, 1998, Cybear, Inc. ("Cybear"), a Florida corporation, the Company's subsidiary engaged in the development of Internet applications designed for the healthcare community, merged with a wholly-owned subsidiary of 1997 Corp., a Delaware corporation, pursuant to a Merger Agreement and Plan of Reorganization dated July 15, 1998. 1997 Corp. was a "blank check" company that had a registration statement on file with the Securities and Exchange Commission to seek a business combination with an operating entity. In June 1999, Cybear completed a public offering of its common shares. As a result of the public offering, exercises of Cybear stock options, other Cybear stock issuances, and sales of shares of Cybear common stock by Andrx, Andrx' ownership in Cybear decreased to approximately 73% as of December 31, 1999.


CYBEAR REORGANIZATION PLAN

     In December 1999, Andrx announced a corporate reorganization plan (the "Reorganization") which, among other things, would give Andrx shareholders the ability to distinguish between their investments in Andrx and Cybear. In March 2000, Andrx and Cybear entered into a definitive agreement with respect to the Reorganization. This plan, which was recommended to the Cybear Board of Directors by its Special Committee and approved by the boards of both Cybear and Andrx, will create two new classes of Andrx

                      ANDRX CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1998 AND 1999
   UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)


common stock, Cybear Group Common Stock to separately track the performance of Cybear and Andrx Group Common Stock representing the equity interests of Andrx other than its ownership of Cybear. In exchange for their Andrx shares, Andrx shareholders will receive shares of Andrx Group Common Stock and Cybear Group Common Stock. The plan will be submitted for approval to the shareholders of Andrx and Cybear during 2000.

     In connection with the Reorganization, Andrx will acquire all of the publicly traded shares of common stock of Cybear in what should be a tax-free reorganization. Cybear's public shareholders currently own approximately 4.9 million shares or 27.6% of the common shares of Cybear as of March 31, 2000 and those shareholders will receive one share of Cybear Group Common for every share of Cybear common stock they currently own. In the Reorganization, the number of Cybear shares held by Andrx will be reduced from 12.9 million shares to 10.8 million shares so as to provide the equivalent of a 20% increase in shares held by the non-Andrx shareholders of Cybear. Upon completion of the Reorganization, the non-Andrx shareholders of Cybear will own approximately 31.2% of the Cybear Group Common following the closing of the transaction. Pursuant to the Reorganization, each Andrx common share will be converted into
(i) one share of Andrx Group Common and (ii) approximately .1622 shares of Cybear Group Common. Upon completion of the Reorganization, (i) Cybear will be a wholly owned subsidiary of Andrx with 100% of its value publicly traded in the form of Cybear Group Common, (ii) current Cybear public shareholders will own approximately 31.2% of the Cybear Group Common; and (iii) current Andrx shareholders will own 100% of the Andrx Group Common and approximately 68.8% of the Cybear Group Common. The preceding share ownership and percentages exclude the potential exercise by Edward E. Goldman, M.D., Cybear's Chief Executive Officer, of an outstanding warrant to acquire 525,000 shares of Cybear common stock currently owned by Andrx.


     The Reorganization is intended to (i) separate the operating losses of Cybear from the operating results of Andrx for financial reporting purposes;
(ii) improve liquidity for the publicly traded equity of Cybear; (iii) provide Cybear with a more viable currency for potential future strategic acquisitions; and (iv) preserve financial flexibility for Andrx management to maximize the long-term growth of shareholder value. In addition, the Reorganization should reestablish certain tax consolidation advantages for Andrx.


     Consummation of the transaction is subject to various conditions, including approval by shareholders of Andrx and Cybear. In addition to shareholder approval, the transaction will be subject to various Federal and state regulatory approvals, including the U.S. Securities and Exchange Commission ("SEC") and accordingly, no assurance can be given that this transaction will be consummated. Andrx and Cybear will file a preliminary joint proxy statement and a registration statement with respect to the proposed transaction.


 RISKS AND UNCERTAINTIES

     Factors which may affect the Company's results include, but are not limited to, the risks and uncertainties associated with a drug delivery company which has only commercialized a few products, has new technologies and limited manufacturing experience, current and potential competitors with significant technical and marketing resources, and dependence on key personnel. The Company is also subject to the risks and uncertainties associated with all drug delivery companies, including changes in the regulatory scheme, difficulty in receiving regulatory approval to market new products, compliance with government regulations and patent infringement and other litigation. Additionally, the Company is subject to the risks and

                      ANDRX CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1998 AND 1999
   UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)


uncertainties associated with drug distribution companies, including but not limited to fierce competition and decreasing gross profits. In addition, the Company's Internet based healthcare information technology subsidiary is subject to the risks and uncertainties of an early stage Internet company, including but not limited to limited operating history and substantial operating losses, availability of capital resources, ability to effectively compete, economic conditions, unanticipated difficulties in product development, ability to gain market acceptance and market share, ability to manage growth, reliance on short-term non-exclusive contracts, ability to obtain content, Internet security risks and uncertainty relating to the evolution of the Internet as a medium for commerce, dependence on third-party content providers, dependence on key personnel, ability to protect intellectual property, the possibility that the Reorganization will not be completed and the impact of future government regulation. Andrx is also subject to other risks detailed herein or detailed from time to time in the Company's and Cybear's filings with the SEC.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 BASIS OF PRESENTATION

     The accompanying consolidated financial statements include the accounts of Andrx Corporation and its majority owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

 USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     The most significant estimates made by management include the provision for doubtful accounts receivable, inventory writedowns, discounts and rebates to customers or from vendors, returns, pricing adjustments and other adjustments related to purchases and sales of products, and provisions for litigation (see Note 17).


     Management periodically evaluates estimates used in the preparation of the consolidated financial statements for continued reasonableness. Appropriate adjustments, if any, to the estimates used are made prospectively based on such periodic evaluations.

 CASH AND CASH EQUIVALENTS

     All highly liquid investments with an original maturity of three months or less are considered cash equivalents and are carried at cost.

 INVESTMENTS AVAILABLE-FOR-SALE

     The Company utilizes the provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity

                      ANDRX CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1998 AND 1999
   UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

Securities". SFAS No. 115 requires that marketable equity securities and all debt securities be classified into three categories: (i) held to maturity securities, (ii) trading securities, and (iii) available-for-sale securities. The Company classifies its investments as available-for-sale and, accordingly, such investments are carried at market value and any unrealized gain or loss is reported as a separate component of shareholders' equity. The cost related to investments available-for-sale is determined utilizing the specific identification method.

 INVENTORIES

     Inventories of pharmaceutical products consist primarily of finished goods held for distribution, and raw materials, work in process and finished goods of manufactured products. Inventories are stated at the lower of cost (first-in, first-out) or market. Cost of inventories held for distribution is based on purchase price, net of vendor discounts, rebates and other allowances.

 PROPERTY, PLANT AND EQUIPMENT, NET

     Property, plant and equipment are recorded at cost, less accumulated depreciation or amortization. Depreciation or amortization is provided using the straight-line method over the following estimated useful lives:

   Manufacturing equipment ................   10 years
   Laboratory equipment ...................   5 years
   Leasehold improvements .................   Term of lease
   Computer hardware and software .........   3 years
   Furniture and fixtures .................   5 years

     Major renewals and betterments are capitalized, while maintenance, repairs and minor renewals are expensed as incurred.

 IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

     The Company utilizes the provision of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstance indicate that the carrying amount of an asset may not be recoverable. To determine a loss, if any, to be recognized, the carrying value of the asset would be compared to the market value or expected undiscounted future cash flow value.

 REVENUE RECOGNITION

     Sales of distributed and manufactured products and the related cost of goods sold are recognized at the time a product is shipped. Provisions for discounts, rebates, returns, pricing adjustments and other adjustments related to sales to customers are provided in the same period the related sales are recorded.

     The Company has entered into long term supply arrangements with certain customers related to manufactured products. Prepayments by the Company to customers related to such arrangements are

                      ANDRX CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1998 AND 1999
   UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

capitalized in the Consolidated Balance Sheet as Prepaid and other current assets and Other assets, as appropriate, and, are amortized in the Consolidated Statement of Income against Revenues--Manufactured products over the life of the arrangements, on a straight-line basis, as appropriate. Such assets are periodically assessed for realizability and any adjustments for impairments are made as they become known.


     Stipulation fees and Licensing and other revenue are recognized when earned in accordance with the terms of the underlying agreements (see Notes 9 and 17).


 RESEARCH AND DEVELOPMENT EXPENSES

     Research and development expenses consist of costs related to products being developed internally as well as costs related to products subject to licensing agreements in both the Company's bioequivalent (ANDA) and brand (NDA) programs. Research and development costs are expensed as incurred.


     The Company is a 50% partner in ANCIRC Pharmaceuticals ("ANCIRC"). In addition to Andrx' 50% ownership in ANCIRC, the Company also provides research and development services to ANCIRC at cost. Accordingly, research and development expenses in the Consolidated Statements of Income exclude costs of research and development services rendered to ANCIRC, as such costs are charged to ANCIRC as incurred. However, Research and development expenses in the Consolidated Statements of Income include the Company's equity in losses of ANCIRC (see Note 10).


 STOCK-BASED COMPENSATION


     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". Under the provisions of SFAS No. 123, companies can either measure the compensation cost of equity instruments issued under employee compensation plans using a fair value based method, or can continue to recognize compensation cost using the intrinsic value method under the provisions of Accounting Principles Board Opinion ("APB") No. 25. However, if the provisions of APB No. 25 are applied, pro forma disclosures of net income or loss and earnings or loss per share must be presented in the financial statements as if the fair value method had been applied. For the years ended December 31, 1997, 1998 and 1999, the Company recognized compensation costs under the provisions of APB No. 25, and the Company has provided the expanded disclosure required by SFAS No. 123 (see Note 15).


 ISSUANCE OF STOCK BY SUBSIDIARY

     The Company accounted for the issuances of shares of common stock by Cybear as equity transactions within the Consolidated Statements of Stockholders' Equity and excludes the results of such transactions from the Consolidated Statements of Income. The Company does not currently intend to issue shares of common stock of its other subsidiaries.

 INCOME TAXES

     The provisions of SFAS No. 109, "Accounting for Income Taxes", require, among other things, recognition of future tax benefits measured at enacted rates attributable to the deductible temporary differences

                      ANDRX CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1998 AND 1999
   UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)


between the financial statement and income tax bases of assets and liabilities and to tax net operating loss carryforwards to the extent that the realization of such benefits is "more likely than not" (see Note 11). Under SFAS No. 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.


 EARNINGS (LOSS) PER SHARE

     The Company utilizes the provisions of SFAS No. 128, "Earnings Per Share".


     For the years ended December 31, 1998 and 1999, in which the Company generated net income, the diluted basis considers the weighted average shares of common stock outstanding including common stock equivalents. For the year ended December 31, 1997, the Company generated net losses, accordingly, all common stock equivalents were excluded from the calculation of net loss per diluted share since the effects were anti-dilutive. As such, for the year ended December 31, 1997 diluted net loss per share is based on the weighted average shares of common stock outstanding.


     A reconciliation of the numerators and denominators of basic and diluted earnings (loss) per share is as follows:



                                                                                                THREE MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,                   MARCH 31,
                                                 ------------------------------------------ ---------------------------
                                                      1997           1998          1999          1999          2000
                                                 -------------- ------------- ------------- ------------- -------------
                                                                                                    (UNAUDITED)
   BASIC EARNINGS (LOSS) PER SHARE:
     Net income (loss) .........................  $    (7,636)   $     8,394   $    94,054   $     6,944   $    16,371
                                                  ===========    ===========   ===========   ===========   ===========
     Basic weighted average shares of
      common stock outstanding .................   56,852,400     60,090,800    61,979,800    60,871,900    63,212,600
                                                  ===========    ===========   ===========   ===========   ===========
     Basic net income (loss) per share .........  $     (0.13)   $      0.14   $      1.52   $      0.11   $      0.26
                                                  ===========    ===========   ===========   ===========   ===========
   DILUTED EARNINGS (LOSS) PER SHARE:
     Net income (loss) .........................  $    (7,636)   $     8,394   $    94,054   $     6,944   $    16,371
                                                  ===========    ===========   ===========   ===========   ===========
     Weighted average shares of
      common stock outstanding .................   56,852,400     60,090,800    61,979,800    60,871,900    63,212,600
     Effect of dilutive items:
       Stock options ...........................           --      2,296,000     2,356,600     2,560,800     2,619,600
       Warrants ................................           --      1,320,000       616,800     1,192,600            --
                                                  -----------    -----------   -----------   -----------   -----------
     Diluted weighted average shares of
      common stock outstanding .................   56,852,400     63,706,800    64,953,200    64,625,300    65,832,200
                                                  ===========    ===========   ===========   ===========   ===========
     Net income (loss) per share ...............  $     (0.13)   $      0.13   $      1.45   $      0.11   $      0.25
                                                  ===========    ===========   ===========   ===========   ===========
     Anti-dilutive weighted options ............    3,785,800        100,400        78,400       241,600        81,100
                                                  ===========    ===========   ===========   ===========   ===========



     The above anti-dilutive weighted options to purchase shares of common stock were not included in computing diluted earnings per share because their effects were anti-dilutive for the respective periods.

                      ANDRX CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1998 AND 1999
   UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

 STOCK SPLITS


     On February 25, 2000 Andrx' Board of Directors approved a two-for-one stock split in the form of a stock dividend to shareholders of record at the close of business on March 15, 2000. Such stock dividend was distributed April 2000. In connection with the stock split, the Company's authorized shares of common stock were increased from 50 million to 100 million. Anti-dilutive adjustments have been made to the Company's stock option plan and the options outstanding.


     In June 1999 and April 2000, the Company effected two-for-one stock splits in the form of a 100% stock dividend. All share and per share amounts in the accompanying consolidated financial statements and notes to consolidated financial statements reflect the June 1999 and April 2000 stock splits.

 FAIR VALUE OF FINANCIAL INSTRUMENTS

     As of December 31, 1998 and 1999, the carrying amount of Cash and cash equivalents, Investments available-for-sale, Accounts receivable, net, Accounts payable, Accrued liabilities, Bank loan and Income taxes payable approximate fair value due to the short maturity of these instruments.

 CONCENTRATION OF CREDIT RISK

     The Company invests in U.S. Treasury and government agency securities, debt instruments of corporations and tax advantaged money market preferreds with investment grade credit ratings. The Company has established guidelines relative to diversification and maturities that are designed to help ensure safety and liquidity.

     Accounts receivable are principally due from independent pharmacies, pharmacy chains, pharmacy buying groups and wholesalers and distributors. Credit is extended based on an evaluation of the customer's financial condition and collateral is generally not required. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential uncollectable accounts.

     The Company has no significant off-balance sheet concentration of credit risk.

 COMPREHENSIVE INCOME (LOSS)

     The Company adopted the provision of SFAS No. 130, "Reporting Comprehensive Income", effective January 1, 1998, as required. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income or loss and its components in financial statements. The Company has included the required disclosure of this SFAS in the accompanying Consolidated Statements of Shareholders' Equity for the years ended December 31, 1997, 1998 and 1999, as required.

 BUSINESS SEGMENTS

     The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which was issued by the FASB in June 1997. This SFAS replaced SFAS No. 14 "Financial

                      ANDRX CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1998 AND 1999
   UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)


Reporting for Segments of a Business Enterprise" and establishes new standards for defining the Company's segments and disclosing information about them. The provisions of SFAS No. 131 require that the segments be based on the internal structure and reporting of the Company's operations. (see Note 18.)


 DERIVATIVES

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The provisions of SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. The provisions of SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the Company's election, before January 1, 1998).

     SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133", amends the effective date of SFAS No. 133 to all fiscal years beginning after June 15, 2000.

     The Company expects to adopt the provisions of SFAS No. 133, as required, and does not expect the effect of the adoption to be significant to the consolidated financial statements.

 RECLASSIFICATIONS

     Certain prior years' amounts have been reclassified to conform to the current year presentation.


(3) ACQUISITION OF VALMED PHARMACEUTICAL, INC.

     On March 15, 2000, Andrx acquired Valmed Pharmaceutical, Inc. ("Valmed"), a privately owned distributor of bioequivalent pharmaceuticals headquartered in Grand Island, New York. The acquisition was accounted for using the purchase method of accounting. Accordingly, the excess of the total purchase price of $15,500, including transaction costs, over the fair value of the net assets acquired was approximately $8,700, representing goodwill, and is included in Other assets in the accompanying Unaudited Consolidated Balance Sheet. Such goodwill is being amortized on a straight-line basis over its estimated life of 15 years.

     Pro forma information is not required to be included herein because the transaction was not significant to the Company.

(4) CYBEAR, INC.


     On June 23, 1999, Cybear completed a public offering of 3,450,000 of its common shares at $16.00 per share raising net proceeds of approximately $50,800. The Company did not record a gain in connection with this offering. The transaction was recorded as an equity transaction in the Company's Consolidated Statements of Shareholders' Equity.

                      ANDRX CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1998 AND 1999
   UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

     On September 17, 1999, Cybear acquired Telegraph Consulting Corporation ("Telegraph"), the programming, networking and interactive design division of Telegraph New Technology, Inc. The purchase price of approximately $4,088 includes $1,181 in cash, the issuance of 320,000 shares of restricted Cybear common stock valued at approximately $2,771 and the assumption of approximately $136 of Telegraph's debt. The acquisition was recorded using the purchase method of accounting. Accordingly, the excess of the purchase price over the fair value of the net assets acquired of approximately $3,933 represents goodwill, and is included in Other assets in the Consolidated Balance Sheet. Such goodwill is being amortized on a straight-line basis over its estimated life of 10 years.


     The following summarizes the acquisition:

   Cash used for acquisition .............................................    $1,181
   Cybear common stock issued ............................................     2,771
   Debt assumed ..........................................................       136
                                                                              ------
   Purchase price ........................................................     4,088
   Working capital acquired ..............................................       (30)
   Property and equipment acquired .......................................      (125)
                                                                              ------
   Excess of purchase price over fair market value of net assets acquired     $3,933
                                                                              ======


     Pro forma information is not required to be included herein because the transaction was not significant to the Company.

(5) INVESTMENTS AVAILABLE-FOR-SALE

     Investments available-for-sale consist of the following:


                                                                            DECEMBER 31, 1998
                                                      --------------------------------------------------------------
                                                                            GROSS             GROSS
                                                         AMORTIZED        UNREALIZED       UNREALIZED       MARKET
                                                           COST             GAINS            LOSSES          VALUE
                                                      --------------   ---------------   --------------   ----------
   U.S. Treasury and government
    agency securities .............................     $    5,634       $         4      $        (5)     $ 5,633
                                                        ==========       ===========      ===========      =======
                                                                              DECEMBER 31, 1999
                                                      -----------------------------------------------------------------
                                                                           GROSS             GROSS
                                                        AMORTIZED        UNREALIZED       UNREALIZED       MARKET
                                                          COST             GAINS            LOSSES          VALUE
                                                      -----------       -----------      -----------      -------
   U.S. Treasury and government
    agency securities .............................     $   31,186       $        --      $      (127)     $31,059
   Corporate bonds ................................         10,163                --               (8)      10,155
   Tax advantaged money market preferreds .........         49,649                --               --       49,649
                                                      ------------       -----------      -----------      -------
                                                        $   90,998       $        --      $      (135)     $90,863
                                                      ============       ===========      ===========      =======

                      ANDRX CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1998 AND 1999
   UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)


(6) INVENTORIES


     Inventories consist of the following:

                                       DECEMBER 31,
                                   ---------------------
                                      1998        1999
                                   ---------   ---------
   Raw materials ...............    $ 4,846     $ 8,638
   Work in process .............        796       3,182
   Finished goods ..............     36,695      66,951
                                    -------     -------
     Total inventories .........    $42,337     $78,771
                                    =======     =======


(7) PROPERTY, PLANT AND EQUIPMENT, NET


     Property, plant and equipment are summarized as follows:

                                                                      DECEMBER 31,
                                                               --------------------------
                                                                   1998          1999
                                                               -----------   ------------
   Land ....................................................    $  2,436      $   2,804
   Manufacturing equipment .................................       7,032         14,029
   Laboratory equipment ....................................       2,872          4,926
   Leasehold improvements ..................................       6,897          9,042
   Computer hardware and software ..........................       6,426         10,067
   Furniture and fixtures ..................................       1,739          3,544
   Construction in progress ................................         288          5,636
                                                                --------      ---------
                                                                  27,690         50,048
   Less: accumulated depreciation and amortization .........      (7,261)       (11,777)
                                                                --------      ---------
   Property, plant and equipment, net ......................    $ 20,429      $  38,271
                                                                ========      =========


(8) BANK LOAN


     In April 1998, Anda, Inc. ("Anda"), the Company's wholly-owned subsidiary engaged in the distribution of pharmaceutical products, amended its line of credit agreement to increase the total available borrowings from $10,000 to $30,000 and, to decrease the interest rate and to potentially further decrease the interest rate if the Company maintains certain levels of average outstanding balance. As of December 31, 1999, the interest rate on the bank borrowings of $20,226 was the prime rate, 8.5%.

     Borrowings under the line of credit are available for financing the Company's operations, are secured by all the assets of Anda and are subject to a borrowing base related to the value of Anda's accounts receivable and inventories. The loan is guaranteed by Andrx Corporation and some of its other subsidiaries. The agreement requires compliance with certain covenants including the maintenance of minimum working capital and net worth levels by Anda. As of December 31, 1999, the Company was in compliance with all of the covenants of this line of credit agreement.

                      ANDRX CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1998 AND 1999
   UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)


(9) LICENSING AGREEMENTS

     In June 1999, Andrx entered into an agreement with Geneva Pharmaceuticals, Inc. ("Geneva") a member of the Novartis Group, for the sale and marketing of specified products. Geneva will fund the development costs of certain controlled-release dosage forms of existing products that the Company is developing for submissions as brands (NDAs). Andrx granted marketing rights to Geneva in specified territories for these products including one of the Company's NDA products for the United States. Upon receiving FDA approval, Andrx will receive royalties from the sale of such products. Andrx also has committed to continuing to sell Geneva's bioequivalent products through Anda.


     Andrx has entered into various other domestic and international licensing agreements. These agreements generally contemplate that one of Andrx' drug delivery technologies will be utilized to commercialize certain pharmaceutical products, and that the Company will receive fees pursuant to these agreements and possibly royalties from the sale or license of the subject products.


(10) ANCIRC JOINT VENTURE


     In July 1994, and as later amended on October 30, 1995, the Company and Circa Pharmaceuticals, Inc., now a wholly-owned subsidiary of Watson Pharmaceuticals, Inc. ("Watson") (the Company and Watson are hereafter collectively referred to as the "Partners"), formed ANCIRC Pharmaceuticals, a 50/50 joint venture to develop, manufacture and market up to eight bioequivalent controlled-release pharmaceutical products (the "joint venture" or "ANCIRC"). The agreement between the Partners contemplates that Andrx Pharmaceuticals, Inc. ("Andrx Pharmaceuticals"), a wholly-owned subsidiary of the Company, will perform the research and development formulations for the joint venture products, that Anda will market and distribute ANCIRC's products following FDA approval, and that Watson will provide the regulatory support for the joint venture products and will manufacture the ANCIRC products.

     In September 1998, ANCIRC received approval of its first manufactured product, a bioequivalent version of Trental/registered trademark/ and launched this product. On March 24, 1999 the FDA approved the ANDA for the second ANCIRC product, a bioequivalent version of Oruvail/registered trademark/, which was launched in April 1999. ANCIRC halted the production and sale of ANCIRC's bioequivalent version of Oruvail/registered trademark/ in June 1999, and is currently not producing or selling such product.

     Capital contributions to, distributions from and net income or loss generated by ANCIRC are allocated in proportion to the respective Partners' interest in the joint venture.


     ANCIRC is managed by and under the direction of a management committee which is comprised of six members. Three members are appointed by each Partner. Based on the equal representation of the management committee and the Company's inability to unilaterally control the joint venture, the Company utilizes the equity method to account for this joint venture. Equity in income or losses of joint venture is included in Research and development expenses in the accompanying Consolidated Statements of Income.

                      ANDRX CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1998 AND 1999
   UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

   Condensed balance sheet and statement of operations information for ANCIRC is as follows:

                                                            DECEMBER 31,
                                                        ---------------------
                                                           1998        1999
                                                        ---------   ---------
   ASSETS
   Cash and cash equivalents ........................    $  695      $  487
   Inventories ......................................       363       1,115
                                                         ------      ------
     Total assets ...................................    $1,058      $1,602
                                                         ======      ======
   LIABILITIES AND PARTNERS' EQUITY
   Current liabilities ..............................    $   87      $  369
   Partners' equity .................................       971       1,233
                                                         ------      ------
     Total liabilities and partners' equity .........    $1,058      $1,602
                                                         ======      ======

                                                        YEARS ENDED DECEMBER 31,
                                                 ---------------------------------------
                                                     1997           1998          1999
                                                 ------------   ------------   ---------
   Product sales, net ........................     $     --       $    724      $3,307
                                                   ========       ========      ======
   Gross profit ..............................     $     --       $    360      $1,239
                                                   ========       ========      ======
   Research and development expenses .........     $  3,392       $  2,237      $2,004
                                                   ========       ========      ======
   Net loss ..................................     $ (3,364)      $ (1,862)     $ (740)
                                                   ========       ========      ======

     As of December 31, 1998 and 1999, Andrx Pharmaceuticals was due $139 and $705, respectively, from ANCIRC for research and development services rendered. As of December 31, 1998 and 1999 Anda, the distributor of ANCIRC products owed ANCIRC $627 and $326, respectively, for purchases of ANCIRC's products. Amounts due to or from ANCIRC, net, are included in Prepaid and other current assets in the accompanying Consolidated Balance Sheets. Product sales and the related costs of product sales are recognized by ANCIRC at the time product is shipped to third-party customers by Anda. Sales to Anda are discounted by an agreed-upon percentage from the ultimate net selling price realized from the sale to the third party customers to allow Anda to recover selling and marketing costs. The Company is committed to the funding of ANCIRC's future operations. From time to time, the Partners have discussions to potentially restructure ANCIRC.


(11) INCOME TAXES


     For the year ended December 31, 1997, the Company had no income taxes as its income tax benefits were fully offset by a corresponding increase to the valuation allowance against its net deferred income tax assets.

     For the year ended December 31, 1998, the Company's income tax provision of $333 resulted from Federal alternative minimum income taxes. The Company's 1998 regular income tax provision was fully offset by the reversal of a corresponding amount of valuation allowance against its net deferred income tax assets.

                      ANDRX CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1998 AND 1999
   UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

     For the year ended December 31, 1999, the Company provided for $55,405 for Federal and state income taxes or 37% of Income before income taxes. The Company was not required to provide for income taxes at an effective combined Federal and state statutory rate of 39% due to the effect of the utilization of the Company's net operating loss carryforwards. As of June 23, 1999, Cybear was excluded from Andrx' consolidated tax return and was filed as a separate entity because Andrx' ownership in Cybear was reduced below 80%. Cybear's net operating losses after June 23, 1999 did not generate income tax benefits, as its tax benefits were fully offset by a corresponding increase in the valuation allowance against its net deferred income tax assets.


     For the three months ended March 31, 2000, the Company provided $11,856 for Federal and state income taxes or 42% of income before income taxes. The Company provided for income taxes of $1,412 in excess of the effective combined Federal and state statutory rate of 37%, primarily due to Andrx' inability to utilize its share of Cybear's losses, as Andrx' ownership of Cybear was reduced below 80% on June 23, 1999. Accordingly, Cybear is excluded from Andrx' consolidated income tax return and will file as a separate tax entity. Cybear's net losses did not generate income tax benefits as Cybear's tax benefits of $2,551 were fully offset by a corresponding increase in the valuation allowance against its net deferred income tax assets due to the uncertainty of realization.

     For the three months ended March 31, 1999, the Company provided $2,016 for Federal and state income taxes or 22.5% of income before income taxes, which was the Company's then estimated annual 1999 effective tax rate. The Company was not required to provide for Federal and state income taxes for the three months ended March 31, 1999 at the combined Federal and state statutory rate of 37% primarily due to the reversal of a valuation allowance of $1,299 relating to deferred tax assets resulting from net operating loss carryforwards.

     Under the provisions of SFAS No. 109, as of March 31, 2000, the Company had recorded a valuation allowance to reserve against 100% of the net deferred income tax assets of Cybear of $6,508, which resulted after June 23, 1999 as previously discussed.


     The components of the provision for income taxes are summarized as follows:

                                    YEARS ENDED DECEMBER 31,
                                 ------------------------------
                                  1997     1998        1999
                                 ------   ------   ------------
   Current provision .........
     Federal .................    $--      $333     $  69,855
     State ...................     --        --         3,992
                                  ---      ----     ---------
                                   --       333        73,847
                                  ---      ----     ---------
   Deferred benefit
     Federal .................     --        --       (17,445)
     State ...................     --        --          (997)
                                  ---      ----     ---------
                                   --        --       (18,442)
                                  ---      ----     ---------
   Total .....................    $--      $333     $  55,405
                                  ===      ====     =========

                      ANDRX CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1998 AND 1999
   UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

     The following table indicates the significant elements contributing to the difference between the Federal statutory rate and the Company's effective tax rate:


                                                                                  YEARS ENDED DECEMBER 31,
                                                                             ----------------------------------
                                                                                1997        1998         1999
                                                                             ---------   ----------   ---------
   Federal statutory rate ................................................     (35.0)%       35.0%       35.0%
   State income taxes, net of Federal effect .............................      (3.6)         3.6         2.0
   Change in valuation allowance on net deferred income tax assets .......      38.6        (36.8)       (7.8)
   Federal alternative minimum tax .......................................        --          2.0          --
   Other, net ............................................................        --           --         7.8
                                                                               -----        -----        ----
   Effective tax rate ....................................................        --%         3.8%       37.0%
                                                                               ======       =====        ====



     Deferred income taxes represent the tax effect of the difference between book and tax bases of assets and liabilities. The major components of deferred tax assets and liabilities are as follows:


                                                                 DECEMBER 31,
                                                           -------------------------
                                                               1998          1999
                                                           -----------   -----------
   Net operating loss carryforward .....................    $  1,857      $  3,929
   Allowance for doubtful accounts .....................         976         2,377
   Other operating reserves ............................       4,539        17,230
   Tax over book depreciation ..........................        (465)       (1,137)
   Charitable contribution carryforward ................         749            --
   Alternative minimum tax credit carryforward .........         333            --
                                                            --------      --------
                                                               7,989        22,399
   Valuation allowance .................................      (7,989)       (3,957)
                                                            --------      --------
     Deferred income tax assets, net ...................    $     --      $ 18,442
                                                            ========      ========


     The following table indicates the activity in valuation allowance:



                                                             YEARS ENDED                THREE MONTHS ENDED
                                                             DECEMBER 31,                    MARCH 31,
                                                     ----------------------------   ---------------------------
                                                          1998           1999           1999           2000
                                                     -------------   ------------   ------------   ------------
                                                                                            (UNAUDITED)
   Beginning balance .............................     $ (10,051)      $ (7,989)      $ (7,989)      $ (3,957)
   Utilized ......................................         2,062          7,989          1,299             --
   Provided for Cybear, separate company .........            --         (3,957)            --         (2,551)
                                                       ---------       --------       --------       --------
   Ending balance ................................     $  (7,989)      $ (3,957)      $ (6,690)      $ (6,508)
                                                       =========       ========       ========       ========


     Under the provisions of SFAS No. 109, as of December 31, 1998, the Company recorded a valuation allowance to reserve against 100% of its net deferred income tax assets due to the uncertainty of the realization of such assets. When the uncertainty was resolved in 1999, such valuation allowance was fully

                      ANDRX CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1998 AND 1999
   UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

reversed and the only remaining valuation allowance as of December 31, 1999 related to the net deferred income tax assets of Cybear of $3,957 which resulted after June 23, 1999 as previously discussed.

     As of December 31, 1999, the Company had a net operating loss carryforward for tax purposes of approximately $10,000, which is available to only offset future earnings of Cybear.

     Net operating loss carryforwards are subject to review and possible adjustment by the Internal Revenue Service and may be limited in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50%.


(12) COMMITMENTS


 PURCHASE COMMITMENTS

     The Company has entered into agreements primarily for the construction of a new manufacturing and research and development facility with future commitments of approximately $14,000.

 OPERATING LEASES

     The Company leases manufacturing, laboratory, warehouse, office space, and various equipment under operating leases which expire at various dates through 2009. The following schedule summarizes future minimum lease payments required under non-cancellable operating leases with terms greater than one year, as of December 31, 1999:

  2000 ...................    $ 3,830
  2001 ...................      3,822
  2002 ...................      3,042
  2003 ...................      2,548
  2004 ...................      2,224
  Thereafter .............      9,058
                              -------
                              $24,524
                              =======

     Rent expense amounted to $969, $1,189 and $2,674 for the years ended December 31, 1997, 1998 and 1999, respectively.

                      ANDRX CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1998 AND 1999
   UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)


 EMPLOYMENT AGREEMENTS


     The Company has entered into employment agreements with certain officers, the terms of which expire at various dates through September 2003. The following schedule summarizes the future minimum payments under the Company's employment agreements as of December 31, 1999:

  2000 .............    $  710
  2001 .............       612
  2002 .............       612
  2003 .............       390
                        ------
                        $2,324
                        ======

     Cybear entered into an employment agreement effective August 24, 1998 with Edward Goldman, M.D., Cybear's Chief Executive Officer. Pursuant to the Employment Agreement, Andrx agreed to issue to Dr. Goldman upon payment of $50, a warrant to purchase 650,000 shares of Cybear common stock held by Andrx (the "Warrant") at its then market price of $3.00 per share. In addition, Andrx will issue to Dr. Goldman stock options for 80,000 shares of Andrx common stock having an exercise price, per share, of the fair market value of Andrx stock at the close of business on the date of grant. The stock to be issued pursuant to the exercise of the Warrant includes piggyback registration rights. The Warrant is exercisable commencing on April 30, 1999 (the "Warrant Exercise Date"). The Warrant shall be exercisable for a period of seven years after the Warrant Exercise Date, subject to contractual obligations with Andrx. In October 1999, Dr. Goldman exercised a portion of the warrant and received 125,000 shares of Cybear common stock. Andrx recognized a gain of $343 on the transaction, which is included in the Consolidated Statement of Income.


(13) RELATED PARTY TRANSACTIONS

     The Company is party to a royalty agreement with Dr. Chen, which provides for royalties to Dr. Chen upon the sale of Andrx' bioequivalent version of Cardizem/registered trademark/ CD, for which the Company received final approval in July 1998 from the FDA. In August 1998, the Company amended that royalty agreement to account for the various contingencies presented by a Stipulation and Agreement (see Note 17). Royalties paid to Dr. Chen of $637 and $7,000 for the years ended December 31, 1998 and 1999, respectively were based on 3.33% of the net sales of Cartia XT/trademark/, as defined, and the Stipulation fees. Such royalties are included in Selling, general, and administrative expenses in the accompanying Consolidated Statements of Income.


     In September 1998, Andrx agreed to sell 333,333 shares of Cybear common stock for $1,000 or the then current market value of $3.00 per share to Cybear's Chairman of the Board. As of December 31, 1998, Andrx had sold 233,333 shares to Cybear's Chairman and in January 1999, Andrx sold the remaining 100,000 shares under this agreement. Accordingly, Gain on sale of Cybear shares in the Consolidated Statements of Income include $700 and $300, for the years ended December 31, 1998 and 1999, respectively, from these transactions.

                      ANDRX CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1998 AND 1999
   UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)


(14) SHAREHOLDERS' EQUITY


     In June 1997, Capital Research and Management Company ("Capital"), an investment management firm, purchased 2,920,000 shares of common stock and Watson purchased an additional 600,000 shares of common stock. The purchase price paid by each of Capital and Watson was $6.38 per share, the closing price of Andrx' common stock on June 11, 1997. In a contemporaneous transaction, certain of the Company's principals also sold a total of 1,800,000 shares of Andrx' common stock to Watson on the same terms and conditions. Capital and Watson were granted certain registration rights under the Securities Act of 1933, as amended, with respect to the shares purchased. Watson entered into a standstill agreement with the Company pursuant to which it agreed, among other matters, not to acquire more than a 25.0% equity interest in the Company or to engage in certain transactions with the Company (including a merger), prior to June 13, 2000, without the prior approval of the Company's Board of Directors.

     In June 1999, Watson exercised a warrant to acquire 1,348,400 shares of Andrx common stock at an exercise price of $2.23. Such warrant was issued to Watson in connection with the original investment in the Company in July 1994.


(15) STOCK INCENTIVE PLAN


     Under the Company's Stock Incentive Plan as Amended (the "Plan") the Company's Board of Directors or its Compensation Committee (the "Committee") is authorized to grant stock options, stock appreciation rights, restricted stock, deferred stock, performance units, loans and tax offset payments or any combination thereof, to employees, consultants or advisors of the Company. The terms for, and exercise price at which any stock option may be awarded is to be determined by the Committee. Options granted under the Plan must be exercised within ten years of grant, unless a shorter period is designated at the time of grant. Options cannot be awarded under the Plan after February 26, 2003. In 1997, the Company's Board of Directors and shareholders approved an increase in the number of shares available for grant under the Plan to 8,000,000.


     The Company accounts for options granted to employees under the Plan in accordance with the provisions of APB Opinion No. 25. Each stock option has an exercise price equal to the market price on the date of grant, and accordingly, no compensation expense has been recorded for any employees' stock option grants. On rare occasions, the Company may issue an insignificant amount of equity instruments to non-employees. No such options were granted for the year ended December 31, 1999. Stock options issued to consultants for the years ended December 31, 1997 and 1998 were accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable, as required by SFAS No. 123. In instances where the fair value or the goods or services received is not reliably measurable, the measure is based upon the fair value of the equity instruments issued, and such value is amortized over the period for which services are provided. The fair value of equity instruments issued to consultants are valued using the Black-Scholes option pricing model.

                      ANDRX CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1998 AND 1999
   UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

   A summary of the Plan's activity is as follows:

                                                   OUTSTANDING                            EXERCISABLE
                                 ------------------------------------------------   ------------------------
                                   NUMBER OF
                                     SHARES         EXERCISE PRICE PER SHARES                      WTD. AVG.
                                     UNDER       --------------------------------                  EXERCISE
                                     OPTION        LOW       HIGH      WTD. AVG.       SHARES        PRICE
                                 -------------   -------   --------   -----------   -----------   ----------
   December 31, 1996 .........     3,657,400      $ .75     $ 3.63       $ 2.22     1,854,280        $1.67
   Granted ...................     1,039,600       5.00       9.47         6.30
   Exercised .................      (680,656)       .75       3.50         1.84
   Forfeited .................      (172,996)      1.63       9.47         5.65
                                   ---------
   December 31, 1997 .........     3,843,348        .75       9.47         3.23     1,982,916         2.25
   Granted ...................     2,121,000       6.22      10.13         8.24
   Exercised .................      (545,172)       .75       8.25         2.78
   Forfeited .................      (267,184)       .75      10.13         5.50
                                   ---------
   December 31, 1998 .........     5,151,992        .75      10.13         5.23     2,256,208         2.96
   Granted ...................     1,544,800       8.38      30.07        20.05
   Exercised .................      (869,086)       .75       9.72         4.11
   Forfeited .................      (181,100)      1.82      30.07        10.36
                                   ---------
   December 31, 1999 .........     5,646,606      $ .75     $30.07       $ 9.24     2,527,456        $4.13
                                   =========      =====     ======       ======     =========        =====

                                                                                EXERCISABLE OPTIONS
                OPTIONS OUTSTANDING AT DECEMBER 31, 1999                       AT DECEMBER 31, 1999
------------------------------------------------------------------------   -----------------------------
     RANGE OF           NUMBER OF       WEIGHTED AVG.     WEIGHTED AVG.                    WEIGHTED AVG.
     EXERCISE            SHARES        REMAINING LIFE        EXERCISE                        EXERCISE
      PRICES          UNDER OPTION         (YEARS)            PRICE           SHARES           PRICE
------------------   --------------   ----------------   ---------------   ------------   --------------
   $ .75-$ 5.00         1,891,456               4.31          $ 2.38        1,611,456         $ 2.20
   $5.01-$ 9.50         1,884,300               5.73          $ 7.44          815,000         $ 7.08
   $9.51-$30.07         1,870,850               7.26          $17.99          101,000         $11.20
---------------         ---------                                           ---------
                        5,646,606               5.76          $ 9.24        2,527,456         $ 4.13
                        =========               ----          ------        =========         ======


     The range of weighted average fair value per share as of the grant date was $2.86 to $6.43, $5.89 to $16.28, and $5.36 to $20.41 for stock options granted during the years ended December 31, 1997, 1998 and 1999, respectively.

                      ANDRX CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1998 AND 1999
   UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

     The fair market value of an option was estimated using the Black-Scholes option pricing model with the following assumptions:

                                                          YEARS ENDED
                                                         DECEMBER 31,
                                               ---------------------------------
                                                  1997        1998        1999
                                               ---------   ---------   ---------
   Risk-free interest rate .................       5.3%        4.6%        6.4%
   Average life of options (years) .........       4.9         5.1         6.0
   Average volatility ......................      48.0%       99.0%       70.0%
   Dividend yield ..........................        --          --          --

     The following table summarizes the pro forma consolidated results of operations of the Company as though the provision of the fair value-based accounting method of SFAS No. 123 had been used in accounting for stock options:

                                                                         YEARS ENDED DECEMBER 31,
                                                                   -------------------------------------
                                                                       1997          1998        1999
                                                                   ------------   ---------   ----------
   Net income (loss) ...........................   As reported       $ (7,636)     $8,394      $94,054
                                                                     ========      ======      =======
                                                   Pro forma         $ (9,317)     $5,613      $86,969
                                                                     ========      ======      =======
   Basic net income (loss) per share ...........   As reported       $  (0.13)     $ 0.14      $  1.52
                                                                     ========      ======      =======
                                                   Pro forma         $  (0.17)     $ 0.10      $  1.46
                                                                     ========      ======      =======
   Diluted net income (loss) per share .........   As reported       $  (0.13)     $ 0.13      $  1.45
                                                                     ========      ======      =======
                                                   Pro forma         $  (0.17)     $ 0.09      $  1.39
                                                                     ========      ======      =======


(16) 401(K) PLAN


     In February 1995, the Company adopted a 401(k) retirement plan covering substantially all of its employees. Monthly contributions to the retirement plan are made by the Company based upon the employees' contributions to the plan. During the years ended December 31, 1997, 1998 and 1999, the Company contributed $167, $229 and $366, respectively, to the 401(k) retirement plan.


(17) LITIGATION


 WAXMAN-HATCH PATENT INFRINGEMENT LITIGATION

     There has been substantial litigation in the pharmaceutical, biomedical and biotechnology industries with respect to the manufacture, use and sale of new products that are the subject of patent rights. Most of the brand name controlled-release products for which the Company is developing bioequivalent versions are covered by one or more patents. Under the Drug Price Competition and Patent Restoration Act of 1984 (the "Waxman-Hatch Amendments"), when a drug developer files an ANDA for a bioequivalent drug, the developer must make a certification to the FDA as to whether the developer believes that an unexpired patent that has been listed with the FDA as covering the relevant brand-name product will be infringed by the

                      ANDRX CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1998 AND 1999
   UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

developer's product. If the developer believes that its product does not infringe the brand product patent or that any such unexpired patent is invalid or unenforceable (a "Paragraph IV Certification"), the developer must send a Paragraph IV Certification to the patent holder, who may then initiate a legal challenge to the developer's Paragraph IV Certification 45 days from the Paragraph IV Certification, which will prevent the FDA from approving the ANDA, until the earlier of 30 months or when the infringement case is decided in favor of the developer. The outcome of such litigation is difficult to predict because of the uncertainties inherent in patent litigation.


     Patent infringement claims of the nature described above may be made by other pharmaceutical companies in connection with the Company's filing of other ANDAs or NDAs with the FDA or with the sale of any of its products. The Company evaluates the probability of patent infringement litigation with respect to each of its ANDA and NDA submissions on a case by case basis. Accordingly, the Company provides for the estimated litigation costs to final resolution of each case, as appropriate. Although the Company believes it has adequately provided for such matters based on currently available information, the Company may incur additional litigation costs in future years which may be material to the Company's results of operations and financial position.


 CARDIZEM/registered trademark/ CD PATENT INFRINGEMENT LITIGATION

     In connection with the ANDA filed for Andrx' bioequivalent version of Cardizem/registered trademark/ CD, Andrx certified to the FDA that its product did not infringe upon any of the patents listed as covering that brand name product and sent the required notices to the holders of each of those patents. In January 1996, Aventis commenced litigation in the United States District Court, Southern District of Florida, alleging that Andrx' product infringes upon one of the six patents listed as covering Cardizem/registered trademark/ CD.

     In September 1997, Andrx entered into the Stipulation in partial settlement with Aventis of the patent infringement litigation involving Cardizem/registered trademark/ CD in order to reduce the risks that both parties faced as the case was litigated to its conclusion. The Company agreed to maintain the status quo in connection with the marketing of its product and to dismiss certain claims against Aventis. Aventis agreed to compensate the Company for its lost profits, which were stipulated to be $100,000 per year, if Andrx ultimately prevailed in the litigation and to grant Andrx a license for their patents under certain conditions, including if the Company ultimately lost the litigation. Aventis also agreed to make non-refundable interim quarterly payments of $10,000 to the Company, beginning upon its receipt of final FDA approval for its bioequivalent version of Cardizem/registered trademark/ CD and continuing until the litigation was resolved or certain other events occurred. In July 1998, the Company received both final FDA marketing approval for its bioequivalent version of Cardizem/registered trademark/ CD and its first quarterly payment for $9,130 (prorated for the 84 days in the quarter ended September 30, 1998). For the year ended December 31, 1998 the Company received a total of $19,130 in interim Stipulation fees. In June 1999, the Aventis Litigation was settled and the lawsuit was dismissed with prejudice. For the year ended December 31, 1999, the Company received pursuant to the Stipulation $70,733 in interim and final Stipulation fees from Aventis. On June 23, 1999, the Company commenced selling Cartia XT/trademark/, its reformulated bioequivalent version of Cardizem/registered trademark/ CD. Having been the first Company to have its ANDA with a Paragraph IV Certification accepted as filed by the FDA relative to Cardizem/registered trademark/ CD, the Company enjoyed 180 days of marketing exclusivity that expired on or about December 19, 1999.

                      ANDRX CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1998 AND 1999
   UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

 FDA LITIGATION


     In January 1998, the Company filed an action in the United States District Court for the District of Columbia against the FDA, Biovail Corporation International ("Biovail") and F.H. Faulding and Co. ("Faulding"), regarding the FDA's interpretation of certain provisions of the Waxman-Hatch Amendments. The Company sought, among other things, a final injunction requiring the FDA to provide the Company a 180-day period of marketing exclusivity for its bioequivalent version of Cardizem/registered trademark/ CD and its Dilacor XR/registered trademark/. On March 26, 1998, the Court entered a temporary restraining order prohibiting Mylan Pharmaceuticals, Inc. from shipping or otherwise distributing its bioequivalent version of Dilacor XR/registered trademark/ until the expiration of the Company's 180-day period of marketing exclusivity for its bioequivalent version of Dilacor XR/registered trademark/.


 BIOVAIL ANTI-TRUST LITIGATION

     In May 1998, Biovail filed counterclaims against Andrx alleging that the stipulation violated Sections 1 and 2 of the Sherman-Antitrust Act and a declaratory judgment as to federal law as well as for alleged violations of state common law of unfair competition, tortious interference with prospective advantage and tortious interference with contract. Biovail sought injunctive relief and treble damages in an unspecified amount, plus interest, with respect to its federal law claims, and actual and punitive damages in unspecified amounts, plus interest, with respect to its common law claims. In July 1998, Andrx filed a motion to dismiss the counterclaim that motion was granted with prejudice with respect to the federal antitrust claims in January 2000, with the state law claims being dismissed without prejudice. On February 2, 2000 Biovail filed a motion to vacate the order dismissing its counterclaims and on or about February 6, 2000 filed a notice of appeal to the United States Court of Appeals for the District of Columbia. The appeal is still pending.

 OTHER CARDIZEM/registered trademark/ CD PATENT INFRINGEMENT CLAIM


     On March 7, 2000, Purepac Pharmaceutical Co. (a subsidiary of Faulding ("Purepac")), filed suit against Andrx in the U.S. District Court for the Eastern District of Pennsylvania claiming patent infringement because of Andrx making, using, selling and/or offering Cartia XT/registered trademark/ which, according to Purepac, infringes a patent issued to Faulding on March 7, 2000. The letter also offered to license that patent to the company. Andrx is currently evaluating Purepac's infringement claims and licensing offer and in due course will file an appropriate response.


 PUTATIVE CLASS ACTION

     In addition to the above Cardizem/registered trademark/ CD patent infringement litigation with Aventis, commencing in August 1998, putative class actions have been filed against Andrx Pharmaceuticals in either state or federal courts in Alabama, California, Florida, Illinois, Kansas, Michigan, Minnesota, New York, North Carolina, Tennessee, Wisconsin and the District of Columbia. In all of these suits Hoechst Aktiengesellschaft and Aventis (collectively "Aventis Group") have been named as co-defendants. The complaint in each action alleges that Andrx Pharmaceuticals and Aventis Group, by way of the Stipulation, have engaged in alleged state antitrust and other statutory and common law violations that allegedly have given Aventis Group and Andrx Pharmaceuticals a near monopoly in the U.S. market for Cardizem/registered trademark/ CD and a generic version of that pharmaceutical product. According to the complaints, the monopoly possessed by the defendants enable

                      ANDRX CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1998 AND 1999
   UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)


Aventis Group to perpetuate its ability to fix the price of Cardizem/registered trademark/ CD at an artificially high price, free from bioequivalent competition, with the result that direct purchasers (such as pharmacies), as well as indirect purchasers (such as medical patients who have been issued prescriptions for Cardizem/registered trademark/ CD) are forced to overpay for the drug. Each complaint seeks compensatory damages on behalf of each class member in an unspecified amount and, in some cases, treble damages, as well as costs and counsel fees, disgorgement, injunctive relief and other remedies. In June 1999, most of these class actions were consolidated for pretrial purposes in the United States District Court for the Eastern District of Michigan. In the consolidated proceeding, Aventis Group and Andrx Pharmaceuticals have filed motions to dismiss the complaints on various grounds and plaintiffs have filed motions for partial summary judgment. The motions to dismiss filed by Aventis Group and Andrx Pharmaceuticals were denied on May 11, 2000 and the motions for partial summary judgment are still pending. The four state court actions (two in Kansas and two in Florida) that have not been included in the consolidated proceeding have been temporarily stayed in light of the consolidated proceeding in Michigan.


 FTC ADMINISTRATIVE PROCEEDING

     In March 2000, the U.S. Federal Trade Commission ("FTC") commenced an administrative proceeding against Aventis and Andrx concerning the Stipulation because it has reason to believe that the Stipulation had or may have had the capacity or the potential to be anti-competitive. The FTC is not seeking any fines, penalties, disgorgement or any other monetary remedy in the administrative proceeding. Despite the views of the FTC, the Company continues to believe the Stipulation was procompetitive and benefited consumers, and intends to vigorously defend its position before the administrative law judge.

PRILOSEC/registered trademark/ PATENT INFRINGEMENT LITIGATION


     In May 1998, Astra, Aktiebolaget Hassle, Astra Merck Enterprises, Inc. and Astra Merck, Inc. (collectively, the "Astra Group"), filed suit against Andrx in the U.S. District Court for the Southern District of Florida claiming patent infringement because of an ANDA filed by Andrx with the FDA for a bioequivalent version of Prilosec/registered trademark/. Subsequently, another patent infringement suit was filed by the Astra Group against Andrx in the same Court after Andrx made a second Paragraph IV Certification relative to a different strength of Prilosec/registered trademark/. Andrx responded to these claims by denying infringement, raising various other defenses, filing certain counterclaims against the Astra Group and by seeking a declaration that there has been no infringement and that the patents are invalid. The Astra Group seeks an injunction enjoining Andrx from further infringing the subject patents and an order directing that the effective date of any FDA approval of Andrx' proposed bioequivalent version of Prilosec/registered trademark/ be no earlier than the expiration date of its patents. In September 1999, for pretrial purposes, both of these actions were consolidated in the U.S. District Court for the Southern District of New York with three other patent infringement suits initiated by the Astra Group relative to ANDAs submitted by other companies for bioequivalent versions of Prilosec/registered trademark/. The consolidated suit is still in the discovery phase. In May 2000, the Astra Group filed two additional patent infringement suits involving ANDAs submitted by other companies for bioequivalent versions of Prilosec, and is seeking to consolidate these suits with those in the U.S. District Court for the Southern District of New York. The Company believes that its product does not infringe on the subject patents or that such patents are invalid or unenforceable.

                      ANDRX CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1998 AND 1999
   UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

 TIAZAC/registered trademark/ PATENT INFRINGEMENT LITIGATION

     In October 1998, Biovail, Biovail Laboratories Inc. and Galephar Puerto Rico, Inc. (collectively, the "Biovail Group") filed suit against Andrx in the U.S. District Court for the Southern District of Florida claiming patent infringement because of an ANDA filed by Andrx with the FDA for a bioequivalent version of Tiazac/registered trademark/. Andrx responded to this claim by denying infringement, raising various other defenses, filing certain counterclaims against the Biovail Group and by seeking a declaration that there has been no infringement and that the patent is invalid. The Biovail Group sought an injunction enjoining Andrx from further infringing the subject patent and an order directing that the effective date of any FDA approval of Andrx' proposed bioequivalent version of Tiazac/registered trademark/ be no earlier than the expiration date of the subject patent. In March 2000, the court entered an order that Andrx' product does not infringe the Biovail patent. Biovail has filed a notice of appeal from that order.

 NAPRELAN/registered trademark/ PATENT INFRINGEMENT LITIGATION

     In October 1998, Elan Corporation, plc ("Elan") filed suit against Andrx in the U.S. District Court for the Southern District of Florida claiming patent infringement because of an ANDA filed by Andrx with the FDA for a bioequivalent version of Naprelan/registered trademark/. Andrx responded to this claim by denying infringement, raising various other defenses, filing certain counterclaims against Elan and by seeking a declaration that there has been no infringement and that the patent is invalid. Elan seeks a judgment enjoining Andrx from further infringing the subject patent and ordering that the effective date of any FDA approval of Andrx' proposed bioequivalent version of Naprelan/registered trademark/ be no earlier than the expiration date of the patent. The Company believes that its product does not infringe on the subject patent or that such patent is invalid or unenforceable.

 WELLBUTRIN SR/registered trademark/ AND ZYBAN/registered trademark/ PATENT INFRINGEMENT LITIGATION

     In September 1999, Glaxo Wellcome plc ("Glaxo") filed suit against Andrx in the U.S. District Court for the Southern District of Florida claiming patent infringement because of the ANDAs filed by Andrx with the FDA for bioequivalent versions of Wellbutrin SR/registered trademark/ and Zyban/registered trademark/. Andrx responded to this claim by denying infringement, raising various other defenses, filing certain counterclaims against Glaxo and by seeking a declaration that there has been no infringement and that the patent is invalid. Glaxo seeks an injunction enjoining Andrx from further infringing the subject patents and orders directing that the effective date of any FDA approval of Andrx' proposed bioequivalent versions of Wellbutrin SR/registered trademark/ and Zyban/registered trademark/ be no earlier than the expiration date of the subject patent. The Company believes that its product does not infringe on the subject patents or that such patents are invalid or unenforceable.

 DEPAKOTE/registered trademark/ PATENT INFRINGEMENT LITIGATION

     In March 2000, Abbott Laboratories ("Abbott") filed suit against Andrx in the United States District Court for the Northern District Court of Illinois, claiming infringement of two of its patents because of Andrx's filing of the aforementioned ANDA. Abbott seeks a judgment enjoining defendants from further infringing the subject patents and ordering that the effective date of any FDA approval of the Company's proposed bioequivalent version of Depakote/registered trademark/ be no earlier than the expiration dates of the two patents in suit. Although the Company has not yet responded to the complaint, the Company believes that its product does

                      ANDRX CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1998 AND 1999
   UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)


not infringe the patents involved or that either or both patents are invalid or unenforceable. Following Andrx's filing of a motion to dismiss, Abbot filed suits asserting the same claims against Andrx in the United States District Court for the Eastern District of Florida and in the United States District Court of Virginia.


 CLARITIN D-24/registered trademark/ PATENT INFRINGEMENT LITIGATION

     In February 2000, the Company submitted an ANDA to the FDA to sell the Company's bioequivalent version of Claritin D-24/registered trademark/. In March 2000, Schering-Plough Corporation filed suit in the U.S. District Court for New Jersey claiming patent infringement because of an ANDA filed by the Company with the FDA for a bioequivalent version of Claritin D-24/registered trademark/. Although the Company has not yet been served with the complaint, the Company believes that its product does not infringe the patent involved or that the patent is invalid or unenforceable.

 PHENTERMINE (PHEN-FEN) LITIGATION

     In January 1999, Andrx was served with third party complaints filed against them by certain doctors and distributors who are defendants in various legal actions relating to the sale of phentermine by the Company and its usage as a diet drug when taken in combination with fenfluramine, commonly known as "phen-fen". The substance of the third party complaints is that the defendants are without fault with respect to the claims in those actions but, if they are found liable on any of those claims, then allegedly having obtained one or more of the drugs from Andrx, they are entitled to indemnification in an amount to pay and discharge any judgment entered against them in the putative class action together with costs, expenses and attorney fees. Andrx has never sold fenfluramine and believes that these claims are without merit.


     In November, 1999, another Phen-fen diet lawsuit was filed against Andrx in the Superior Court of New Jersey by (i) a husband, who claims to have obtained or purchased, either directly or indirectly, from Andrx and others, and thereafter ingested, phentermine, dexfenfluramine and fenfluramine, causing serious medical consequences, all to his financial detriment, and (ii) his wife, who, on behalf of herself and her two children, claims monetary damages arising from emotional distress to herself and her children, loss of spousal/paternal companionship and expenditure of money, time and care for her husband required by her husband's alleged injuries which are permanent and continuous in nature. Andrx has never sold dexfenfluramine or fenfluramine and believes that these claims, including any based solely on the use of phentermine, have no merit.

     The Company is being represented and defended in both of these lawsuits by counsel designated by the Company's insurer.

 OTHER LITIGATION

     As of December 31, 1999, the Company was involved with other legal proceedings incidental to its business. Although it is not possible to predict the outcome of such proceedings, it is the opinion of management, based on the legal advice of counsel, that the ultimate outcome of those proceedings will not have any significant adverse effect on the Company's consolidated financial statements.

                      ANDRX CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1998 AND 1999
   UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)


(18) SEGMENTS


     In 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This SFAS establishes new standards for defining the Company's segments and disclosing information about them. It requires that the segments be based on the internal structure and reporting of the Company's operations.

     Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The operating segments are managed separately because of the fundamental difference in their operations or in the uniqueness of their product(s).

     The Company operates in four business segments:

     /bullet/ Anda

     /bullet/ Andrx Pharmaceuticals

     /bullet/ Aura Laboratories, Inc. ("Aura Labs")

     /bullet/ Cybear

     Andrx established Anda, its distribution operation, to complement its Andrx Pharmaceuticals controlled-release bioequivalent segment in anticipation of improving overall profitability by managing its products from the laboratory to the drug store shelf. Anda markets and distributes generic pharmaceuticals manufactured by third parties. Anda purchases generic pharmaceuticals directly from manufacturers and wholesalers and markets them through its in-house telemarketing staff primarily to independent pharmacies, pharmacy chains which do not maintain their own central warehousing facilities and pharmacy buying groups. Anda sales exclude participation in sales of Andrx Pharmaceuticals, Inc. manufactured products. Anda includes the activity of Valmed after the acquisition date (see Note 3). Anda sales exclude participation sales of Andrx Pharmaceuticals Inc.'s manufactured products.


     Andrx Pharmaceuticals is developing and applying multiple drug delivery technologies to control the release characteristics of a variety of orally-administered drugs. Controlled-release products are formulations which release active drug compounds in the body gradually and predictably over a 12- or 24-hour period and which therefore need be taken only once or twice daily. Controlled-release products typically provide numerous benefits over immediate release drugs, including (i) greater effectiveness in the treatment of chronic conditions; (ii) reduced side effects; (iii) greater convenience (only once or twice a day); and (iv) higher levels of patient compliance due to a simplified dosing schedule. To date, Andrx Pharmaceuticals has developed eight distinct drug delivery technologies that are patented or for which patent applications have been filed. Andrx Pharmaceuticals is applying its proprietary drug delivery technologies and formulation skills either directly or through collaborative arrangements, to the development of bioequivalent versions of selected controlled release brand name pharmaceuticals. Andrx Pharmaceuticals also constructed a commercial-scale

                      ANDRX CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1998 AND 1999
   UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

manufacturing facility enabling the Company to make the transition from the development stages through to the commercial manufacture of the controlled-release pharmaceuticals. Andrx Pharmaceuticals sells its products directly to pharmacy chains, wholesalers and distributors and utilizes the resources of the Anda segment.

     Through its wholly-owned subsidiary Aura Labs, the Company is engaged in applying the proprietary drug delivery technologies developed by Andrx Pharmaceuticals to clinical programs to the development of brand name controlled-release formulations of existing immediate-release and controlled-release drugs. In addition to improving drug efficacy and reducing side effects, Andrx believes that its drug delivery technologies will provide pharmaceutical companies with the opportunity to enhance the commercial value of their existing products and new drug candidates. Aura labs currently has one product in Phase III clinical trials and one other product will enter Phase III clinical trials in 2000.


     Through its information technology subsidiary Cybear, the Company uses the Internet and Internet-based browser technologies to develop applications designed to improve efficiency of administrative and communications tasks of managing patient care with a secure and reliable transmission of information.


     The category "Corporate and Other" consists of corporate headquarters, including general and administrative expenses, interest income, income taxes and adjustments for minority interest.

     The Company evaluates the performance of the segments after all intercompany sales are eliminated. The allocation of income taxes is not evaluated at the segment level.

                      ANDRX CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1998 AND 1999
   UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

   The following table presents financial information by business segment:


                                                                      YEAR ENDED DECEMBER 31, 1997
                                        ----------------------------------------------------------------------------------------
                                                            ANDRX           AURA                  CORPORATE &
                                            ANDA       PHARMACEUTICALS      LABS       CYBEAR        OTHER        CONSOLIDATED
                                        ------------ ------------------ ----------- ----------- --------------- ----------------
Revenues ..............................   $146,237    $          3,461   $     --    $      --       $    --     $     149,698
Income (loss) from operations .........      7,078             (10,302)    (1,104)      (1,504)   (2,930)               (8,762)
Interest income .......................         --                  --         --           --     1,585                 1,585
Interest expense ......................       (490)                 --         --           --        --                  (490)
Depreciation and amortization .........        815                 941          1           51       228                 2,036
Capital expenditures ..................      1,496               5,305          3          242       669                 7,715
Total assets ..........................     65,995              25,823          9          399    (1,381)               90,845
                                                                      YEAR ENDED DECEMBER 31, 1998
                                        -----------------------------------------------------------------------------------------
                                                            ANDRX          AURA                  CORPORATE &
                                           ANDA       PHARMACEUTICALS      LABS        CYBEAR       OTHER        CONSOLIDATED
                                        ---------     ----------------   --------    ---------  -----------     -------------
Revenues ..............................   $215,903    $         31,154   $     --    $      --  $    --          $     247,057
Income (loss) from operations .........     10,698               9,428     (4,023)      (4,135)  (4,710)                 7,258
Gain on sale of Cybear shares .........        700                  --         --           --       --                    700
Interest income .......................         --                  --         --           --    1,064                  1,064
Interest expense ......................       (380)                 --         --           --       --                   (380)
Income tax expense ....................         --                  --         --           --     (333)                  (333)
Depreciation and amortization .........        982               1,536         33          123      286                  2,960
Capital expenditures ..................        833               4,572        145        2,340       96                  7,986
Total assets ..........................     68,735              29,989        136        3,332   19,006                121,198
                                                                      YEAR ENDED DECEMBER 31, 1999
                                        -----------------------------------------------------------------------------------------
                                                            ANDRX          AURA                  CORPORATE &
                                           ANDA       PHARMACEUTICALS      LABS        CYBEAR       OTHER        CONSOLIDATED
                                        ---------     ----------------   --------    ---------  -----------     -------------
Revenues ..............................   $262,321    $        213,399   $     --    $     270  $    --          $     475,990
Income (loss) from operations .........     20,010             157,959     (9,453)     (14,550)  (9,029)               144,937
Gain on sale of Cybear shares .........        643                  --         --           --       --                    643
Interest income .......................         --                  --         --        1,282    2,321                  3,603
Interest expense ......................     (1,661)                 --         --           --       --                 (1,661)
Income tax expense ....................         --                  --         --           --  (55,405)               (55,405)
Depreciation and amortization .........      1,209               1,923         46        1,080      258                  4,516
Capital expenditures ..................      6,960              13,004         44        2,154       71                 22,233
Total assets ..........................    123,494              45,623        134       53,105  135,598                357,954

                      ANDRX CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1998 AND 1999
   UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)


                                                            THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED)
                                           -------------------------------------------------------------------------------
                                                            ANDRX           AURA                 CORPORATE &
                                              ANDA     PHARMACEUTICALS      LABS       CYBEAR       OTHER     CONSOLIDATED
                                           ---------- ----------------- ----------- ----------- ------------ -------------
   Revenues ..............................  $67,611        $47,636       $     --    $    231     $     --     $115,478
   Income (loss) from operations .........    4,131         33,757         (3,024)     (7,149)      (2,365)      25,350
   Interest income .......................       --             --             --         559          972        1,531
   Interest expense ......................     (474)            --             --          --           --         (474)



                                                            THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED)
                                           -------------------------------------------------------------------------------
                                                            ANDRX           AURA                 CORPORATE &
                                              ANDA     PHARMACEUTICALS      LABS       CYBEAR       OTHER     CONSOLIDATED
                                           ---------- ----------------- ----------- ----------- ------------ -------------
   Revenues ..............................  $63,025        $14,899       $     --    $     --     $     --      $77,294
   Income (loss) from operations .........    6,321          8,121         (1,239)     (2,794)      (2,012)       8,397
   Gain on sale of Cybear shares .........      300             --             --          --           --          300
   Interest income .......................       --             --             --           1          365          366
   Interest expense ......................     (154)            --             --          --           --         (154)



(19) SELECTED QUARTERLY DATA (UNAUDITED)



                                                                       YEAR ENDED DECEMBER 31, 1997
                                                    -------------------------------------------------------------------
                                                      MARCH 31,       JUNE 30,       SEPTEMBER 30,       DECEMBER 31,
                                                    -------------   ------------   -----------------   ----------------
   Total revenues ...............................    $30,661          $ 32,559      $ 42,661            $ 43,817
   Loss from operations .........................     (1,691)           (2,385)       (3,200)             (1,486)
   Net loss .....................................     (1,402)           (2,261)       (2,865)             (1,108)
   Basic and diluted net loss per share .........      (0.03)            (0.04)        (0.05)              (0.01)
                                                                         YEAR ENDED DECEMBER 31, 1998
                                                    ----------------------------------------------------------------------
                                                    MARCH 31,         JUNE 30,     SEPTEMBER 30,       DECEMBER 31,
                                                    -------------   ------------   -----------------   ----------------
   Total revenues ...............................   $50,695          $ 55,955      $ 67,266            $ 73,141
   Income (loss) from operations ................    (1,233)           (1,846)        4,374               5,963
   Net income (loss) ............................      (959)           (1,718)        4,862               6,209
   Basic net income (loss) per share ............     (0.02)            (0.03)         0.08                0.11
   Diluted net income (loss) per share ..........     (0.02)            (0.03)         0.08                0.09
                                                                         YEAR ENDED DECEMBER 31, 1999
                                                    ----------------------------------------------------------------------
                                                    MARCH 31,         JUNE 30,     SEPTEMBER 30,       DECEMBER 31,
                                                    -------------   ------------   -----------------   ----------------
   Total revenues ...............................   $77,924          $164,560      $111,415            $122,091
   Income from operations .......................     8,448            78,784        27,232              30,473
   Net income ...................................     6,944            48,880        17,827              20,403
   Basic net income per share. ..................      0.11              0.80          0.28                0.33
   Diluted net income per share .................      0.11              0.75          0.27                0.32

================================================================================

                                6,350,000 Shares


                            [ANDRX CORPORATION LOGO]


                                ----------------
                                   Prospectus


                                  May 24, 2000
                                ----------------


                           JOINT BOOK-RUNNING MANAGERS

BANC OF AMERICA SECURITIES LLC                          BEAR, STEARNS & CO. INC.

                                ----------------

                               CIBC WORLD MARKETS

                                 UBS WARBURG LLC

                                ----------------


================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this registration statement (other than underwriting discounts and commissions) will be as follows:


   Securities and Exchange Commission registration fee .........    $  121,615
   NASD filing fee .............................................        30,500
   Nasdaq listing fee ..........................................        17,500
   Printing and engraving expenses .............................       125,000
   Accounting fees and expenses ................................       250,000
   Legal fees and expenses .....................................       225,000
   Transfer Agent's fees and expenses ..........................        10,000
   Miscellaneous ...............................................       325,385
                                                                    ----------
     Total .....................................................    $1,105,000
                                                                    ==========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Amended and Restated Articles of Incorporation and Bylaws provide that the Registrant may insure, shall indemnify and shall advance expenses on behalf of our officers and directors to the fullest extent not prohibited by law. We are also a party to indemnification agreements with each of our directors and officers. The Registrant has also agreed to indemnify the selling shareholders named in the Registration Statement against certain liabilities, including liabilities under the Securities Act.

ITEM 16. EXHIBITS.


 EXHIBIT
 NUMBER    DESCRIPTION
--------   -----------------------------------------------------------------------------------
 1.1       Form of Underwriting Agreement(1)
 4.1       Specimen common stock Certificate(2)
 5.1       Opinion of Broad and Cassel(1)
23.1       Consent of Broad and Cassel (included in its opinion filed as Exhibit 5.1)(1)
23.2       Consent of Arthur Andersen LLP(3)
24.1       Powers of Attorney (included on the signature page of this Registration Statement)


----------------

(1) Previously filed
(2) Filed as an Exhibit of the same number to our Registrant Statement on Form S-1 (File No. 333- 03614) and incorporated herein by reference.
(3) Filed herewith


ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (a) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registrant Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on May 23, 2000.


                                     ANDRX CORPORATION

                                     By: /s/ ANGELO C. MALAHIAS
                                         ---------------------------------------
                                             Angelo C. Malahias
                                             Vice President and Chief Financial
                                             Officer

     Each person whose signature appears below constitutes and appoints Alan P. Cohen, Elliot F. Hahn and Angelo C. Malahias, or any one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents; or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


           SIGNATURE                                 TITLE                            DATE
------------------------------   ---------------------------------------------   -------------
/s/ ALAN P. COHEN                Co-Chairman, Chief Executive Officer            May 23, 2000
------------------------------   and Director
   Alan P. Cohen                 (Principal Executive Officer)

/s/ CHIH-MING J. CHEN            Co-Chairman, Chief Scientific Officer           May 23, 2000
------------------------------   and Director
   Chih-Ming J. Chen, Ph.D.

/s/ ELLIOT F. HAHN               President and Director                          May 23, 2000
------------------------------
   Elliot F. Hahn, Ph.D.

/s/ ANGELO C. MALAHIAS           Vice President and Chief Financial Officer      May 23, 2000
------------------------------   (Principal Financial and Accounting Officer)
   Angelo C. Malahias

/s/ LAWRENCE J. DUBOW            Director                                        May 23, 2000
------------------------------
   Lawrence J. DuBow

/s/ IRWIN C. GERSON              Director                                        May 23, 2000
------------------------------
   Irwin C. Gerson

           SIGNATURE                TITLE          DATE
------------------------------   ----------   -------------
/s/ MICHAEL A. SCHWARTZ          Director     May 23, 2000
------------------------------
   Michael A. Schwartz, Ph.D.

/s/ MELVIN SHAROKY               Director     May 23, 2000
------------------------------
   Melvin Sharoky, M.D.

                                 EXHIBIT INDEX

 EXHIBIT    DESCRIPTION
---------   -------------------------------
23.2        Consent of Arthur Andersen LLP